      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1996

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                            THE UNIMARK GROUP, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                          0532                        75-2436543
 (State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
      of incorporation or        Classification Code Number)        Identification No.)
          organization)

           124 MCMAKIN ROAD, LEWISVILLE, TEXAS 75067, (817) 491-2992 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   JORN BUDDE
                                124 MCMAKIN ROAD
                            LEWISVILLE, TEXAS 75067
                                 (817) 491-2992
  (Address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

             JAKES JORDAAN, ESQ.                         LAWRENCE D. LEVIN, ESQ.
      JORDAAN, HOWARD & PENNINGTON, PLLC                  KATTEN MUCHIN & ZAVIS
        300 CRESCENT COURT, SUITE 1670              525 WEST MONROE STREET, SUITE 1600
             DALLAS, TEXAS 75201                         CHICAGO, ILLINOIS 60661
                (214) 871-6550                                (312) 902-5200

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: / /.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /.
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                                  PROPOSED         PROPOSED
                                                   MAXIMUM         MAXIMUM
                                  AMOUNT          OFFERING        AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF             TO BE          PRICE PER        OFFERING       REGISTRATION
SECURITIES TO BE REGISTERED     REGISTERED          UNIT            PRICE             FEE
- -------------------------------------------------------------------------------------------------
Common Stock, $.01 par           2,300,000       $16.125 per
  value......................     shares(1)       share(2)       $37,087,500        $12,789
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) Includes 300,000 shares to be offered upon exercise of the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C under the Securities Act of 1933, as amended.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            THE UNIMARK GROUP, INC.

                             CROSS-REFERENCE SHEET
                           PURSUANT TO ITEM 501(B) OF
                                 REGULATION S-K

 ITEM
NUMBER            FORM S-1 ITEM NUMBER AND HEADING              LOCATION OR PROSPECTUS CAPTION
- ------   ---------------------------------------------------   ---------------------------------
         Forepart of Registration Statement and Outside
   1.      Front
           Cover Page of Prospectus.........................   Facing Page; Cross-Reference
                                                                 Sheet; Outside Front Cover Page
                                                                 of Prospectus
   2.    Inside Front and Outside Back Cover Pages of
           Prospectus.......................................   Inside Front and Outside Back
                                                                 Cover Pages of Prospectus
   3.    Summary Information, Risk Factors and Ratio of
           Earnings to Fixed Charges........................   Prospectus Summary; Risk Factors
   4.    Use of Proceeds....................................   Prospectus Summary; Use of
                                                                 Proceeds
   5.    Determination of Offering Price....................   Cover Page; Underwriting
   6.    Dilution...........................................   Not Applicable
   7.    Selling Security Holders...........................   Principal and Selling
                                                               Shareholders
   8.    Plan of Distribution...............................   Outside Front Cover Page of
                                                                 Prospectus; Underwriting
   9.    Description of Securities to be Registered.........   Description of Capital Stock
  10.    Interests of Named Experts and Counsel.............   Not Applicable
  11.    Information with Respect to the Registrant:
         (a)  Description of Business.......................   Business
         (b)  Description of Property.......................   Business
         (c)  Legal Proceedings.............................   Not Applicable
         (d)  Market Price of and Dividends on the
                Registrant's
                Common Equity and Related Stockholder
                Matters.....................................   Risk Factors; Dividend Policy;
                                                                 Management; Description of
                                                                 Capital Stock; Underwriting
         (e)  Financial Statements..........................   Selected Consolidated Financial
                                                                 Data; Selected Pro Forma
                                                                 Financial Information
         (f)  Selected Financial Data.......................   Prospectus Summary; Selected
                                                                 Consolidated Financial Data;
                                                                 Selected Pro Forma Financial
                                                                 Information
         (g)  Supplementary Financial Information...........   Not Applicable
         (h)  Management's Discussion and Analysis of
                Financial Condition and Results of
                Operations..................................   Management's Discussion and
                                                                 Analysis of Financial Condition
                                                                 and Results of Operations
         (i)  Changes in and Disagreements with Accountants
                on Accounting and Financial Disclosure......   Not Applicable
         (j)  Directors and Executive Officers..............   Management
         (k)  Executive Compensation........................   Management
         (l)  Security Ownership of Certain Beneficial
                Owners
                and Management..............................   Principal and Selling
                                                               Shareholders
         (m)  Certain Relationships and Related
                Transactions................................   Management; Certain Transactions
         Disclosure of Commission Position on
  12.      Indemnification for
           Securities Act Liabilities.......................   Not Applicable

     Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED MAY 10, 1996

                                2,000,000 SHARES

                            THE UNIMARK GROUP, INC.

                                  COMMON STOCK

     Of the 2,000,000 shares of Common Stock offered hereby, 1,400,000 are being sold by The UniMark Group, Inc. (the "Company") and 600,000 shares are being sold by selling shareholders (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "UNMG" and is traded on the Pacific Stock Exchange under the symbol "UMK." The last reported sale price of the Common Stock on May 9, 1996, as reported by the Nasdaq National Market, was $16.875 per share. See "Price Range of Common Stock."

     FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 6 HEREOF.
                         ------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------
                                                     UNDERWRITING                    PROCEEDS TO
                                       PRICE TO     DISCOUNTS AND    PROCEEDS TO       SELLING
                                        PUBLIC     COMMISSIONS (1)   COMPANY (2)   SHAREHOLDERS (2)
- ---------------------------------------------------------------------------------------------------
Per Share.......................          $               $               $               $
- ---------------------------------------------------------------------------------------------------
Total (3).......................          $               $               $               $
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting offering expenses estimated to be approximately $ payable by the Company.

(3) The Company and certain of the Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to an additional 277,000 shares and 23,000 shares, respectively, of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
     Proceeds to Selling Shareholders will be $          , $          ,
     $          and $          , respectively. See "Underwriting."

                         ------------------------------

     The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made at the offices of Rodman & Renshaw, Inc., New York, New
York, on or about             , 1996.

                         ------------------------------

RODMAN & RENSHAW, INC.                             RAUSCHER PIERCE REFSNES, INC.

               The date of this Prospectus is             , 1996.

                                   [GRAPHICS]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTION WHICH STABILIZE OR MAINTAIN PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein assumes a public offering price of $16.875 per share and no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, the terms "Company" and "UniMark" refer to The UniMark Group, Inc., and its consolidated subsidiaries, including UniMark Foods, Inc. ("UniMark Foods"), UniMark International, Inc. ("UniMark International"), Industrias Citricolas de Montemorelos, S.A. de C.V. ("ICMOSA"), Grupo Industrial Santa Engracia, S.A. de C.V. ("GISE"), Simply Fresh Fruit, Inc. ("Simply Fresh") and Les Produits Deli-Bon Inc. ("Deli-Bon").

                                  THE COMPANY

GENERAL

     UniMark is a vertically integrated citrus and tropical fruit growing, processing, marketing and distribution company with operations in Mexico, the United States and Canada. The UniMark Group, Inc. was organized in 1992 to combine the operations of ICMOSA, a Mexican citrus and tropical fruit processor which commenced operations in 1974, with UniMark Foods, a company that marketed and distributed ICMOSA's products in the United States. The Company focuses on niche citrus and tropical fruit products including chilled, frozen and canned cut fruits and other specialty food ingredients. In addition, as a result of its recent acquisition of GISE, UniMark is a major Mexican producer of citrus concentrate, oils and juices. The Company processes and packages its products at nine plants in Mexico, one in California and one in Quebec, Canada. The Company's Mexican and California plants are strategically located in major fruit growing regions. The Company utilizes food brokers and distributors to market and distribute its cut fruit products under the brand names SUNFRESH(TM), Fruits of Four Seasons(R) and Kledor(R) and under various private labels, to supermarket chains, foodservice distributors, wholesale clubs, specialty grocery stores and industrial users throughout the United States and Canada. Under the Jalapeno Sam(R) brand name, the Company also produces guacamole for distribution in the United States. In addition, the Company has developed and utilizes a unique processing method that separates cold-peeled citrus fruit into individual juice-containing "cell-sacs." These cell-sac products are sold to food and soft drink manufacturers in Japan to enhance the flavor and texture of fruit juices and desserts. Sales to the Company's Japanese consumers are facilitated through Japanese trading companies. The Company's citrus concentrate and individual strength citrus juices are sold directly to major juice importers and distributors in North America, Europe and Japan.

     The Company has experienced substantial increases in net sales and income from operations over the past three fiscal years. UniMark's net sales were $18,893,000, $25,346,000 and $36,866,000, respectively, in its 1993, 1994 and
1995 fiscal years, representing a compound annual growth rate of 39.7% over such periods. Furthermore, UniMark's income from operations was $633,000, $1,530,000 and $4,251,000, respectively, in such fiscal years, representing a compound annual growth rate of 159.1% over such periods.

STRATEGY

     UniMark's strategic objective is to become the leading vertically-integrated grower, processor, marketer and distributor of niche fruit and other selected agricultural products. To achieve this objective, the key elements of the Company's operating strategy are as follows: (i) expand vertical integration of growing, processing, marketing and distribution operations; (ii) expand fruit growing operations in Mexico; (iii) capitalize on the SUNFRESH(TM) brand awareness and market penetration; (iv) introduce additional cut fruit products utilizing a cryogenic individual quick freeze ("IQF") process; (v) continue expansion of exports to the Japanese market; (vi) continue expansion of specialty food ingredients; and (vii) expand its position as a leading Mexican juice exporter to the North American, European and Asian markets. In addition, UniMark has formulated an acquisition strategy that targets (i) productive assets in Mexico that can benefit from UniMark's international distribution and marketing expertise, and (ii) food processing companies that possess favorable operating or distribution synergies.

RECENT ACQUISITIONS

     Since January 1, 1996, the Company has completed the following three strategic acquisitions (the "Acquisitions") which reflect the implementation of the Company's acquisition strategy:

     GISE. In May 1996, the Company acquired all of the outstanding shares of capital stock of GISE, a major Mexican producer of citrus concentrates, oils and juices (the "GISE Acquisition") in exchange for 782,614 shares of Common Stock and up to an additional $8.0 million of contingent consideration if certain future earnings targets are achieved. GISE's two juice plants are located in Cd. Victoria, Tamaulipas, Mexico and Poza Rica, Veracruz, Mexico in the heart of major citrus growing regions. UniMark believes that the GISE Acquisition will confer operational benefits on both companies resulting from combining fruit procurement functions. In addition, UniMark believes that GISE should benefit from UniMark's international distribution and marketing expertise. Further, the GISE Acquisition significantly increases the Company's production capacity of citrus oils.

     Simply Fresh. In May 1996, the Company acquired all of the outstanding shares of capital stock of Simply Fresh, a fruit processing and distribution company located in Los Angeles, California (the "Simply Fresh Acquisition"), in exchange for $2.5 million in cash, 90,909 shares of Common Stock and $1.0 million in cash payable in consideration for a five-year covenant by Simply Fresh's principals and their affiliates not to compete in the United States. Substantially all of Simply Fresh's sales are to the foodservice industry in the western United States. UniMark believes that the Simply Fresh Acquisition will afford it with operational synergies resulting from processing some of the fruit used in Simply Fresh's products at UniMark's Mexican plants and expanded distribution into the foodservice market. In addition, the Simply Fresh plant is strategically located to process fruit grown in California and Arizona, two major citrus growing regions with growing seasons that are generally opposite to those of Mexico.

     Deli-Bon. In January 1996, the Company acquired all of the outstanding shares of capital stock of Deli-Bon (the "Deli-Bon Acquisition") for $787,000 in cash, a $49,000 promissory note and 28,510 shares of Common Stock. Deli-Bon processes primarily fruit salad at its processing plant in Quebec, Canada for distribution to the retail and foodservice markets of Canada and the northeastern United States. UniMark believes that it will enjoy significant synergistic benefits from integrating UniMark and Deli-Bon's fruit procurement, processing and distribution functions. In addition, the Company believes that the Deli-Bon plant is strategically located to distribute products to the retail and foodservice markets in Canada and in the northeastern United States.

     The Company was incorporated in January 1992 under the laws of the State of Texas. The Company's corporate headquarters are located at 124 McMakin Road, Lewisville, Texas 75067 and its telephone number is (817) 491-2992.

                                  THE OFFERING

Common Stock Offered by the
Company.............................     1,400,000 shares

Common Stock Offered by the Selling
  Shareholders......................     600,000 shares

Common Stock to be Outstanding After
the Offering........................     8,261,833 shares(1)

Use of Proceeds.....................     The Company intends to use the net
                                         proceeds of this offering for capital
                                         expenditures, agricultural development,
                                         repayment of indebtedness, juice plant
                                         acquisition, working capital and other
                                         general corporate purposes, which may
                                         include future acquisitions.

Nasdaq National Market Symbol.......     "UNMG"

Pacific Stock Exchange Symbol.......     "UMK"(2)
- ---------------

(1) Does not include: (i) 380,000 shares of Common Stock issuable upon exercise of currently outstanding options granted under the Company's 1994 Employee Stock Option Plan (the "Employees' Option Plan"); (ii) 67,500 shares of Common Stock issuable upon exercise of currently outstanding options granted under the Company's 1994 Stock Option Plan for Directors (the "Directors' Option Plan"); and (iii) 78,190 shares of Common Stock issuable upon exercise of currently outstanding warrants granted to underwriters in connection with the Company's initial public offering.

(2) The Company has filed an application with the Securities and Exchange Commission to have its Common Stock delisted from the Pacific Stock Exchange.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth, for the periods and at the dates indicated, selected historical and pro forma consolidated financial data of the Company. The selected consolidated historical financial data has been derived from the historical consolidated financial statements of the Company and in the case of the fiscal years ended December 31, 1993, 1994 and 1995 should be read in conjunction with such financial statements and the notes thereto included elsewhere in this Prospectus.

     The pro forma financial data has been derived from the pro forma condensed consolidated financial statements of the Company, GISE, Simply Fresh and Deli-Bon and should be read in conjunction with the pro forma financial statements and the notes thereto included elsewhere in this Prospectus. The pro forma results of operations for the year ended December 31, 1995 are not necessarily indicative of the results of operations that would have been achieved had the transactions reflected therein been consummated prior to the periods in which they were completed, or that might be attained in the future.

                                                               YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------
                                                                                          PRO FORMA
                                                   1992      1993      1994      1995      1995(1)
                                                  -------   -------   -------   -------   ---------
SELECTED CONSOLIDATED STATEMENTS OF INCOME DATA:
  Net sales.....................................  $14,278   $18,893   $25,346   $36,866    $62,374
  Gross profit..................................    4,603     5,952     7,403    12,674     21,612
  Income from operations........................      737       633     1,530     4,251      8,696
  Net income....................................  $   267   $    73   $ 1,015   $ 2,947    $ 4,502
                                                  =======   =======   =======   =======   ========
  Earnings per common share:
     Primary....................................  $  0.09   $  0.02   $  0.28   $  0.53    $  0.69
                                                  =======   =======   =======   =======   ========
     Fully diluted..............................  $  0.09   $  0.02   $  0.28   $  0.51    $  0.67
                                                  =======   =======   =======   =======   ========
  Weighted average common and common
     equivalent shares outstanding:
     Primary....................................    3,000     3,000     3,642     5,609      6,511
     Fully diluted..............................    3,000     3,000     3,642     5,805      6,707
OTHER CONSOLIDATED FINANCIAL DATA:
  Capital expenditures..........................  $   490   $   143   $ 1,218   $ 5,209    $ 8,000

                                                                      AT DECEMBER 31, 1995
                                                             ---------------------------------------
                                                                                        PRO FORMA
                                                             ACTUAL    PRO FORMA(2)   AS ADJUSTED(3)
                                                             -------   ------------   --------------
SELECTED CONSOLIDATED BALANCE SHEET DATA:
  Working capital..........................................  $ 7,481     $  3,603        $ 25,292
  Total assets.............................................   26,498       50,074          68,763
  Long-term debt...........................................      699        4,118           4,118
  Shareholders' equity.....................................   14,978       24,759          46,448

- ---------------

(1) Reflects the pro forma condensed consolidated Statements of Income Data of UniMark as if the Acquisitions had occurred at the beginning of the period presented, after adjustments of, among other things, depreciation, amortization, interest and income taxes.

(2) Reflects the pro forma condensed consolidated balance sheet data of the Company as if the Acquisitions had occurred on December 31, 1995.

(3) Reflects the pro forma balance sheet of UniMark as if the Acquisitions had occurred on December 31, 1995, as adjusted to reflect the issuance by the Company of 1,400,000 shares of Common Stock offered by the Company hereby and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus. Statements contained in this Prospectus that are not historical facts are forward-looking statements that are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. A number of important factors could cause the Company's actual results for 1996 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. These factors include, without limitation, those listed below in "Risk Factors."

                                  RISK FACTORS

     In evaluating an investment in the Common Stock being offered hereby, investors should consider carefully, among other things, the following risk factors, as well as the other information contained in this Prospectus.

RISKS RELATED TO THE COMPANY

  Growth and Integration of Acquisitions

     The expansion of the Company's operations, whether through acquisitions or internal growth, may place substantial burdens on the Company's management resources and financial controls. There is no assurance that the increasing burdens on the Company's managerial resources and financial controls will not have an adverse effect on the Company's operations. One of the Company's strategies is to increase its revenues and the markets it serves through the acquisition of other businesses that complement the Company's fruit processing capabilities, channels of distribution and marketing expertise. Although the Company has recently completed three acquisitions, there can be no assurance that the Company will be able to identify, acquire or profitably manage additional companies or successfully integrate recent or future acquisitions into its operations without substantial costs, delays or other problems. In addition, there can be no assurance that any companies acquired will be profitable at the time of their acquisition or will achieve sales and profitability that justify the investment therein. Acquisitions may involve a number of special risks, including adverse effects on the Company's reported operating results, diversion of management's attention, dependence on retention and hiring of key personnel, risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's operations and financial performance. See "Use of Proceeds" and "Business -- Strategy."

  Uncertainty of New Product Development and Market Acceptance of New Products

     In addition to its existing product lines, the Company is currently engaged in various stages of product development. The Company is actively engaged in the development and commercialization of new products, such as chilled fruit snacks and IQF citrus and tropical fruit. Continued product development and commercialization efforts are subject to all of the risks inherent in the development of new products, including unanticipated development problems, as well as the possible insufficiency of funds to undertake development and commercialization that could result in abandonment or substantial change in the development of a specific product. In addition, demand and market acceptance for newly developed products are subject to a high level of uncertainty. The Company has not yet commenced significant marketing activities relating to commercialization of its new products and has only conducted limited market or feasibility studies for any of such products. Achieving market acceptance for the Company's new products will require substantial marketing efforts and the expenditure of significant funds. The Company's prospects will be significantly affected by its ability to commercialize its new products. See "Business -- New Products."

  Dependence Upon Availability and Price of Fresh Fruit

     The Company obtains a substantial amount of its raw materials from third-party suppliers throughout various growing regions in Mexico, Texas and California. A crop reduction or failure in any of these fruit growing regions resulting from factors such as weather, pestilence, disease or other natural disasters, could increase the cost of the Company's raw materials or otherwise adversely affect the Company's operations. Competitors may be affected differently depending upon their ability to obtain adequate supplies from sources in other geographic areas. If the Company is unable to pass along the increased raw materials cost, the financial condition and results of operations of the Company could be materially and adversely affected. See
"Business -- Procurement."

  Competition

     The food and beverage industry, including each of the markets in which the Company competes, is highly competitive with respect to price and quality (including taste, texture, healthfulness and nutritional value). The Company faces potential competition from numerous, well-established competitors possessing substantially greater financial, marketing, personnel and other resources than the Company. In addition, the food and beverage industry is characterized by frequent introductions of new products, accompanied by substantial promotional campaigns. In recent years, numerous companies have introduced products, including products positioned to capitalize on growing consumer preferences for fresh fruit products. It can be expected that the Company will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. See
"Business -- Competition."

  Dependence on Significant Customers

     During 1993, 1994 and 1995, indirect sales to Sam's Wholesale Clubs accounted for approximately 17.5%, 18.5% and 17.6%, respectively, of the Company's net sales (without giving pro forma effect to the Acquisitions). During 1993, 1994 and 1995, sales to the Company's Japanese customers, through Mitsui Foods, Inc., a Japanese trading company, accounted for approximately 10.7%, 19.5% and 27.5%, respectively, of the Company's net sales (without giving pro forma effect to the Acquisitions). There can be no assurance that the Company's principal customers will continue to purchase products from the Company at current levels, if at all. Consistent with industry practice, the Company does not operate under a long-term written supply contract with any of its customers. The Company's business could be materially adversely affected by the loss of these or any other major customer. See "Business -- Marketing, Sales and Distribution."

  Seasonality and Quarterly Fluctuations

     The Company's operations and sales are affected by the growing cycle of the fruits it processes. Because of seasonal fluctuations, there can be no assurance that the results of any particular quarter will be indicative of results for the full year of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Product Liability and Product Recall

     The testing, marketing, distribution and sale of food and beverage products entails an inherent risk of product liability and product recall. There can be no assurance that product liability claims will not be asserted against the Company or that the Company will not be obligated to recall its products. Although the Company maintains product liability insurance coverage, there can be no assurance that an adequate level of coverage is presently in place or will be available in the future. A product recall or a partially or completely uninsured judgment against the Company could have a material adverse effect on the Company.

  Limited Intellectual Property Protection

     The Company regards its trademarks, trade dress, trade secrets and similar intellectual property as important to its success. The Company has been issued a registered trademark for its Fruits of Four Seasons(R), Jalapeno Sam(R), Fruit Made Easy(R) and Kledor(R) trademarks. The Company has filed for trademark protection for its SUNFRESH(TM) trademark. No assurance can be given that the Company will be successful in obtaining such trademark protection, that the Company will not face future legal challenges with respect to its use of such trademarks or that the trademarks will afford the Company with any competitive advantages.

  Government Regulation

     The manufacture, processing, packaging, storage, distribution and labeling of food products is subject to extensive federal, state and foreign laws and regulations. In the United States, the Company's business is subject to regulation by the Food and Drug Administration (the "FDA") and the United States Department of Agriculture. Applicable statutes and regulations governing food products include "standards of identity" for the content of specific types of foods, nutritional labeling and serving size requirements and "Good Manufacturing Practices" with respect to production processes. The Company believes that its current products satisfy, and its new products will satisfy, all applicable regulations and that all of the ingredients used in its products are "Generally Recognized as Safe" by the FDA for the intended purposes for which they will be used. Failure to comply with applicable laws and regulations could subject the Company to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on the Company.

     The operations of UniMark in Mexico are subject to Mexican federal and state laws and regulations relating to the protection of the environment. The principal legislation is the federal General Law of Ecological Balance and Environmental Protection (the "Ecological Law"), which is enforced by the Ministry of Social Development ("Sedesol"). Under the Ecological Law, rules have been promulgated concerning water pollution, air pollution, noise pollution and hazardous substances. Sedesol can bring administrative and criminal proceedings against companies that violate these environmental laws, and can also close non-complying facilities. The operations of UniMark in Canada are subject to Canadian federal and provincial laws and regulations relating to the protection of the environment including An Act Respecting Occupational Health and Safety (Quebec), the Canadian Environmental Protection Act (Canada), and the Environment Quality Act (Quebec). Similarly, the operations of UniMark in the United States are subject to United States federal and state laws and regulations relating to the protection of the environment. Although the Company believes that its facilities currently are in compliance with all applicable environmental laws, failure to comply with any such laws could have a material adverse effect on the Company. See "Business -- Government Regulations."

  Dependence on Key Management

     The Company relies on the business and technical expertise of its executive officers and certain other key employees, particularly its President and Chief Executive Officer, Jorn Budde; its Executive Vice President and Chief Operating Officer, Rafael Vaquero Bazan; and the President and Chief Executive Officer of GISE, Jose Martinez Brohez. The loss of the services of any one of these individuals could have a material adverse effect on the Company. The employment agreements with each of Messrs. Budde and Vaquero have recently expired. Although the Company's Board of Directors has indicated its intention to enter into new employment contracts with each of Messrs. Budde and Vaquero, no assurance can be given that their services or those of Mr. Martinez will be available in the future. The Company's success will also be dependent on its ability to attract and retain other qualified personnel. See
"Business -- Employees" and "Management."

  Shares Eligible for Future Sale; Potential Adverse Effect on Market Price of Common Stock

     Sales of shares of Common Stock in the public market, including "restricted shares" first becoming eligible for resale following this offering, could adversely affect prevailing market prices. As of May 10, 1996, there were outstanding 6,861,833 shares of Common Stock, 2,541,951 of which shares were "restricted securities" under applicable securities laws. Additional shares of Common Stock may become eligible for sale in the public market from time to time upon exercise of warrants and stock options. See "Description of Capital
Stock -- Shares Eligible for Future Sale."

  Control by Management

     Following the completion of this offering, the current directors and officers of the Company and their affiliates will own approximately 37.1% of the outstanding shares of Common Stock. As a result of such persons' Common Stock ownership, they will have significant influence over all matters requiring approval by the shareholders of the Company, including the election of directors. See "Management" and "Principal and Selling Shareholders."

RISKS RELATED TO MEXICAN OPERATIONS

  Economic, Political and Social Conditions

     Although a majority of the Company's processing operations and substantially all of its growing operations are located in Mexico, substantially all of the Company's sales are to customers outside of Mexico, mostly in the United States, Japan, Canada and Europe.

     Due to the location of its growing operations and processing facilities, the Company may be affected by economic, political and social conditions in Mexico. For example, the Company's financial condition and results of operations or the market price of its Common Stock could be adversely affected if the current Mexican policies encouraging foreign investment and foreign trade by Mexico were to be reversed. In addition, the attractiveness of the Company's products to its North American and Japanese customers is affected by U.S., Canadian, Japanese and Mexican trade policies, such as trade preferences. Changes in policies by the U.S., Mexican, Canadian, Japanese, European Economic Community or other governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, limitations on imports or exports or the expropriation of private enterprises could have a material adverse effect on the Company's results of operations. Furthermore, Mexico has experienced political, economic and social uncertainty resulting from the assassination of two prominent political leaders in 1994 and a peasant uprising in the southern Mexican state of Chiapas.

     Since December 1994, Mexico has experienced an economic crisis characterized by exchange rate instability and devaluation, increased inflation, high domestic interest rates, negative economic growth, reduced consumer purchasing power and high unemployment. Under its current leadership, the Mexican government has been pursuing economic reform policies, including the encouragement of foreign trade and investment and an exchange rate policy of free market flotation. No assurance can be given, however, that the Mexican government will continue to pursue such policies, that such policies will be successful if pursued, or that such policies will not be significantly altered.

  Exchange Rates and Inflation

     While the Company transacts business in U.S. dollars and its revenues are collected in U.S. dollars, a portion of the Company's costs and expenses are not denominated in U.S. dollars; substantially all of such non-U.S. dollar denominated costs and expenses are denominated in Mexican pesos ("pesos"). As a result, changes in the relationship of the U.S. dollar to the peso could adversely affect the Company's cost of goods sold, operating expenses and operating margins. The devaluation of the peso during late 1994 and early 1995 reduced the U.S. dollar cost of the Company's peso expenses. From December 18, 1994 through October 1, 1995, the U.S. dollar appreciated approximately 84% in value against the peso. In addition, inflation in the peso could affect the Company's cost of goods sold and operating margins. Mexican inflation, as measured by the NCPI, the Mexican government's consumer price index, was 8.35% for the three months ended March 31, 1996, and was 52% for 1995. Inflation in Mexico may ultimately increase the cost of goods and services purchased in Mexico with pesos and lead to higher wages and salaries for the Company's employees. Such increases may adversely affect the Company's operating margins in the future. The impact of future exchange rate fluctuations and inflation on the Company's results of operations cannot be accurately predicted.

     On October 29, 1995, the Mexican government signed a pact with labor and business representatives called the Alliance for Economic Recovery (the "Alliance"). The Alliance defines a macroeconomic policy designed to support Mexico's economic recovery and promote future growth. By its provisions, the minimum wage rate increased by 10% effective December 4, 1995. A further 10% rise in the minimum wage rate became effective on April 1, 1996. Also, over the 14 months following execution of the Alliance, utility charges will increase an average of 26%. Under the Alliance, the Mexican government will attempt to boost the economy by providing tax incentives for new business investments, while utilizing wage and price controls to contain inflation. As part of the Alliance, the Mexican government has committed to maintaining a free flotation system for the peso in the international currency markets. The Alliance also calls for development of social and rural programs. The impact of the Alliance on the Company or the Mexican economy cannot be accurately predicted.

     Although from time to time the Company has engaged in exchange rate hedging activities, the Company does not have a program for hedging U.S. dollar/peso revenues or costs. There can be no assurance that any hedging techniques will be successful and will not result in exchange losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Labor Relations and Labor Cost

     In Mexico, labor relations are governed by separate collective labor agreements between ICMOSA and GISE and the unions representing their employees. Substantially all of the Company's Mexican employees, whether seasonal or permanent, are affiliated with labor unions which are generally affiliated with a national confederation. As is typical in Mexico, wages are renegotiated every year while other terms are renegotiated every two years. In the event labor-related work stoppages were to occur or employee wages were renegotiated on terms adverse to the Company, such events could have an adverse effect on the Company.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,400,000 shares of Common Stock offered by the Company are estimated to be approximately $21.7 million after deducting underwriting discounts and estimated offering expenses. The Company will not receive any of the proceeds from the sale of the shares offered by the Selling Shareholders.

     The following table sets forth the anticipated uses of the net proceeds from this offering:

    Capital expenditures for fruit processing operations....................  $ 5,000,000
    Agricultural development................................................    3,000,000
    Repayment of indebtedness(1)............................................    3,000,000
    Capital expenditures for juice operations...............................    2,500,000
    Juice plant acquisition(2)..............................................    2,500,000
    Working capital and other general corporate purposes....................    5,700,000
                                                                              -----------
              Total uses....................................................  $21,700,000
                                                                              ===========

- ---------------

(1) Of this amount, $2.5 million was used to fund the cash portion of the consideration paid in connection with the Simply Fresh Acquisition. The interest rate on this $3.0 million 120-day bank loan is 11.37% per annum and it matures in September 1996.

(2) Represents the Company's planned exercise of an option to purchase GISE's leased facility located in Poza Rica, Veracruz, Mexico.

     The exact allocation of the proceeds for such purposes and the timing of such expenditures may vary significantly depending upon numerous factors, including the success of the Company's products under development. Pending the application of such proceeds, the Company intends to invest the net proceeds of this offering in short-term, investment grade securities. The Company estimates that such proceeds will be sufficient to fund such expenditures and other cash requirements for at least the next 12 months. However, the time periods during which the proceeds will be invested in such securities may vary significantly depending upon a number of factors, and no assurances can be given in this regard. Although the Company has no present commitments, agreements or understandings with respect to any acquisitions, the Company may use a portion of the net proceeds to continue its acquisition strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on the Nasdaq National Market under the symbol "UNMG" and on the Pacific Stock Exchange under the symbol "UMK." Prior to May 22, 1995, the Common Stock was quoted on the Nasdaq Small-Cap Market under the symbol "UNMG." The following table sets forth, for the periods indicated, the high and low bid prices of the Common Stock as reported on the Nasdaq Small-Cap Market and the high and low sale prices as reported on the Nasdaq National Market after May 22, 1995.

                                                                               HIGH      LOW
                                                                               ----     -----
YEAR ENDED DECEMBER 31, 1994:
  Third Quarter (from August 12, 1994).......................................  $ 3 1/2  $ 2 1/8
  Fourth Quarter.............................................................    3 1/4    2 1/8
YEAR ENDED DECEMBER 31, 1995:
  First Quarter..............................................................  $ 5 3/4  $ 3 1/8
  Second Quarter (through May 22, 1995)......................................    7 1/4    5 3/8
  Second Quarter (May 23 to June 30, 1995)*..................................    7 1/4    6 5/8
  Third Quarter*.............................................................   10 5/8    6 7/8
  Fourth Quarter*............................................................   12 1/4    7 3/4
YEAR ENDED DECEMBER 31, 1996:
  First Quarter*.............................................................  $16 5/8  $11 7/8
  Second Quarter (through May 9, 1996)*......................................   17       13 3/4

- ---------------

* Represents high and low sales prices on the Nasdaq National Market.

     The quotations in the tables above reflect inter-dealer prices without retail markups, markdowns or commissions. In addition, for all periods prior to May 22, 1995, they do not represent actual transactions. On May 9, 1996, the last reported sale price for the Common Stock on the Nasdaq National Market was $16.875. As of May 8, 1996, there were 141 shareholders of record of the Common Stock.

                                DIVIDEND POLICY

     The Company has not paid any cash dividends since its inception and for the foreseeable future intends to follow a policy of retaining all of its earnings, if any, to finance the development and continued expansion of its business. There can be no assurance that dividends will ever be paid by the Company. Additionally, under the terms of the Company's business loan agreement with Bank of America, N.A. dated December 18, 1995, the Company may not declare or pay any dividends on its shares of Common Stock without the prior written consent of Bank of America, N.A. Any future determination as to payment of dividends will depend upon the Company's financial condition, results of operations and such other factors as the Board of Directors deems relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of December 31, 1995: (i) on an actual basis; (ii) on a pro forma basis to reflect the Deli-Bon Acquisition, the GISE Acquisition and the Simply Fresh Acquisition as if such Acquisitions had been made on December 31, 1995; and (iii) on a pro forma as adjusted basis to additionally reflect the issuance of 1,400,000 shares of Common Stock offered by the Company and the application of the estimated net proceeds therefrom. The following table should be read in conjunction with the pro forma financial statements and the notes thereto included elsewhere in this Prospectus and the respective consolidated financial statements and notes thereto of the Company, GISE, Simply Fresh and Deli-Bon included elsewhere in this Prospectus.

                                                                        AT DECEMBER 31, 1995
                                                                  --------------------------------
                                                                              PRO       PRO FORMA
                                                                  ACTUAL    FORMA(1)   AS ADJUSTED
                                                                  -------   --------   -----------
                                                                           (IN THOUSANDS)
Long-term debt, less current portion............................  $   699   $ 4,118      $ 4,118
Shareholders' equity:
  Common stock, par value $0.01 per share, 20,000,000 shares authorized and 5,918,050 shares issued and outstanding;
     6,820,083 shares issued and outstanding (pro forma); and
     8,220,083 shares issued and outstanding (pro forma as
     adjusted)(2)...............................................       59        68           82
  Additional paid-in capital....................................   13,035    22,807       44,482
  Retained earnings.............................................    1,884     1,884        1,884
                                                                  -------   -------    ---------
          Total shareholders' equity............................   14,978    24,759       46,448
                                                                  -------   -------    ---------
          Total capitalization..................................  $15,677   $28,877      $50,566
                                                                  =======   =======    =========

- ---------------

(1) Reflects the issuance of 28,510 shares of Common Stock in connection with the Deli-Bon Acquisition; 782,614 shares of Common Stock in connection with the GISE Acquisition; and 90,909 shares in connection with the Simply Fresh Acquisition. See "Recent Acquisitions."

(2) Does not include: (i) 380,000 shares of Common Stock issuable upon exercise of currently outstanding options granted under the Employee Stock Option Plan; (ii) 67,500 shares of Common Stock issuable upon exercise of currently outstanding options granted under the Director Stock Option Plan; and (iii) 78,190 shares of Common Stock issuable upon exercise of currently outstanding warrants granted to underwriters in connection with the Company's initial public offering.

                              RECENT ACQUISITIONS

     Since January 1, 1996, the Company has completed the following three acquisitions. For additional information concerning these businesses, see "Business."

THE GISE ACQUISITION

     In May 1996, the Company acquired all of the outstanding shares of capital stock of GISE, a major Mexican producer of citrus concentrate, oils and juices, in exchange for 782,614 shares of Common Stock. In addition, UniMark agreed to pay to the GISE stockholders up to an additional $8.0 million of contingent consideration if certain future earnings targets are achieved. The stock purchase agreement with the GISE stockholders (the "GISE Agreement") provides that if for any of 1996, 1997, 1998 or 1999 (a) GISE's income before interest, depreciation, amortization, taxes and translation gain/loss ("EBITDA") less Cost of Capital (as defined below) exceeds (b) the Target Base EBITDA Amounts (as set forth in the table below) for the corresponding year (as set forth in the table below), then, UniMark shall pay to the GISE stockholders an amount equal to 3.5 times such excess amount (the "Additional Consideration") up to a cumulative aggregate amount of $8.0 million:

              FISCAL YEAR                                                   TARGET BASE
           ENDED DECEMBER 31,                                              EBITDA AMOUNTS
           ------------------                                              --------------
           1996..........................................................    $3,540,000
           1997..........................................................     5,023,000
           1998..........................................................     7,517,000
           1999..........................................................     9,542,000

     The GISE Agreement provides that "Cost of Capital" for any fiscal year shall mean an amount equal to 10% of Outstanding Cumulative Capital Expenditures. "Outstanding Cumulative Capital Expenditures" for a particular fiscal year is defined as (a) the weighted average amount of all expenditures made by GISE during the particular fiscal year for assets with an expected life in excess of one year plus (b) the amount of all expenditures for assets with an expected life in excess of one year made by GISE after May 9, 1996 but prior to the beginning of that particular fiscal year. Additional Consideration, if any, that may be due with respect to any year shall be due and payable on April 1 of the following year, at UniMark's option in either shares of Common Stock or cash.

     GISE's two juice plants are located in Cd. Victoria, Tamaulipas, Mexico and Poza Rica, Veracruz, Mexico in the heart of major citrus growing regions. UniMark believes that the GISE Acquisition will confer operational benefits on both companies resulting from combining fruit procurement functions. In addition, UniMark believes that GISE should benefit from UniMark's international distribution and marketing expertise.

THE SIMPLY FRESH ACQUISITION

     In May 1996, the Company acquired all of the outstanding shares of capital stock of Simply Fresh, a fruit processing and distribution company located in Los Angeles, California. The purchase price for the shares consisted of $2.5 million in cash, 90,909 shares of Common Stock and $1.0 million in cash payable in consideration for a five-year covenant by Simply Fresh's principals and their affiliates not to compete in the United States. In addition, the Company has agreed to pay Simply Fresh's two stockholders an amount equal to $0.0025 per pound of fruit processed using certain proprietary technology developed by Simply Fresh with the amount payable pursuant to this agreement not to exceed $2.0 million in the aggregate.

     Substantially all of Simply Fresh's sales are to the foodservice industry in the western United States. UniMark believes that the Simply Fresh Acquisition will afford it with operating synergies resulting from processing some of the fruit used in Simply Fresh's products at UniMark's Mexican plants and expanded distribution into the foodservice market. In addition, the Simply Fresh plant is strategically located to process fruit grown in California and Arizona, two major citrus growing regions with growing seasons that are generally opposite to those of Mexico.

THE DELI-BON ACQUISITION

     In January 1996, the Company acquired all of the outstanding shares of capital stock of Deli-Bon for $787,000 in cash, a $49,000 promissory note and 28,510 shares of Common Stock.

     Deli-Bon, located in Quebec City, Canada, processes and sells fruit salads principally to the foodservice industry and wholesale clubs in Canada and the northeastern United States. UniMark believes that it will realize significant operating synergies from integrating its and Deli-Bon's fruit procurement, processing and distribution functions. In addition, the Company believes that the Deli-Bon plant is strategically located to distribute products to the retail and foodservice markets in Canada and in the northeastern United States.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth, for the periods and at the dates indicated, selected historical and pro forma consolidated financial data of the Company. The selected consolidated historical financial data has been derived from the historical consolidated financial statements of the Company and in the case of the fiscal years ended December 31, 1993, 1994 and 1995 should be read in conjunction with such financial statements and the notes thereto included elsewhere in this Prospectus.

     The pro forma financial data has been derived from the pro forma condensed consolidated financial statements of the Company, GISE, Simply Fresh and Deli-Bon and should be read in conjunction with the pro forma financial statements and the notes thereto included elsewhere in this Prospectus. The pro forma results of operations for the year ended December 31, 1995 are not necessarily indicative of the results of operations that would have been achieved had the transactions reflected therein been consummated prior to the periods in which they were completed, or that might be attained in the future.

                                                               YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------
                                                                                          PRO FORMA
                                                   1992      1993      1994      1995      1995(1)
                                                  -------   -------   -------   -------   ---------
SELECTED CONSOLIDATED STATEMENTS OF INCOME DATA:
  Net sales.....................................  $14,278   $18,893   $25,346   $36,866    $62,374
  Gross profit..................................    4,603     5,952     7,403    12,674     21,612
  Income from operations........................      737       633     1,530     4,251      8,696
  Net income....................................  $   267   $    73   $ 1,015   $ 2,947    $ 4,502
                                                  =======   =======   =======   =======   ========
  Earnings per common share:
     Primary....................................  $  0.09   $  0.02   $  0.28   $  0.53    $  0.69
                                                  =======   =======   =======   =======   ========
     Fully diluted..............................  $  0.09   $  0.02   $  0.28   $  0.51    $  0.67
                                                  =======   =======   =======   =======   ========
  Weighted average common and common
     equivalent shares outstanding:
     Primary....................................    3,000     3,000     3,642     5,609      6,511
     Fully diluted..............................    3,000     3,000     3,642     5,805      6,707
OTHER CONSOLIDATED FINANCIAL DATA:
  Capital expenditures..........................  $   490   $   143   $ 1,218   $ 5,209    $ 8,000

                                                                   AT DECEMBER 31,
                                                  -------------------------------------------------
                                                                                          PRO FORMA
                                                   1992      1993      1994      1995      1995(2)
                                                  -------   -------   -------   -------   ---------
SELECTED CONSOLIDATED BALANCE SHEET DATA:
  Working capital (deficiency)..................  $   (42)  $   (15)  $ 3,811   $ 7,481    $ 3,603
  Total assets..................................    2,566     4,007    11,176    26,498     50,074
  Long-term debt................................      369       296       919       699      4,118
  Shareholders' equity..........................      369       459     6,392    14,978     24,759

- ---------------

(1) Reflects the pro forma condensed consolidated Statements of Income Data of UniMark as if the Acquisitions had occurred at the beginning of the period presented, after adjustments of, among other things, depreciation, amortization, interest and income taxes. For a description of adjustments to Pro Forma see "Pro Forma Condensed Consolidated Financial Information" on pages F-2 through F-6.

(2) Reflects the pro forma condensed consolidated balance sheet data of the Company as if the Acquisitions had occurred on December 31, 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and "Selected Consolidated Financial Data" included elsewhere in this Prospectus. This discussion does not include the results of operations of Deli-Bon, GISE and Simply Fresh, which were acquired after December 31, 1995.

CONVERSION FROM MEXICAN GAAP

     The Company conducts substantially all of its operations through its wholly-owned operating subsidiaries: UniMark Foods, UniMark International, ICMOSA, GISE, Simply Fresh and Deli-Bon. ICMOSA is a Mexican corporation with its headquarters located in Montemorelos, Nuevo Leon, Mexico, whose principal activities consist of operating six citrus processing plants and various citrus groves throughout Mexico. ICMOSA maintains its accounting records in Mexican pesos and in accordance with Mexican generally accepted accounting principles ("Mexican GAAP") and is subject to Mexican income tax laws. ICMOSA's financial statements at December 31, 1994 and 1995 and for the years then ended have been converted to United States generally accepted accounting principles ("U.S. GAAP") and U.S. dollars. Unless otherwise indicated, all dollar amounts included herein are set forth in U.S. dollars in accordance with U.S. GAAP. The functional currency of UniMark and its subsidiaries is the U.S. dollar.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated financial data expressed as a percentage of net sales for the periods indicated:

                                                                   YEAR ENDED DECEMBER 31,
                                                                  -------------------------
                                                                  1993      1994      1995
                                                                  -----     -----     -----
    Net sales...................................................  100.0%    100.0%    100.0%
    Cost of products sold.......................................   68.5      70.8      65.6
                                                                  -----     -----     -----
    Gross profit................................................   31.5      29.2      34.4
    Selling, general and administrative expenses................   28.1      23.2      22.9
                                                                  -----     -----     -----
    Income from operations......................................    3.4       6.0      11.5
    Other income (expense):
      Interest expense..........................................   (2.1)     (1.9)     (0.9)
      Interest income...........................................     --        --       1.3
      Other income..............................................     --       0.3       0.6
                                                                  -----     -----     -----
    Income before income taxes..................................    1.3       4.4      12.5
    Income tax expense..........................................    0.9       0.4       4.5
                                                                  -----     -----     -----
    Net income..................................................    0.4%      4.0%      8.0%
                                                                  =====     =====     =====

  Years Ended December 31, 1994 and 1995

     Net sales increased 45.5% from $25.3 million in 1994 to $36.9 million in 1995. This increase was due primarily to a 102.4% increase in export sales to Japan from $6.0 million in 1994 to $12.1 million in 1995. The increase in sales to Japan resulted primarily from an expansion of UniMark's Japanese customer base and product lines. In addition, North American retail sales increased 25.9% from $10.0 million in 1994 to $12.5 million in 1995 and wholesale club sales increased 39.2% from $5.1 million in 1994 to $7.1 million in 1995. These increases resulted from, among other things, increased distribution of existing products, the success of its red grapefruit products and the introduction of a one gallon mixed fruit product to the wholesale club market in 1995.

     Gross profit as a percentage of net sales increased from 29.2% in 1994 to 34.4% in 1995. This increase resulted from reduced processing costs obtained through greater efficiencies and volume. In addition, prices of certain products sold to Japan were increased during 1995 and import duties between Mexico and the U.S. decreased as a result of the North American Free Trade Agreement ("NAFTA").

     Selling, general and administrative expenses ("SG&A") as a percentage of net sales decreased from 23.2% in 1994 to 22.9% in 1995. This reduction is primarily the result of the increased sales volume in 1995. Actual SG&A expenses increased $2.5 million from $5.9 million in 1994 to $8.4 million in 1995. This increase resulted from increased delivery, storage and personnel expenses required to handle the increased sales volume.

     Interest expense decreased from 1.9% of net sales in 1994 to 0.9% in 1995. Actual interest expense decreased $151,000 from $469,000 in 1994 to $318,000 in 1995. This decrease was primarily the result of lower levels of debt and lower interest rates in 1995.

     Interest income of $470,000 was earned in 1995 primarily from the temporary cash investment of proceeds from the exercise of warrants and excess cash balances generated from operations.

     Other income, net of other expenses was $69,000 in 1994 and $222,000 in 1995. Included in this net total is a foreign currency transaction loss of $16,000 in 1994 and a gain of $124,000 in 1995 resulting from the conversion of ICMOSA's Mexican financial statements to U.S. GAAP.

     Net income, as a result of the foregoing, increased 190% from $1.0 million in 1994 to $2.9 million in 1995.

  Years Ended December 31, 1993 and 1994

     Net sales increased 34.2% from $18.9 million in 1993 to $25.3 million in 1994. This increase was due in part to a 78.4% increase in export sales to Japan from $3.4 million in 1993 to $6.0 million in 1994. In addition, the Company began distributing frozen melon products in May 1994 with sales totaling $2.3 million in 1994. Net sales to wholesale clubs also increased from $4.1 million in 1993 to $5.1 million in 1994, or 23.1%, due to increased distribution in existing clubs and new distribution in new clubs.

     Gross profit as a percentage of net sales decreased from 31.5% in 1993 to 29.2% in 1994. This decrease resulted from the introduction of frozen products at a marginal gross profit in 1994. Excluding frozen products sales and profits, gross profit as a percentage of net sales increased to 32.0% in 1994 as a result of decreased import duties between Mexico and the U.S. as a result of NAFTA and a retail price increase implemented in 1994.

     Selling, general and administrative expenses ("SG&A") as a percentage of net sales decreased from 28.1% in 1993 to 23.2% in 1994. This reduction is primarily the result of the increased sales volume in 1994. Actual SG&A expenses increased $554,000 from $5.3 million in 1993 to $5.9 million in 1994. This increase resulted from increased delivery, storage and personnel expenses required to handle the increased sales volume.

     Interest expense decreased from 2.1% of net sales in 1993 to 1.9% of net sales in 1994. Actual interest expense increased $59,000 from $410,000 in 1993 to $469,000 in 1994. This increase was primarily the result of higher interest rates in 1994.

     Other income, net of other expenses was $11,000 in 1993 and $69,000 in 1994. Included in this net total is a foreign currency transaction loss of $8,000 in 1993 and $16,000 in 1994 resulting from the conversion of ICMOSA's Mexican financial statements.

     Net income, as a result of the foregoing, increased from $73,000 in 1993 to $1.0 million in 1994.

STATUTORY EMPLOYEE PROFIT SHARING

     All Mexican companies are required to pay their employees, in addition to their agreed compensation benefits, profit sharing in an aggregate amount equal to 10% of net income, calculated for employee profit sharing purposes, of the individual corporation employing such employees. All of UniMark's employees are employed by its subsidiaries, each of which pays profit sharing in accordance with its respective net income for profit sharing purposes. Tax losses do not affect employee profit sharing. Statutory employee profit sharing expense is reflected in the Company's cost of goods sold and selling, general and administrative expenses, depending upon the function of the employees to whom profit sharing payments are made. The Company's net income on a consolidated basis as shown in the Consolidated Financial Statements is not a meaningful indication of net income of the Company's subsidiaries for profit sharing purposes or of the amount of employee profit sharing.

EXCHANGE RATE FLUCTUATIONS

     The Company procures and hand processes substantially all of its products in Mexico, through its wholly owned subsidiary ICMOSA, for export to the United States, Canada and Japan. Generally, the cost of fruit procured in Mexico reflects the spot market price for citrus in the United States. All of UniMark's sales are denominated in U.S. dollars. As such, UniMark does not anticipate sales revenues and raw material expenses to be materially affected by changes in the valuation of the peso. Labor and certain other production costs are peso denominated. Consequently, these costs are impacted by fluctuations in the value of the peso relative to the U.S. dollar.

     The Company's consolidated results of operations are affected by changes in the valuation of the Mexican peso to the extent that ICMOSA has peso denominated net monetary assets or net monetary liabilities. In periods where the peso has been devalued in relation to the U.S. dollar, a gain will be recognized to the extent there are peso denominated net monetary liabilities while a loss will be recognized to the extent there are peso denominated net monetary assets. In periods where the peso has gained value, the converse would be recognized.

     The Company's consolidated results of operations are also subject to fluctuations in the value of the peso as they affect the translation to U.S. dollars of ICMOSA's net deferred tax assets or net deferred tax liabilities. Since these assets and liabilities are peso denominated, a falling peso results in a transaction loss to the extent there are net deferred tax assets or a transaction gain to the extent there are net deferred tax liabilities.

SEASONALITY

     A substantial portion of UniMark's exports to Japan is processed and shipped during the first and fourth quarter each year. In addition, the demand for UniMark's chilled citrus and tropical fruit products is strongest during the fall, winter and spring when seasonal fresh products such as mangos, peaches, plums, and nectarines are not readily available for sales in supermarkets in North America. Management believes UniMark's quarterly net sales will continue to be impacted by this pattern of seasonality.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1995, cash and temporary cash investments totaled $6.3 million, an increase of $5.5 million from year end 1994. Operating activities utilized cash of $1.5 million in 1994 while generating cash of $3.3 million in 1995. Net cash generated by operating activities in 1995, was favorably impacted by the increase in net income and an increase in the amount payable to Sabritas, S.A. de C.V., PepsiCo, Inc.'s Mexican snack food division, pursuant an export trade credit facility (the "Trading Agreement"). Since 1992, UniMark has partially financed its Mexican exports under the Trading Agreement. The Trading Agreement provides for 60-day interest free financing up to $3,000,000 for inventory exports from Mexico. At December 31, 1994, there were no amounts outstanding pursuant to the Trading Agreement. At year end 1995, $2.6 million was payable to Sabritas, S.A. de C.V. under the Trading Agreement. The Trading Agreement can be terminated by either party with 90 days notice.

     During 1995, UniMark expended $5.2 million on additional facilities, equipment and improvements to plant facilities. In October 1995, UniMark acquired an idle canning plant in the State of Puebla, Mexico for approximately $1.5 million. Remaining capital outlays in 1995 were for equipment, fixtures and improvements and additions to plant facilities. During 1994, UniMark expended $1.2 million on capital equipment and improvements to plant facilities. In September 1994, UniMark acquired a leasehold interest in an idle citrus processing facility in San Rafael, Veracruz, Mexico and purchased approximately $700,000 of processing equipment located at the facility. Additional capital outlays in 1994 were for expansion and improvements to the Mexico plant facilities in Montemorelos, Nuevo Leon.

     Net cash generated by financing activities was $7.4 million in 1995 and $3.2 million in 1994. Included in financing activities were net proceeds from the issuance of stock, changes in short-term borrowings and payments of long-term debt.

     Net proceeds from the issuance of shares of Common Stock was $5.2 million in 1994 and $5.6 million in 1995. In August 1994, UniMark completed an initial public offering of 550,000 units (the "Units"), each Unit consisting of three shares of Common Stock and two redeemable common stock purchase warrants (the "Warrants"). The Warrants were transferable separately from the Common Stock and entitled the holder to purchase one share of Common Stock at an exercise price of $4.50 per share. The Units were sold to the public at $12.00 per Unit, with net proceeds to UniMark of approximately $5.2 million. In connection with the Company's initial public offering, UniMark issued certain warrants to its underwriting representatives (the "Representatives' IPO Warrants") to purchase up to 55,000 Units for $15.00 per Unit. On June 8, 1995, UniMark notified all registered holders of the Warrants of its intention to redeem all of the 1,100,000 outstanding Warrants by July 21, 1995. During 1995, UniMark issued (i) 1,099,990 shares of Common Stock upon the exercise of a like amount of the Warrants; (ii) 163,060 shares of Common Stock upon the exercise of 32,612 Representatives' IPO Warrants and the 65,224 underlying Warrants; and (iii) 5,000 shares of Common Stock on the exercise of employee stock options. Net proceeds to UniMark on the issuance of these 1,268,050 shares of Common Stock in 1995 were $5.6 million.

     Cash was utilized to decrease short-term borrowings by $1.5 million in 1994 while cash of $2.3 million was generated in 1995 from an increase in short-term borrowings. During 1994, short-term debt was reduced in preparation for consolidating and restructuring existing credit facilities in Mexico and the United States. During 1995, UniMark established two revolving credit facilities with Bank of America, N.A. and Rabobank for short-term debt of up to $6.0 million in Mexico and up to $3.0 million in the United States. Borrowings under the Mexico revolving credit facility are collateralized by accounts receivable from export sales to Japan while borrowings under the United States revolving credit facility are collateralized by United States accounts receivable and finished goods inventories. The Mexico revolving credit facility is reviewed annually for renewal while the United States revolving credit facility matures on April 30, 1997. At December 31, 1995, the Mexico revolving credit facility had an outstanding balance of $1.5 million while the United States revolving credit facility had an outstanding balance of $2.0 million. The $2.3 million increase in short-term borrowings in 1995 resulted from the utilization of these new credit facilities. In May 1996, in connection with the Simply Fresh Acquisition, the Company borrowed $3.0 million pursuant to a 120-day bank loan with Confia, S.A., Institucion de Banca Multiple, Abaco Casa de Bolsa, S.A. de C.V. ("Confia"). This loan is expected to be repaid from the proceeds of this offering. See "Use of Proceeds." Cash was also used to make regularly scheduled payments of long-term debt of $511,000 in 1994 and $523,000 in 1995.

     The Company's future cash requirements for 1996 and beyond will depend primarily upon the level of sales expenditures for capital equipment and improvements, the timing of inventory purchases and new product introductions and business acquisition opportunities. UniMark believes that anticipated revenue from operations and existing capital resources will be adequate for its working capital requirements for at least the next twelve months.

                                    BUSINESS

GENERAL

     UniMark is a vertically integrated citrus and tropical fruit growing, processing, marketing and distribution company with operations in Mexico, the United States and Canada. The UniMark Group, Inc. was organized in 1992 to combine the operations of ICMOSA, a Mexican citrus and tropical fruit processor which commenced operations in 1974, with UniMark Foods, a company that marketed and distributed ICMOSA's products in the United States. The Company focuses on niche citrus and tropical fruit products including chilled, frozen and canned cut fruits and other specialty food ingredients. In addition, as a result of its recent acquisition of GISE, UniMark is a major Mexican producer of citrus concentrate, oils and juices. The Company processes and packages its products at nine plants in Mexico, one in California and one in Quebec, Canada. The Company's Mexican and Californian plants are strategically located in major fruit growing regions. The Company utilizes food brokers and distributors to market and distribute its cut fruit products, under the brand names SUNFRESH(TM), Fruits of Four Seasons(R) and Kledor(R) and under various private labels to supermarket chains, foodservice distributors, wholesale clubs, specialty grocery stores and industrial users throughout the United States and Canada. Under the Jalapeno Sam(R) brand name, the Company also produces guacamole for distribution in the United States. In addition, the Company has developed and utilizes a unique processing method that separates cold-peeled citrus fruit into individual juice-containing "cell-sacs." These cell-sac products are sold to food and soft drink manufacturers in Japan to enhance the flavor and texture of fruit juices and desserts. Sales to the Company's Japanese consumers are facilitated through Japanese trading companies. The Company's citrus concentrate and single strength citrus juices are sold directly to major juice importers and distributors in North America, Europe and the Pacific Rim.

     The Company has experienced substantial increases in net sales and income from operations over the past three fiscal years. UniMark's net sales were $18,893,000, $25,346,000 and $36,866,000, respectively, in its 1993, 1994 and
1995 fiscal years, representing a compound annual growth rate of 39.7% over such periods. Furthermore, UniMark's income from operations was $633,000, $1,530,000 and $4,251,000, respectively, in such fiscal years, representing a compound annual growth rate of 159.1% over such periods.

STRATEGY

     UniMark's strategic objective is to become the leading vertically-integrated grower, processor, marketer and distributor of niche fruit and other selected agricultural products. To achieve this objective, the key elements of UniMark's operating and acquisition strategies are as follows:

  Operating Strategy

    - Expand vertical integration of growing, processing, marketing and distribution operations. UniMark intends to continue its vertical integration strategy. UniMark believes that by vertically integrating its growing, processing, marketing and distribution operations, the Company can effectively control the availability, cost and quality of its products.

    - Expand fruit growing operations in Mexico. To ensure the availability of the highest quality raw materials, UniMark intends to expand its fruit growing operations in Mexico, utilizing advanced agricultural practices. UniMark believes that Mexico's favorable climate and soil conditions, coupled with competitive labor and land costs, offer significant opportunities to grow high quality fruits in a cost effective manner.

    - Capitalize on brand awareness and market penetration. In the retail market, UniMark intends to capitalize on the brand awareness and market penetration attained by its SUNFRESH(TM) brand name products. Utilizing its "Fruit Made Easy(R)" concept, UniMark plans to expand its line of specialty chilled, frozen and canned "ready-to-eat" pre-cut fruit that offers the benefits of healthy, low-fat foods with a multitude of vitamins to the increasingly health conscious consumer. In the second half of 1996, UniMark plans to introduce a line of chilled fruit snack products incorporating citrus cell-sacs as a key ingredient. UniMark has targeted this planned line of fruit snacks toward North American retail and foodservice customers.

    - Introduce additional cut fruit products utilizing a cryogenic individual quick freeze process. UniMark intends to expand its retail and foodservice business by introducing products utilizing a cryogenic individual quick freeze process. UniMark believes that this cryogenic IQF process allows UniMark to process citrus and tropical fruit at the peak of the season, to preserve the fresh-like texture and taste of the fruit and to distribute these products at a later date.

    - Continue to expand Japanese exports. In 1995, the Company's Japanese sales represented approximately 32.9% of total sales, compared with only 17.8% in 1993. As its fastest growing segment, UniMark continues to diversify and expand its Japanese customer base. The Company believes that there are significant opportunities in Japan for frozen citrus and tropical fruit products and specialty food ingredients because such products do not contain additives or preservatives, a necessary feature for entry into the Japanese market.

    - Expand specialty food ingredients. UniMark believes that significant market opportunities exist in providing customers with specialty food ingredient products that can be derived from processing citrus and tropical fruits. In particular, the Company intends to maximize the utilization of its raw materials by identifying secondary food ingredient products, such as citrus oils.

    - Expand position as a leading Mexican juice exporter to U.S., European and Asian markets. With the GISE Acquisition, the Company is a major Mexican producer of citrus concentrate. The Company's goal is to expand its position as a leading exporter of high quality Mexican citrus juices to the U.S., European and Asian markets. Because of the high quality of Mexican citrus juice, it is often blended with juices from other citrus producing regions to enhance the quality of these other juices.

  Acquisition Strategy

    - Acquire productive assets in Mexico that can benefit from UniMark's international distribution and marketing expertise. Most of UniMark's processing facilities are strategically located in Mexico's various fruit growing regions. UniMark plans to expand its growing and processing operations in Mexico because of Mexico's competitive labor and land costs, ideal climatic conditions for growing citrus and other fruits and vegetables, geographic proximity to the United States and the favorable trade benefits of NAFTA. UniMark believes that present economic conditions in Mexico, particularly high prevailing interest rates and limited availability of equity capital, afford the Company with significant acquisition opportunities. In this regard, the Company's acquisition strategy targets processing facilities, agricultural opportunities and other productive assets in Mexico that can benefit from UniMark's international distribution and marketing expertise.

    - Acquire food processing companies that possess favorable operating or distribution synergies. UniMark's acquisition strategy also targets food processing companies, such as Simply Fresh and Deli-Bon, that possess favorable operating or distribution synergies. The Company believes that by acquiring food processing companies, it can expand its distribution and utilize its low cost source of Mexican fruit and labor.

RECENT ACQUISITIONS

     Since January 1, 1996, the Company has completed the following three strategic acquisitions (the "Acquisitions") which reflect the implementation of the Company's acquisition strategy:

          GISE. In May 1996, the Company acquired all of the outstanding shares of capital stock of GISE, a major Mexican producer of citrus concentrates, oils and juices. GISE's two juice plants are located in Cd. Victoria, Tamaulipas, Mexico and Poza Rica, Veracruz, Mexico in the heart of major citrus growing regions. UniMark believes that the GISE Acquisition will confer operational benefits on both companies resulting from combining fruit procurement functions. In addition, UniMark believes that GISE should benefit from UniMark's international distribution and marketing expertise. Further, the GISE Acquisition significantly increases the Company's production capacity of citrus oils.

          Simply Fresh. In May 1996, the Company acquired all of the outstanding shares of capital stock of Simply Fresh, a fruit processing and distribution company located in Los Angeles, California. Substantially all of Simply Fresh's sales are to the foodservice industry in the western United States. UniMark believes that the Simply Fresh Acquisition will afford it with operating synergies resulting from processing some of the fruit used in Simply Fresh's products at UniMark's Mexican plants and expanded distribution into the foodservice market. In addition, the Simply Fresh plant is strategically located to process fruit grown in California and Arizona, two major citrus growing regions with growing seasons that are generally opposite to those of Mexico.

          Deli-Bon. In January 1996, the Company acquired all of the outstanding shares of capital stock of Deli-Bon. Deli-Bon processes primarily fruit salad at its processing plant in Quebec, Canada for distribution to the retail and foodservice markets of Canada and the northeastern United States. UniMark believes that it will realize significant operating synergies from integrating its and Deli-Bon's fruit procurement, processing and distribution functions. In addition, the Company believes that the Deli-Bon plant is strategically located to distribute products to the retail and foodservice markets in Canada and in the northeastern United States.

CURRENT PRODUCTS

     The Company's principal products are derived from citrus and tropical fruits. The Company has focused on applying its knowledge of fruit growing and processing with its international marketing and distribution capabilities to develop four key product categories. These categories include cut fruits, juices, specialty food ingredients and other products. The following is a description of each of these categories and their specific products:

     CUT FRUITS. Under the brand names of SUNFRESH(TM), Fruits of Four Seasons(R), Kledor(R) and under various private labels, UniMark markets:

        Chilled fruit. The chilled fruit line includes mango slices, grapefruit segments, orange segments, pineapple chunks, sliced papaya, and a variety of fruit salads. These products are packed for retail, wholesale club and foodservice customers.

        Frozen fruit. Using IQF, the frozen line of fruit includes melon, mango, orange, grapefruit, papaya and pineapple products packed for foodservice and industrial customers.

        Canned fruit (shelf-stable). The canned fruit line includes orange segments and grapefruit segments packed for retail, foodservice, Japanese and industrial customers.

     JUICES. The Company, through GISE, markets directly to major industrial users a full line of citrus juice products including citrus concentrates and single strength juices:

        Citrus concentrate. Citrus juice concentrates are produced from oranges, grapefruits, tangerines, Persian limes and lemons.

        Single strength juices. Citrus juices are produced from oranges, grapefruits, tangerines, Persian limes and lemons.

     SPECIALTY FOOD INGREDIENTS. UniMark believes that significant market opportunities exist in providing customers with specialty food ingredient products that can be derived from processing citrus and tropical fruits. Presently, UniMark's specialty food ingredients include:

        Citrus cell-sacs. The Company has developed and utilizes a unique processing method that separates cold-peeled citrus fruit into individual juice-containing cell-sacs. These cell-sac products are sold to food and soft drink manufacturers in Japan to enhance the flavor and texture of fruit juices and desserts.

           Citrus oils. Citrus oils are extracted from oranges, grapefruits, tangerines, Persian limes and lemons. These oils are primarily used by the Company's customers in perfumes and other scented products.

     OTHER.  UniMark also produces the following products:

           Avocado products. Avocado products, including guacamole and avocado pulp, are packed for sale to retail, wholesale club and foodservice customers under the brand name Jalapeno Sam(R).

           Cattle feed. The Company recycles citrus byproducts, such as peel and pulp, as cattle feed.

NEW PRODUCTS

     The Company's new product strategy is to apply its processing expertise to introduce new products as well as extend the line of its existing citrus and tropical fruit products. UniMark has several major products under development for projected market introduction during 1996, including:

          Additional IQF citrus and tropical fruit. UniMark intends to expand its retail and foodservice business by introducing additional products utilizing its IQF process. UniMark believes that this IQF process allows UniMark to process citrus and other tropical fruit at the peak of the season while preserving the fresh-like texture and taste of the fruit.

          Chilled fruit snacks. In the second half of 1996, UniMark plans to introduce a line of chilled fruit snacks incorporating cell-sacs as a key ingredient. UniMark has targeted this planned line of fruit snacks toward retail and foodservice customers.

     UniMark's product development and commercialization efforts are subject to all of the risks inherent in the development of new products.

MARKETING, SALES AND DISTRIBUTION

     Marketing. UniMark's marketing department develops brand strategies for the Company's existing and new products, including product development, pricing strategy, consumer and trade promotion, advertising, publicity and package design. This department's responsibilities include determining the allocation of resources between consumer and trade spending programs, pricing and profitability analysis, as well as product and packaging designs. UniMark's marketing team is led by a senior vice president and two product managers, one responsible for retail sales and one for the foodservice/wholesale club store channel.

     In the retail market, the Company's primary focus has been on the chilled fruit category. UniMark intends to capitalize and strengthen the brand awareness and market penetration attained by its SUNFRESH(TM) brand in the United States, and the Kledor(R) brand in Canada, and the Jalapeno Sam(R) brand with respect to Mexican guacamole dip products. Under its "Fruit Made Easy(R)" slogan, UniMark marketing strategy includes introduction of a comprehensive line of brand name specialty chilled, frozen and canned "ready-to-eat" pre-cut fruit that offers the benefits of healthy, low-fat foods with a multitude of vitamins to the increasingly health conscious consumer. The Company's marketing objectives include increasing "impulse buying" of its retail products by building greater product visibility through "eye-catching" package designs, innovative rack systems and trial package promotions. In addition, the Company utilizes trade promotions, such as quarterly price allowances, to generate "feature promotion activity" for its products. The SUNFRESH(TM) product line also receives substantial advertising support in trade publications and national food shows throughout the year.

     In the foodservice and wholesale club markets, the focus is on securing market leadership in the chilled fruit category, primarily through private label programs with major foodservice distributors and a strong branded approach utilizing the SUNFRESH(TM) and Fruits of Four Seasons(R) labels in the United States, and Kledor(R) in Canada and the Jalapeno Sam(R) brand in the guacamole segment. Marketing efforts in these channels are directed toward trade usage programs and yearly trade rebates.

     Sales. UniMark's sales organization consists of five sales management teams primarily focusing on the management of independent food brokers or international representatives that directly interface with the customer. These teams are organized into retail, foodservice, wholesale clubs, Deli-Bon sales in Canada and Japanese exports.

     The retail team is led by a senior vice president of sales and consists of four regional managers, each with geographic responsibility for approximately 25 percent of the United States. The foodservice team is guided by a vice president of foodservice sales. The Company plans to divide the United States foodservice market into three regions (west, central, and east), with a regional sales manager overseeing each region. The wholesale club market has one sales manager interfacing directly with key wholesale club distributors.

     The Company's Canadian sales team operates out of Deli-Bon and is led by the president of Deli-Bon and two district sales managers. Deli-Bon uses a system of independent food brokers throughout Canada although its primary focus is within the Province of Quebec.

     The Company's Japanese exports are directed by an export sales manager located in Mexico City who deals with agents primarily from Japanese trading companies. In addition, relationships with the Company's Japanese customers are handled by the Company's senior executives.

     Without giving pro forma effect to the Acquisitions, the following table shows, for the last three years, the amount and percentage of net sales contributed by the various market segments for the Company's products:

                                                            YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------
                                                 1993                1994                1995
                                           -----------------   -----------------   -----------------
                                             NET                 NET                 NET
                                            SALES    PERCENT    SALES    PERCENT    SALES    PERCENT
                                           -------   -------   -------   -------   -------   -------
                                                            (DOLLARS IN THOUSANDS)
    Retail sales.........................  $ 9,338     49.4%   $ 9,961     39.3%   $12,537     34.0%
    Japan sales..........................    3,355     17.8      5,985     23.6     12,116     32.9
    Wholesale club sales.................    4,121     21.8      5,073     20.0      7,061     19.2
    Foodservice sales....................    1,045      5.5        962      3.8        861      2.3
    Industrial and other sales...........    1,034      5.5      3,365     13.3      4,291     11.6
                                           -------   -------   -------   -------   -------   -------
              Total......................  $18,893    100.0%   $25,346    100.0%   $36,866    100.0%
                                           =======    =====    =======    =====    =======    =====

     Retail sales. UniMark markets its products to more than 200 regional and national supermarket chains and wholesalers throughout the United States and Canada. In conjunction with its own national sales force, UniMark utilizes over 50 independent food brokers and distributors to sell its products.

     Japanese sales. UniMark exports a line of pasteurized citrus products and juice-containing citrus cell-sac products to Japan for use in the food and beverage industries. Although sales to industrial customers in Japan are facilitated through Japanese trading companies, the Company maintains direct relationships with its industrial customers. During 1993, 1994 and 1995, sales to the Company's Japanese customers, through Mitsui Foods, Inc., a Japanese trading company, accounted for approximately 10.7%, 19.5% and 27.5%, respectively, of the Company's net sales (without giving pro forma effect to the Acquisitions). UniMark is continuing to diversify and expand its customer base in the Japanese market. UniMark believes that a significant market opportunity exists in Japan for frozen citrus and tropical fruit products because such products do not contain additives or preservatives. UniMark's sales to the Japanese market have been its fastest growing market segment.

     Wholesale club sales. UniMark indirectly sells products to Sam's Wholesale Clubs and other wholesale clubs throughout the United States. During 1993, 1994 and 1995, indirect sales to Sam's Wholesale Clubs accounted for approximately 17.5%, 18.5% and 17.6%, respectively, of the Company's net sales.

     Foodservice sales. Sales to the United States government, fast food chains, restaurants, hospitals and other foodservice customers are made either directly to or through foodservice distributors by the Company's recently developed foodservice sales force. UniMark intends to expand its foodservice business by introducing additional products utilizing its IQF process. The Company believes that the foodservice business segment represents an opportunity for significant future growth.

     Industrial and other sales. Industrial and other sales consist primarily of IQF melon ball sales to industrial users in the United States for repacking or further processing. UniMark utilizes an independent food broker to sell its products to industrial users in the United States.

     Distribution. UniMark operates its own trucking fleet to transport finished cut fruit products from its Mexican processing facilities to its distribution center in Hidalgo, Texas. From there, deliveries are made to UniMark's customers by independent trucking companies. In Canada, deliveries are made to customers by independent trucking companies from Deli-Bon's facilities. Products exported to Japan are shipped directly from Mexico. GISE transports finished product by common carrier to North American customers. Products to overseas customers are shipped directly in containers.

GROWING OPERATIONS

     To ensure the availability of the highest quality raw materials, UniMark intends to expand its fruit growing operations in Mexico, utilizing advanced agricultural practices. UniMark believes that Mexico's favorable climate and soil conditions, coupled with competitive labor and land costs, offer significant opportunities to grow high quality fruits in a cost effective manner. Presently, a majority of the Company's raw materials are provided by growers under various arrangements, including operating agreements and individual fixed price contracts to purchase entire production. The following table sets forth the Company's various agricultural projects:

                                                                                        PROPERTY
             NAME                      LOCATION         ACREAGE           CROP          INTEREST
- -------------------------------  --------------------  ---------   ------------------  ----------
Loma Bonita II Grove...........  Loma Bonita, Oaxaca,  625 acres   Pink grapefruit(3)  Leased
                                 Mexico
Villa Azueta Grove(1)..........  Villa Azueta,         325 acres   Pineapple           240 acres
                                 Veracruz, Mexico                                      owned and
                                                                                       85 leased
Victoria Grove.................  Cd. Victoria,         240 acres   Oranges and         Owned
                                 Tamaulipas, Mexico                Italian lemons
Loma Bonita I Grove............  Loma Bonita, Oaxaca,  190 acres   White grapefruit    Leased
                                 Mexico
Azteca Grove(2)................  Montemorelos, Nuevo   144 acres   White and Rio Red   Leased
                                 Leon, Mexico                      grapefruit(2)
Las Tunas Grove................  Isla, Veracruz,       120 acres   White and pink      Leased
                                 Mexico                            grapefruit

- ---------------

(1) Villa Azueta is the southern headquarters of UniMark's agricultural operations. The agricultural headquarters is used for the development of pineapple seedlings, as well as other agricultural crops. In 1995, the Company entered into a 10-year lease for this facility and has an option to purchase the facility for fair market value determined at the time such option is exercised.

(2) In 1994, ICMOSA entered into a 10-year operating agreement with the owners of a 144 acre grapefruit grove located near the ICMOSA plant in Montemorelos. Pursuant to the agreement, ICMOSA operates the grove and purchases all the grapefruit at a formula price tied to the price of grapefruit purchased from unrelated third parties. The grove consists of approximately 13,000 grapefruit trees and incorporates advanced agricultural technology. Each tree has a watering and feeding system which can also be utilized as an anti-freeze system utilizing mist generated by three 500 horsepower boilers. Pursuant to the agreement, ICMOSA operates the grove and purchases all the grapefruit at a formula price tied to the price of grapefruit purchased from unrelated third parties.

(3) Presently, approximately 240 of the 625 acres consist of a pink grapefruit grove. The Company intends to plant pineapple on approximately 350 of the remaining 385 acres of this property.

PROCUREMENT

     Currently, a substantial quantity of the fruit processed by the Company is purchased from third parties. However, the Company's Mexican grapefruit growing operations supply over 80% of the Company's grapefruit demand. In addition, the Company purchases grapefruit from growers in the Texas Rio Grande Valley for processing at its ICMOSA plant. For the 1996 growing season, the Company has entered into operating agreements with Mexican growers of melons to supply the Company's anticipated demand for melons. Pursuant to these agreements, the Company supplies the seeds, fertilizer and insecticides and manages the growing operations. The Company has entered into similar agreements with Mexican growers of mangos to supply the Company's anticipated demand for mangos. Substantially all of the oranges and all of the avocados used in the Company's operations are purchased from third-party growers throughout Mexico. Presently, UniMark purchases "Grade A" pineapple from growers throughout Mexico. UniMark has commenced a significant pineapple growing project. Initial production from this project is scheduled to begin in 1997 and UniMark intends to expand this project until 2,400 acres are under cultivation. UniMark believes that production from this project not only will provide UniMark with a high quality supply of pineapples for processing but also will produce a significant amount of pineapple for the North American fresh fruit market.

     The Company purchases citrus from growers throughout Mexico. GISE's two juice plants are located in Cd. Victoria, Tamaulipas, Mexico and Poza Rica, Veracruz, Mexico in the heart of Mexico's two major citrus growing regions. The State of Veracruz, located along the east coast of Mexico, is Mexico's largest orange producing state followed by the neighboring states of Tamaulipas and San Luis Potosi. Citrus from this region is available for processing at GISE's Veracruz facility early in the season because of this region's southern location. GISE's Cd. Victoria plant processes fruit grown primarily in the northeastern region of Mexico. The fruit is transported by common carrier to GISE's two plants located in Mexico.

PROCESSING

     Fruits which will be processed into fruit juice concentrate, fruit juice, citrus oils and cattle feed, are processed at the Company's Cd. Victoria and Poza Rica, Mexico facilities. All other products are processed at the Company's seven remaining facilities in Mexico as well as plants in Los Angeles, California and Quebec City, Canada, as outlined below.

     Cut Fruit. Upon arrival at the Company's Mexican processing plants, the fruit is inspected and washed. On the production line, the fruit is manually peeled and cut into various presentations (slices, sections, chunks, balls). Following this process, some fruits are further processed into juice-containing cell-sacs. In addition, some processed fruits are frozen utilizing the Company's IQF process. Other processed fruits are transferred directly into bulk storage or final product packaging (pails, jars and cans). After further processing, the juice-containing cell-sacs are canned while the frozen products are packaged in plastic bags or trays. The ICMOSA plant is the Company's main plant and serves as the hub for the Company's other Mexican processing plants, which primarily produce semi-processed product. At the ICMOSA plant, products are labeled and packaged for final shipment. ICMOSA also delivers bulk raw materials to Deli-Bon for packing into final presentations. Only limited processing takes place at Deli-Bon. The Company cans fruit at its ICMOSA and Puebla plants.

     Juice. GISE's operations are substantially automated. Once the fruit arrives at a plant, it is unloaded onto rollers. The fruit is then washed and inspected. Bruised and damaged fruit is removed by hand and the remaining fruit is then routed to rollers with short needles which extract the oil from the peel. Once the oil is removed, the fruit is sorted by size to enter into slicing and squeezing machines. These machines slice the oranges and squeeze the juice and pulp completely from the peel. The juice is then separated from the pulp. Upon further processing, the juice is stored on site until it is shipped directly to customers.

     The Company's principal processing facilities are described below:

                                                                              APPROXIMATE
                                                                               NUMBER OF
                                                                           EMPLOYEES (AS OF
                                                           APPROXIMATE       DECEMBER 31,       PROPERTY
         NAME                       LOCATION              SQUARE FOOTAGE         1995)         INTEREST(1)
- ----------------------- --------------------------------  --------------   -----------------   -----------
ICMOSA Plant........... Montemorelos, Nuevo Leon, Mexico      80,000(2)          1,100         Owned
Victoria Juice Plant... Cd. Victoria, Tamaulipas, Mexico      65,740               155         Owned
Azteca Plant........... Montemorelos, Nuevo Leon, Mexico      50,000               320         Leased
Puebla Plant........... Tlatlauquipec, Puebla, Mexico         50,000                10(3)      Owned
Simply Fresh Plant..... Los Angeles, California               45,000               140         Leased
Zamora Plant........... Zamora, Michoacan, Mexico             41,000                 3(4)      Leased
IHMSA Plant............ Montemorelos, Nuevo Leon, Mexico      40,000               800         Leased
Isla Plant............. Isla, Veracruz, Mexico                32,000               300         Leased
San Rafael Plant....... San Rafael, Veracruz, Mexico          28,500               400         Leased
Veracruz Juice Plant... Poza Rica, Veracruz, Mexico           22,900                60         Leased
Deli-Bon Plant......... Quebec City, Quebec, Canada           16,800                36         Owned

- ---------------

(1) The agreements pursuant to which this facility is leased by the Company grants the Company the option to purchase the facility prior to the expiration of such agreement at a purchase price equal to the then current fair market value of the facility.

(2) Presently, the Company is constructing a new storage and repacking facility, capable of holding up to approximately 10 million pounds of semi-processed and finished product, next to the ICMOSA plant. Construction of this facility commenced in February 1996 and is scheduled for completion in August 1996.

(3) This facility was not in production at December 31, 1995 and commenced limited operations in February 1996. The Company anticipates that the level of operations conducted at this facility will increase with the facility becoming fully operational in 1998. The Company estimates that this facility has the capacity to employ as many as 1,000 employees when fully operational.

(4) This facility has not yet commenced production.

RESEARCH AND DEVELOPMENT

     The Company's research and development organization provides product, packaging and process development, analytical and microbiological services, as well as agricultural research and seed production.

EMPLOYEES

     As of March 31, 1996, UniMark employed approximately 3,000 full-time employees, of whom approximately 2,973 were located in Mexico, 41 were located in the United States and 36 were located in Canada. In Mexico, labor relations are governed by separate collective labor agreements between UniMark and the unions representing the particular group of employees. All of UniMark's employees in Mexico, whether seasonal or permanent, are affiliated with labor unions which are generally affiliated with a national confederation. Consistent with other labor practices in Mexico, wages are negotiated every year while other terms are negotiated every two years.

     In the United States and Canada, UniMark's employees are not covered by collective bargaining agreements. UniMark believes that its relations with all of its employees are good.

COMPETITION

     The food industry, including each of the markets in which the Company competes, is highly competitive with respect to price and quality (including taste, texture, healthfulness and nutritional value). The Company faces direct competition from citrus processors with respect to its existing product lines and faces potential competition from numerous, well established competitors possessing substantially greater financial, marketing, personnel and other resources than the Company. The Company's fruit juice products compete broadly with all beverages available to consumers. In addition, the food industry is characterized by frequent introduction of new products, accompanied by substantial promotional campaigns. In recent years, numerous companies have introduced products positioned to capitalize on growing consumer preference for fresh fruit products. It can be expected that the Company will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences.

PROPERTIES

     In addition to the properties described under "Growing Operations" and "Processing," the Company maintains corporate headquarters in Lewisville, Texas; a distribution center in Hidalgo, Texas; a technology development center in Cape Coral, Florida; and a lodging facility in Cd. Victoria, Tamaulipas, Mexico.

     Corporate Headquarters. UniMark leases approximately 13,000 square feet of office space for its corporate headquarter in Lewisville, Texas (located 20 miles from the Dallas/Fort Worth International Airport) from an entity controlled by Jorn Budde, the Company's President, Chief Executive Officer and Chairman of the Board. As of December 31, 1995, UniMark employed 23 people at this facility.

     The Hidalgo Distribution Center. The Company's refrigerated distribution center in Hidalgo, Texas (on the Texas/Mexico border) consists of approximately 22,000 square feet. As of December 31, 1995, 18 people were employed at this facility.

     The UniMark Tech Center. The Company's tech center is located in Cape Coral, Florida and consists of approximately 13,000 square feet. A substantial amount of customized equipment used in the Company's operations are manufactured at this facility.

     The GISE Conference Facility. In connection with the GISE Acquisition in May 1996, the Company acquired a "hacienda" which has been declared an historic landmark. This facility is located near GISE's plant in Cd. Victoria, Tamaulipas, Mexico, occupies approximately 90,000 square feet and is situated on approximately 10 acres. The Company intends to utilize this facility, in part, as a conference center.

ENVIRONMENTAL MATTERS

     As a result of its agricultural, food and juice processing activities, the Company is subject to numerous foreign and domestic environmental laws and regulations.

     The operations of UniMark in Mexico are subject to Mexican federal and state laws and regulations relating to the protection of the environment. The principal legislation is the federal General Law of Ecological Balance and Environmental Protection (the "Ecological Law"), which is enforced by the Ministry of Social Development ("Sedesol"). Under the Ecological Law, rules have been promulgated concerning water pollution, air pollution, noise pollution and hazardous substances. Sedesol can bring administrative and criminal proceedings against companies that violate these environmental laws, and can also close non-complying facilities. The operations of UniMark in Canada are subject to Canadian federal and provincial laws and regulations relating to the protection of the environment including An Act Respecting Occupational Health and Safety (Quebec), the Canadian Environmental Protection Act (Canada), and the Environment Quality Act (Quebec). Similarly, the operations of UniMark in the United States are subject to United States federal and state laws and regulations relating to the protection of the environment. Although the Company believes that its facilities currently are in compliance with all applicable environmental laws, failure to comply with any such laws could have a material adverse effect on the Company.

GOVERNMENT REGULATION

     The manufacture, processing, packing, storage, distribution and labeling of food and juice products is subject to extensive regulations enforced by, among others, the FDA and state, local and foreign equivalents thereof and to inspection by the United States Department of Agriculture and other federal, state, local and foreign agencies. Applicable statutes and regulations governing food products include "standards of identity" for the content of specific types of foods, nutritional labeling and serving size requirements and under "Good Manufacturing Practices" with respect to production processes. The Company believes that its products satisfy, and its new products will satisfy, all applicable regulations and that all of the ingredients used in its products are "Generally Recognized as Safe" by the FDA for the intended purposes for which they will be used. The Company, on a daily basis, tests its products at its internal laboratories and, from time to time, submits samples of its products to independent laboratories for analysis. Failure to comply with applicable laws and regulations could subject the Company to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on the Company.

PRODUCT LIABILITY AND PRODUCT RECALL

     The testing, marketing, distribution and sale of food and beverage products entails an inherent risk of product liability and product recall. There can be no assurance that product liability claims will not be asserted against the Company or that the Company will not be obligated to recall its products. Although the Company maintains product liability insurance coverage in the amount of $2,000,000 per occurrence, there can be no assurance that this level of coverage is adequate. A product recall or a partially or completely uninsured judgment against the Company could have a material adverse effect on the Company.

INTELLECTUAL PROPERTY RIGHTS

     The Company regards its trademarks, trade dress, trade secrets and similar intellectual property as important to its success. The Company has been issued a registered trademark for its Fruits of Four Seasons(R), Jalapeno Sam(R), Fruit Made Easy(R) and Kledor(R) trademarks. The Company has filed for trademark protection for its SUNFRESH(TM) trademark. No assurance can be given that the Company will be successful in obtaining such trademark protection or that the trademarks will afford the Company with any competitive advantages. In connection with the Simply Fresh Acquisition, the Company has acquired patent rights with respect to certain fruit cutting machinery.

LEGAL PROCEEDINGS

     From time to time the Company is involved in litigation relating to claims arising from its operation in the normal course of business or otherwise. As of the date of this Prospectus, the Company is not a party to any legal proceedings, the adverse outcome of which individually or in the aggregate, in the Company's opinion, would have a material adverse effect on the Company's results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as of the date of this Prospectus with respect to the directors, executive officers and key employees of the Company.

              NAME                 AGE                         POSITION
- ---------------------------------  ---   -----------------------------------------------------
Jorn Budde.......................   52   President, Chief Executive Officer and Chairman of
                                           the Board
Rafael Vaquero Bazan.............   41   Executive Vice President, Chief Operating Officer and
                                           Director of UniMark and President and Chief
                                           Executive Officer of ICMOSA
Jose Martinez Brohez.............   53   President and Chief Executive Officer of GISE(1)
Keith Ford.......................   44   Vice President -- Finance (Chief Accounting Officer),
                                           Secretary and Treasurer
Soren Borre......................   53   Senior Vice President -- Sales of UniMark Foods
Jeffrey M. King..................   37   Senior Vice President -- Marketing of UniMark Foods
Eduardo Vaquero Bazan............   37   Director and Vice President -- Finance and
                                           Administration of ICMOSA
Pedro Vaquero Garcia.............   69   Director (Honorary Chairman)
Fernando Camacho Casas...........   43   Director
Jakes Jordaan....................   34   Director
Edward Stone.....................   54   Director

- ---------------

(1) The Company expects Mr. Martinez to be nominated to the Board of Directors at its next meeting of shareholders.

     The business experience, principal occupations and employment of each of the directors and executive officers of the Company during at least the past five years, together with their periods of service as directors and executive officers of the Company, are set forth below.

     Jorn Budde is a co-founder of the Company and has been its President, Chief Executive Officer and Chairman of the Board since its inception in 1992. From 1987 until 1991, Mr. Budde served as President of UniMark Sales, Inc., a company founded and wholly-owned by Mr. Budde, that provided international consulting and marketing services. From 1984 until 1986, Mr. Budde served as Vice President of Mission Foods, Inc., a subsidiary of Gruma SA, a diversified international foods conglomerate, with significant Mexican operations. From 1976 until 1984, Mr. Budde served in various executive positions with The Jimmy Dean Companies, a national meat processing company, most recently as Executive Vice President and Vice Chairman. Prior to 1976, Mr. Budde served in various positions with Plumrose, Inc., a subsidiary of The East Asiatic Company of Copenhagen, Denmark, where he started his business career. Mr. Budde has a degree in International Business from the Copenhagen School of Commerce.

     Rafael Vaquero Bazan has served as Executive Vice President, Chief Operating Officer and a Director of the Company since 1992. Since 1986, Mr. Vaquero has served as President and Chief Executive Officer of ICMOSA. He has also served as general manager and has been in charge of operating the ICMOSA and Azteca packing plants since 1978 and 1986, respectively. Mr. Vaquero served as President of Amafac, the Mexican National Fruit Sections Packers Association from 1989 until 1991. Mr. Vaquero is the former President of the National Citrus Growers Association in Mexico and a former President of the National Citrus Packers Association in Mexico. He is also a former member of the Board of Directors of EMIT, a government sponsored entity involved in developing technology for the Mexican citrus industry. Mr. Vaquero has a Masters Degree in Business Administration from the University of Monterrey, Mexico. Mr. Rafael Vaquero Bazan is the son of Mr. Pedro Vaquero Garcia and the brother of Mr. Eduardo Vaquero Bazan.

     Jose Martinez Brohez. Since 1986, Mr. Martinez has been the President and Chairman of the Board of GISE. Mr. Martinez is a co-founder and has been a Director of the Asociacion Nacional De Procesadores De

Citricos, the Mexican national association of citrus processors since 1991. He is also a Board member of the following financial institutions: Banco Nacional De Mexico (Banamex), Bancomer, S.A. at Cd. Victoria, Tamps.; and Casa De Bolsa Arka at Monterrey, N.L. Mr. Martinez obtained his Bachelor of Science degree from Monterey Tech and his Master of Science and Ph.D. and in Agriculture, Range Management and Animal Science from Texas A&M University.

     Keith Ford joined the Company in 1992 as Vice President -- Finance, Secretary and Treasurer. From 1990 until 1992, Mr. Ford served as internal comptroller and financial advisor of ERS, Inc., a privately-held multi-store specialty retail company. From 1987 to 1990, Mr. Ford served as comptroller of Papertech, Inc., a privately-held paper products importer and distributor. Mr. Ford has a degree in accounting and is a Certified Public Accountant in the State of Texas.

     Soren Borre joined the Company in 1992 as Vice President -- Sales. From 1989 until 1992, Mr. Borre served as Director of Sales and Marketing for Katrin Systems, Inc., an international paper products company.

     Jeffrey King joined the Company in September 1995 as Vice
President -- Marketing. From January 1994 until joining UniMark, Mr. King served as Director of Marketing for Mission Foods, Inc., a manufacturer and distributor of Mexican food products. From 1992 until 1994, Mr. King served as Director of Marketing for Jimenez Foods, a division of Milnot Company, a consumer foods product company. From 1990 until 1992, Mr. King served as a Product manager for Leaf Corporation, a manufacturer of confectionary products. Mr. King has a Masters of Management degree from the J.L. Kellogg Graduate School of Management of Northwestern University.

     Eduardo Vaquero Bazan has served as a Director of the Company since April 1994 and as Vice President -- Finance and Administration of ICMOSA since January 1995. From 1988 until 1995, Mr. Vaquero was employed by Industrias Horticolas de Montemorelos, S.A. de C.V, a frozen fruit and vegetable processing plant, most recently as General Manager and Director. From 1982 to 1988, Mr. Vaquero served as a Divisional Director of Banca Serfin, S.A., a regional Mexican bank. Mr. Eduardo Vaquero Bazan is the son of Mr. Pedro Vaquero Garcia and the brother of Mr. Rafael Vaquero Bazan.

     Pedro Vaquero Garcia is a co-founder of ICMOSA and Azteca. Mr. Vaquero has served as a Director and Honorary Chairman of the Company since 1994. From 1992 until 1995, Mr. Vaquero served as a member of the Congress of the State of Nuevo Leon, Mexico. Prior to 1992, Mr. Vaquero held several political offices. Mr. Pedro Vaquero Garcia is the father of Messrs. Eduardo Vaquero Bazan and Rafael Vaquero Bazan.

     Fernando Camacho Casas has served as a Director of the Company since December 1994. Since September 1992, Mr. Camacho has served as General Director and co-founder of Operadora Agros, S.A. de C.V., a Mexican venture capital fund that invests primarily in the Mexican agricultural, horticultural and food industries. During 1991 and 1992, he served as a representative of the Mexican Ministry of Commerce in the North American Free Trade Agreement negotiations. From 1985 to 1990, Mr. Camacho served as an economist for Probursa, S.A., a large Mexican investment and securities brokerage firm. Mr. Camacho received his degree in economics from the Autonomous Technological Institute of Mexico.

     Jakes Jordaan has served as a Director of the Company since 1994. Presently, Mr. Jordaan is a member of Jordaan, Howard & Pennington, PLLC, Dallas, Texas, a law firm specializing in corporate finance, securities and complex business litigation. From February 1991 until March 1994, Mr. Jordaan was a member of the law firm of Munsch, Hardt, Kopf, Harr & Dinan, P.C., Dallas, Texas, most recently as a shareholder. Mr. Jordaan is the past Chairman of the Securities Section of the Dallas Bar Association and is a member of the Texas Bar Association and the American Bar Association.

     Edward A. Stone has served as a Director of the Company since 1994. Since 1976, Mr. Stone has been President and Chairman of The Dallas Marketing Group, Inc., a marketing consulting group whose clients include Heinz Pet Products, StarKist Seafood, American Airlines, and MetroCel Cellular. Prior to founding his consulting practice, Mr. Stone held a variety of marketing and general administration positions in the United States and Canada with The Procter & Gamble Company, the Clorox Company and Frito-Lay.

     All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Officers hold their respective positions until their successors are duly qualified or until they resign or are removed by the Board of Directors.

THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 1995, there were two meetings of the Board of Directors and the Board of Directors took action on two occasions by means of unanimous written consent. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he served as a director and (ii) the total number of meetings held by all committees of the Board on which he served. The Board has four committees: Audit, Stock Option Plan, Compensation and Director Option Plan.

     The Audit Committee consists of Messrs. Stone and Jordaan, both non-management directors. This committee acts as a liaison between the Board of Directors and the independent auditors. The committee reviews with the independent auditors the planning and scope of financial statement audits, the results of those audits and the adequacy of internal accounting controls. It also monitors other corporate and financial policies. The Audit Committee held two meetings during the year ended December 31, 1995.

     The Stock Option Plan Committee consists of Messrs. Jordaan and Stone, both non-management directors. This committee is vested with full authority to select participants, grant options, determine the number of shares subject to each option, the exercise price of each option and in general, to make, administer and interpret such regulations as it deems necessary to administer the Employees' Option Plan. The Stock Option Plan Committee held one meeting during the year ended December 31, 1995.

     The Compensation Committee consists solely of Mr. Stone, a non-management director. This committee establishes executive compensation policies and makes recommendations to the Board of Directors.

     The Directors' Option Plan Committee administers the Directors' Option Plan. This committee is currently comprised of Messrs. Jorn Budde and Rafael Vaquero Bazan.

COMPENSATION OF DIRECTORS

     Cash Compensation. No cash compensation has been paid by the Company to its directors prior to this offering. Directors are reimbursed for their ordinary and necessary expenses incurred in attending meetings of the Board of Directors or a committee thereof.

     1994 Stock Option Plan for Directors. Effective as of April 15, 1994, the Directors' Option Plan was approved by the Company's Board of Directors and the holders of a majority of the outstanding shares of the Company's Common Stock.

     A maximum of 100,000 shares of Common Stock (subject to certain anti-dilution adjustments) may be issued to eligible directors upon the exercise of options granted under the Directors' Option Plan. Currently, options for 67,500 shares of Common Stock have been granted under the Directors' Option Plan to Messrs. Stone, Jordaan and Camacho, all of which are currently exercisable. The average exercise price of such options is $3.90 per share.

     Stock options may be granted under the Directors' Option Plan to any director who is not an employee of the Company and is not a holder of more than 1% of the outstanding shares of the Company's Common Stock or a person who is in control of such holder ("Eligible Directors").

     Eligible Directors automatically receive an initial grant of options to purchase 20,000 shares of Common Stock upon their appointment to the Board of Directors, and annual grants of options to purchase 2,500 shares of Common Stock as of the date following each annual meeting of the Company's shareholders. The exercise price of options granted under the Directors' Option Plan will be at least the fair market value of a share of the Common Stock on the date of grant. Options granted pursuant to the Directors' Option Plan are immediately exercisable. The expiration date of each option is not more than six years from the date of grant. Payment for shares purchased upon exercising an option are made in cash or by certified check, bank draft or money order, or by delivery of previously owned shares of Common Stock held for at least six months (at their fair market value), or partly in cash and partly in such Common Stock.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company to its President and Chief Executive Officer for services rendered to the Company in all capacities during the years ended December 31, 1993, 1994 and 1995. No other executive officer of the Company had total salary and bonus which exceeded $100,000 for the Company's fiscal years ended December 31, 1993, 1994 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                ANNUAL
                                                                            COMPENSATION(1)
                                                                          -------------------
                                                                          YEAR        SALARY
                                                                          ----       --------
Jorn Budde..............................................................  1995       $120,000
  President and Chief Executive Officer                                   1994       $ 96,000
                                                                          1993       $ 96,000

- ---------------

(1) The Company's President and Chief Executive Officer receives personal benefits in addition to salary and cash bonuses. The aggregate amount of such personal benefits, however, does not exceed the lesser of $50,000 or 10% of the total of his annual salary and bonus.

EMPLOYMENT AGREEMENTS

     GISE has entered into an Employment Agreement dated as of May 9, 1996 (the "Brohez Employment Agreement") with Jose Martinez Brohez, pursuant to which Mr. Brohez has agreed to remain employed by GISE as its President and Chief Executive Officer until May 9, 2000. The Brohez Employment Agreement provides for a base salary of $70,000 per year and contains provisions prohibiting Mr. Brohez from engaging or investing in any business that competes with GISE or soliciting any of GISE's employees, during the term of the Brohez Employment Agreement and for a period of two years thereafter, without the express written consent of GISE. The Company has no other employment agreements with its key executive officers.

EMPLOYEE STOCK OPTION PLAN

     In 1994, the Board of Directors and the shareholders of the Company approved the adoption of the Employee's Option Plan. Stock options granted pursuant to the Employee's Option Plan may either be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or non-qualified stock options. The number of shares of Common Stock originally reserved for issuance pursuant to the Plan was 480,000 shares. As of May 1, 1996, options for 380,000 shares of Common Stock were outstanding under the Employee's Option Plan at an average exercise price of $4.20 per share.

     The Employee's Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Employee's Option Plan, the Compensation Committee has the exclusive power to interpret the Employee's Option Plan, to grant waivers of restrictions thereunder and to adopt such rules and regulations as it may deem necessary or appropriate in keeping with the objectives of the Employee's Option Plan.

     Options granted pursuant to the Employee's Option Plan become exercisable on such date or dates as may be established by the Compensation Committee. The exercise price of options granted under the Employee's Option Plan may not be an amount less than the market value of Common Stock at the time of grant. The exercise price must be paid in full in cash at the time an option is exercised or, if permitted by the Compensation Committee, by means of tendering previously owned shares of Common Stock, or partly in cash and partly in Common Stock.

     In the event of a stock split, stock dividend, combination or reclassification or certain other corporate transactions, the Compensation Committee is authorized to make appropriate adjustments to the exercise price and number of shares subject to options granted under the Employee's Option Plan. Subject to certain limitations, the Board of Directors is authorized to amend, modify or terminate the Employee's Option Plan to meet any changes in legal requirements for any other purpose permitted by law.

INDEMNIFICATION AND LIMITATION ON LIABILITY

     The Company's Articles of Incorporation, as amended, and By-laws, as amended, provide that the Company shall indemnify all directors and officers of the Company to the fullest extent permitted by the Texas Business Corporation Act. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. In addition, the By-laws contain certain provisions intended to facilitate receipt of such benefits.

     As authorized by the Texas Miscellaneous Corporation Laws Act, UniMark's Articles of Incorporation, as amended, provide that the Company's directors will have no personal liability to UniMark or its shareholders for monetary damages for breach or alleged breach of the directors' duty of care. This provision has no effect on director liability for (i) a breach of the directors' duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty of a director or involving intentional misconduct or knowing violations of law, (iii) approval of any transaction from which a director derives an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. In addition, the Company's Articles of Incorporation, as amended, provide that any additional liabilities permitted to be eliminated by subsequent legislation will automatically be eliminated without further shareholder vote, unless additional shareholder approval is required by such legislation.

     The principal effect of the limitation of liability provision is that a shareholder is unable to prosecute an action for monetary damages against a director of the Company unless the shareholder can demonstrate one of the specified bases for liability.

     This provision does not eliminate a director's duty of care. However, the inclusion of this provision in the Company's Articles of Incorporation, as amended, may discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders. This provision should not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. Furthermore, it does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws.

                              CERTAIN TRANSACTIONS

     Effective January 2, 1995, the Company entered into a five-year operating agreement with Industrias Horticolas de Montemorelos, S.A. de C.V. ("IHMSA") to operate a freezing plant located in Montemorelos, Nuevo Leon, Mexico. Pursuant to the terms of the operating agreement, the Company has agreed to pay IHMSA an operating fee sufficient to cover the interest payments on IHMSA's outstanding debt. This debt is denominated in U.S. dollars and has an outstanding principal amount of approximately $4,600,000. Interest on this debt is charged at variable rates ranging from 9.8% to 15.5%. The Company is responsible for all raw material and operating costs and the sale of the finished goods produced at the IHMSA plant. Payments made pursuant to the operating agreement were $347,090 during the year ended December 31, 1995. During the term of the operating agreement, the Company has a right of first refusal to buy the IHMSA facility at its fair market value as determined at the time the right of first refusal is exercised. The family of Messrs. Rafael Vaquero Bazan, Eduardo Vaquero Bazan and Pedro Vaquero Garcia owns an approximate 8% interest in IHMSA. The Company believes that said arrangement is no less favorable to the Company than would be available from unrelated third parties.

     Effective July 1, 1995, the Company entered into a ten-year operating agreement with Azteca to operate a processing plant in Montemorelos, Nuevo Leon, Mexico. The operating agreement provides for payments in the amount of interest of approximately $220,000 on Azteca's existing debt and asset and property taxes. During the six-month period ended December 31, 1995, payments made pursuant to the operating agreement were approximately $25,000. During the term of the operating agreement, the Company has a right of first refusal to buy the Azteca facility at its then fair market value. Prior to July 1, 1995, Azteca co-packed chilled grapefruit sections and mango slices for the Company. During the six-month period ended June 30, 1995, Azteca co-packed approximately $1.4 million of fruit for the Company. During the year ended December 31, 1995, the aggregate amount of payments made to Azteca was $143,095. The Company believes that said arrangements are no less favorable to the Company than would be available from unrelated third parties. At December 31, 1995 Azteca owned an approximate 9.2% interest in the Company. The Vaquero family owns collectively an approximate 14.3% interest in Azteca.

     In November 1995, the Company entered into a lease agreement with Loma Bonita Partners, a Texas general partnership, for approximately 200 hectares (approximately 494 acres) of land located in Loma Bonita, Veracruz, Mexico for the development of citrus groves. The lease commenced in December 1995 and expires in ten years. Messrs. Jorn Budde and Rafael Vaquero are the two general partners of Loma Bonita Partners. Rent expense on this lease was $5,670 for the month of December 1995. The Company believes that said lease agreement is on terms no less favorable to the Company than would be available from unrelated third parties.

     The Company operates a 144 acre grapefruit grove located close to the ICMOSA plant in Montemorelos, Mexico pursuant to a ten year operating agreement that expires in 2000. Pursuant to the agreement, the Company operates the grove and purchases all the grapefruit produced at a formula price tied to purchases from unrelated third parties. During 1995, the Company purchased approximately $156,000 of grapefruit pursuant to this agreement. The grove is owned by a partnership that consists primarily of shareholders of Azteca. The Vaquero family collectively owns an approximate 14.3% interest in this partnership. The Company believes that said arrangement is on terms no less favorable to the Company than would be available from unrelated third parties.

     The Company leases its corporate office facility from an entity controlled by Mr. Budde. Rent expense on this lease was approximately $36,000 for the year ended December 31, 1995. The Company believes that said arrangement is on terms no less favorable to the Company than would be available from unrelated third parties.

     During 1995, the Company paid Jordaan, Howard and Pennington, PLLC an amount of $106,145 for legal services rendered. Mr. Jordaan, a director of the Company, is a member of Jordaan, Howard & Pennington, PLLC. The Company believes that said arrangement is on terms no less favorable to the Company than would be available from unrelated third parties.

FUTURE TRANSACTIONS

     Although the Company intends that the terms of any future transactions and agreements between the Company and its directors, officers, principal shareholders or other affiliates will be no less favorable than could be obtained from unaffiliated third parties, no assurances can be given in this regard. Any such future transactions that are material to the Company and are not in the ordinary course of business will be approved by a majority of the Company's independent and disinterested directors.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information as of May 10, 1996, and as adjusted to reflect the sale of 1,400,000 shares of Common Stock by the Company and 600,000 shares by the Selling Shareholders in this offering, regarding the beneficial ownership of the Common Stock by: (i) all persons known by the Company to own beneficially more than 5% of the Common Stock; (ii) each director of the Company; (iii) the chief executive officer of the Company; (iv) all directors and executive officers of the Company as a group; and (v) the Selling Shareholders. All information with respect to ownership by the Selling Shareholders has been furnished by the Selling Shareholders.

                                                                                                PERCENT OF
                                                                                            OUTSTANDING STOCK
                                                                                                 OWNED(1)
                                       AMOUNT AND NATURE                                   --------------------
          NAME AND ADDRESS               OF BENEFICIAL     SHARES BEING    SHARES OWNED     BEFORE      AFTER
       OF BENEFICIAL OWNERS(1)             OWNERSHIP        OFFERED(2)    AFTER OFFERING   OFFERING    OFFERING
- -------------------------------------  -----------------   ------------   --------------   --------    --------
Rafael Vaquero Bazan(3)..............        802,503           26,812          656,106       11.70%       7.94%
Jorn Budde...........................        619,865           72,277          547,588        9.03        6.63
Pedro Vaquero Garcia(3)..............        549,849                0          430,264        8.01        5.21
Empacadora de Naranjas Azteca S.A.
  ("Azteca").........................        545,971          119,585          426,386        7.96        5.16
Kennedy Capital Management,
  Inc.(4)............................        516,000                0          516,000        7.52        6.25
Operadora Agros, S.A. de C.V.........        391,565          100,000          291,565        5.71        3.53
Fernando Camacho Casas(5)............        414,065                0          314,065        6.03        3.80
Dr. David Madero Gonzalez............        465,689                0          465,689        6.79        5.64
Enrique Portilla.....................        418,065           26,500          291,565        6.09        3.53
Jose Martinez Brohez.................         34,736                0           34,736           *           *
Eduardo Vaquero Bazan................         54,981           12,000           42,981           *           *
Jakes Jordaan(6).....................         47,800                0           47,800           *           *
Edward Stone(6)......................         25,000                0           25,000           *           *
Hector Garza Moreno..................         32,069           32,069                0           *           0
Angelina Welsh.......................         66,351           30,000           36,351           *           *
Fernando Cantu.......................        111,400           30,000           81,400        1.62           *
Guillermo Paras G. ..................         27,865           16,000           11,865           *           *
Empacadora Frutas de Mexico, S.A. de
  C.V. ..............................         28,284           14,000           14,284           *           *
Gustavo Menchaca R. .................         12,632           12,632                0           *           0
Lilia Welsh..........................         24,784           12,284           12,500           *           *
Ignacio Landa A. ....................         10,046           10,046                0           *           0
Esperanza Mora.......................         20,453           10,000           10,453           *           *
Pedro Garza Cantu....................         27,657            7,657           20,000           *           *
Rodolfo De La Garza..................         18,641            9,000            9,641           *           *
Alicia Gonzales De A. ...............          8,663            8,663                0           *           0
Juan Cardena S. .....................          7,987            7,987                0           *           0
Beatriz Paras........................         46,223            5,000           41,223           *           *
Miguel Albuerne Foz. ................          4,942            4,942                0           *           0
Sergio Guerra........................          4,177            4,177                0           *           0
Armando Trevino......................          9,877            3,955            5,922           *           *
Carlos Cardenas......................          7,453            3,250            4,203           *           *
Armando Guerra.......................          6,180            3,180            3,000           *           *
Sara Welsh...........................         12,946            2,500           10,446           *           *
Ricardo Albuerne W. .................          2,419            2,419                0           *           0
Miguel Albuerne W. ..................          2,419            2,419                0           *           0
Dolores Garcia M. ...................          2,213            2,213                0           *           0
Gerardo Trevino G. ..................          8,433            8,433                0           *           0
All directors and executive officers
  as a group (10 persons)(7).........      2,083,092          230,674        1,852,418       30.36%      22.42%

- ---------------

  * Less than 1%.

(footnotes on following page)

(1) The address for Messrs. Jorn Budde, Rafael Vaquero Bazan, and Pedro Vaquero Garcia is 124 McMakin Road, Lewisville, Texas 75067. The address for Mr. Fernando Camacho Casas and Mr. Enrique Portilla is Descartes No. 54, 1er Piso, Col. Anzures 11590 Mexico, D.F. The address for Mr. Jose Martinez Brohez is Carrera Torres TE. 226. C.P., Cd. Victoria, TAM. 8700 Mexico. The address for Azteca is Carr Gral Terain #102 Apartado 76 Montemorelos, Nuevo Leon Mexico. The address for Kennedy Capital Management, Inc. is 425 N. New Ballas Road, Suite 181, St. Louis, Mo. 63141-6821.

(2) Messrs. Budde and Vaquero have granted to the Underwriters an over-allotment option to purchase up to 16,000 and 7,000 shares of Common Stock, respectively. If the over-allotment option is exercised in full, these persons will beneficially own 531,588 (6.21%) and 649,106 (7.58%) shares of Common Stock, respectively.

(3) Includes 545,971 shares of Common Stock held by Azteca.

(4) Except to the extent that the information is believed to be otherwise known by the Company, the information given is as of or about February 15, 1996, as reported by Kennedy Capital Management, Inc. in its Schedule 13G filed with the Securities and Exchange Commission. The address for Dr. David Modero Gonzalez is Calle Cristal vm 22 Penthous Frace. Valle del Camp estre Montenez, Nuevo Leon, Mexico.

(5) Includes 391,565 shares of Common Stock held by Operadora Agros, S.A. de C.V, a Mexican entity ("Agros"), of which Mr. Camacho is a managing director, and 22,500 shares of Common Stock underlying presently exercisable stock options. Mr. Camacho disclaims beneficial ownership of the Agros' shares.

(6) Includes 22,500 shares of Common Stock underlying presently exercisable stock options.

(7) For purposes of the group total, the 545,971 shares held by Azteca attributed to both Mr. Rafael Vaquero Bazan and Mr. Pedro Vaquero Garcia are included only once.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the Company's capital stock and selected provisions of its Articles of Incorporation and By-laws, as amended is a summary and is qualified in its entirety by the Company's Articles of Incorporation and By-laws as amended, copies of which have been filed with the Securities and Exchange Commission (the "Commission") as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The Company is authorized to issue 20,000,000 shares of Common Stock, $.01 par value. Holders of Common Stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of shareholders. Cumulative voting of shares of Common Stock is prohibited. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.

     Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable.

UNDERWRITERS' WARRANTS

     In August 1994, UniMark completed an initial public offering (the "IPO") of 550,000 units (the "Units"), each Unit consisting of three shares of Common Stock and two redeemable common stock purchase warrants (the "Warrants"). In connection with the IPO, UniMark issued certain warrants to its underwriting representatives (the "Underwriters' IPO Warrants") to purchase up to 55,000 Units for $15.00 per Unit. The Underwriters IPO Warrants are exercisable until August 11, 1999. The Underwriters Warrants have certain demand and incidental registration rights. Presently, Underwriters IPO Warrants covering an aggregate of 78,190 shares of Common Stock are outstanding.

SHAREHOLDER ACTION

     Pursuant to the Company's Articles of Incorporation, as amended, with respect to any action required of or by the holders of the Company's Common Stock, the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

     Under the Texas Business Corporation Act, shareholders may take certain actions without the holding of a meeting by a written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the shareholders is required to be given to those shareholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by shareholders and to reduce the corporate expense associated with annual and special meetings of shareholders. Pursuant to the rules and regulations of the Commission, if shareholder action is taken by written consent, the Company will be required to send each shareholder entitled to vote on the applicable matter, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock and Warrants is Harris Trust and Savings Bank, N.A., Chicago, Illinois.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 8,261,833 shares of Common Stock outstanding. All of the 1,400,000 shares sold by the Company in this offering will be freely transferable without further restriction or registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as defined under the Securities Act). Of these 8,261,833 shares of Common Stock, 2,541,951 shares are "restricted securities" under applicable securities laws. Additional shares of Common Stock may become eligible for sale in the public market from time to time upon exercise of warrants and stock options.

     Holders of restricted securities must comply with the requirements of Rule 144 in order to sell their shares in the open market. In general, under Rule 144 as currently in effect, any affiliate of the Company and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least two years, would be entitled to sell in the open market within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 82,600 shares immediately after this offering); or (ii) the average weekly trading volume reported on the Nasdaq National Market System during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about the Company. Nonaffiliates who have held their restricted shares for three years are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates of the Company for the three months preceding such sale. As of May 1, 1996, options to acquire a total of 380,000 shares and 67,500 shares are outstanding under the Employees' Option Plan and the Directors' Option Plan, respectively. An additional 87,000 shares and 32,500 shares are available for future option grants under the Employees' Option Plan and the Directors' Option Plan, respectively. See "Management -- Compensation of Directors -- Employee Stock Option Plan."

     The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price of Common Stock. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

                                  UNDERWRITING

     The Underwriters below, for whom Rodman & Renshaw, Inc. ("Rodman") and Rauscher Pierce Refsnes, Inc. ("Rauscher") are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth below opposite their respective names.

                                  UNDERWRITER                          NUMBER OF SHARES
                                  -----------                          ----------------
        Rodman & Renshaw, Inc.......................................
        Rauscher Pierce Refsnes, Inc................................
                                                                           ---------
                  Total.............................................       2,000,000
                                                                           =========

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other considerations. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of Common Stock if any are purchased.

     The Underwriters, through the Representatives, have advised the Company that they propose to offer the Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may
allow to selected dealers a concession of $          per share, and that such
dealers may reallow a concession of $      per share to certain other dealers.
After the public offering, the offering price and other selling terms may be changed by the Underwriters. The Common Stock is included for quotation on the Nasdaq National Market.

     The Company and certain of the Selling Shareholders have granted to the Underwriters a 30-day over-allotment option to purchase up to an aggregate of 300,000 additional shares of Common Stock, exercisable at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it as shown in the above table bears to the 2,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

     The officers, directors, principal shareholders and Selling Shareholders of the Company have agreed that they will not sell or dispose of any shares of Common Stock of the Company for a period of 180 days after the later of the date on which the Registration Statement is declared effective by the Commission or the first date on which the shares are bona fide offered to the public, without the prior written consent of the Representatives.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     In connection with the offering made hereby, certain Underwriters and selling group members (if any) or their respective affiliates who are qualified registered market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act, during a specified period before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     The Company has obtained a $3.0 million, 120-day bank loan, ($2.5 million of which was used in connection with the Simply Fresh Acquisition) from Confia, S.A., Institucion de Banca Multiple, Abaco Casa de Bolsa, S.A. de C.V., a wholly owned subsidiary of Abaco Grupo Financiero, S.A. de C.V. ("AGF"). AGF owns a majority of the outstanding stock of Rodman & Renshaw Capital Group, Inc. ("RRCG"). Rodman & Renshaw, Inc. is a wholly owned subsidiary of RRCG.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Jordaan, Howard & Pennington, PLLC, Dallas, Texas. Members of Jordaan, Howard & Pennington, PLLC beneficially own 149,500 shares of Common Stock, including 49,500 shares of Common Stock beneficially owned by Mr. Jordaan, a member of the Company's Board of Directors. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed on for the Underwriters by Katten Muchin & Zavis, a partnership including professional corporations, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of The UniMark Group, Inc. at December 31, 1994 and 1995, and for the each of the three years in the period ended December 31, 1995, and the financial statements of Simply Fresh Fruit, Inc. at December 31, 1995 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Les Produits Deli-Bon Inc. at January 31, 1995 and January 2, 1996, and for the twelve months ended January 31, 1995 and the eleven months ended January 2, 1996, appearing in this Prospectus and Registration Statement have been audited by Laberge Lafleur, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Grupo Industrial Santa Engracia, S.A. de C.V. at December 31, 1995, and for the year then ended, have been audited by Mancera, S.C. Ernst & Young, independent auditors, and at December 31, 1994, and for each of the two years in the period ended December 31, 1994, by Garza, Jasso, y Asociados, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its following regional offices: Suite 1400, 500 West Madison Street, Chicago, Illinois 60621-2511, and 7 World Trade Center, New York, New York 10048. Also, copies of such material can be obtained at prescribed rates from the Public Reference Selection of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     No person has been authorized to give any information or to make any representations in connection with the offering described herein other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not qualified to do so or to any person to whom it is not lawful to make such offer or solicitation in such jurisdiction.

     The Company has filed with the Commission a Registration Statement on Form S-1 (as amended from time to time and together with all exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus which constitutes a part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by the rules of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement.

     The Registration Statement may be inspected, without charge, and copies may be obtained, at prescribed rates, at the public reference facilities of the Commission maintained at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement may also be obtained by mail at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                            THE UNIMARK GROUP, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
THE UNIMARK GROUP, INC.; LES PRODUITS DELI-BON INC.; GRUPO INDUSTRIAL SANTA ENGRACIA,
  S.A. DE
  C.V. AND SIMPLY FRESH FRUIT, INC.
  Introduction to Pro Forma Condensed Consolidated Financial Information..............  F-2
  Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1995
     (Unaudited)......................................................................  F-3
  Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31,
     1995 (Unaudited).................................................................  F-4
  Notes to Pro Forma Condensed Consolidated Financial Information (Unaudited).........  F-5
HISTORICAL FINANCIAL INFORMATION
THE UNIMARK GROUP, INC.
  Report of Independent Auditors......................................................  F-7
  Consolidated Balance Sheets as of December 31, 1994 and 1995........................  F-8
  Consolidated Statements of Income for the Years Ended December 31, 1993, 1994 and
     1995.............................................................................  F-9
  Consolidated Statements of Shareholders' Equity for the Years Ended December 31,
     1993, 1994 and 1995..............................................................  F-10
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1994
     and 1995.........................................................................  F-11
  Notes to Consolidated Financial Statements..........................................  F-12
LES PRODUITS DELI-BON INC.
  Auditors' Report....................................................................  F-22
  Balance Sheet as of January 31, 1995 and January 2, 1996............................  F-23
  Statement of Earnings for the Year Ended January 31, 1995 and the Eleven Months
     Ended January 2, 1996............................................................  F-24
  Statement of Retained Earnings for the Year Ended January 31, 1995 and the Eleven
     Months Ended January 2, 1996.....................................................  F-25
  Statement of Changes in Financial Position for the Year Ended January 31, 1995 and
     the Eleven Months Ended January 2, 1996..........................................  F-26
  Notes to Financial Statements.......................................................  F-27
GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.
  Reports of Independent Auditors.....................................................  F-30
  Balance Sheets as of December 31, 1994 and 1995.....................................  F-32
  Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995.......  F-33
  Statements of Stockholders' Equity for the Years Ended December 31, 1993, 1994 and
     1995.............................................................................  F-34
  Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995.......  F-35
  Notes to Financial Statements.......................................................  F-36
SIMPLY FRESH FRUIT, INC.
  Report of Independent Auditors......................................................  F-43
  Balance Sheet as of December 31, 1995...............................................  F-44
  Statement of Income and Retained Earnings for the Year Ended December 31, 1995......  F-45
  Statement of Cash Flows for the Year Ended December 31, 1995........................  F-46
  Notes to Financial Statements.......................................................  F-47

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)

     On January 3, 1996, the Company acquired all the outstanding shares of capital stock of Les Produits Deli-Bon Inc. ("Deli-Bon"), a Quebec corporation, which is a processor of fruit and primarily targets the foodservice industry. Total consideration for the purchase of the shares included approximately: (i) $787,000 in cash; (ii) a $49,000 six-month promissory note and (iii) 28,510 shares of Common Stock.

     On May 9, 1996, the Company acquired all the outstanding shares of capital stock of Grupo Industrial Santa Engracia, S.A. de C.V., a Mexican company ("GISE"), which is a processor of citrus concentrate, oils and juices. Total consideration for the purchase of the shares included 782,614 shares of Common Stock and contingent consideration of up to an additional $8.0 million of Common Stock or cash if certain future earnings targets are achieved.

     Also on May 9, 1996, the Company acquired all the outstanding shares of capital stock of Simply Fresh Fruit, Inc., a California corporation ("Simply Fresh"), which is a processor of fruit and primarily targets the foodservice industry. Total consideration for the purchase of the shares included approximately: (i) $2,500,000 in cash; (ii) 90,909 shares of Common Stock and
(iii) $1 million in cash payable in consideration for a five-year covenant not to compete.

     The unaudited pro forma condensed consolidated balance sheet of the Company, GISE, Simply Fresh and Deli-Bon, as of December 31, 1995, reflects these acquisitions as if they had occurred on December 31, 1995.

     The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 1995 reflects these acquisitions as if they had occurred on January 1, 1995.

     Historically, Simply Fresh has purchased fresh fruit on the open market for processing at their facility in Los Angeles, California. UniMark intends to provide Simply Fresh with fresh fruit processed at its facilities in Mexico at a significant cost savings to Simply Fresh. UniMark is exercising its plan to initially provide pineapple and melons to Simply Fresh this season. Accordingly, a reduction in Simply Fresh's cost of products sold equal to the estimated cost savings (Simply Fresh's actual cost minus UniMark's cost delivered to Los Angeles) of UniMark providing 50% of the pineapple and melons processed by Simply Fresh during 1995 has been reflected as an adjustment in the unaudited pro forma condensed consolidated statement of income.

     The unaudited pro forma condensed consolidated balance sheet and statement of income should be read in conjunction with the separate historical financial statements of the Company, GISE, Simply Fresh and Deli-Bon, and related notes appearing elsewhere in this Prospectus. The pro forma financial information is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it necessarily indicative of the future results of the combined Company.

    THE UNIMARK GROUP, INC.; GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.;
            SIMPLY FRESH FRUIT, INC. AND LES PRODUITS DELI-BON INC.

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               DECEMBER 31, 1995

                                     ASSETS

                                                                               PRO FORMA
                                                          SIMPLY              ADJUSTMENTS      PRO FORMA
                                       UNIMARK    GISE    FRESH    DELI-BON    (NOTE 2)         BALANCE
                                       -------   ------   ------   --------   -----------      ---------
                                                         (IN THOUSANDS OF U.S. DOLLARS)
Current assets:
  Cash and cash equivalents..........  $ 6,286   $  320   $    4    $  150      $(3,287)(a)     $ 6,473
                                                                                  3,000 (b)
  Receivables........................    4,574    1,474      786       257           --           7,091
  Inventories........................    6,182    2,252      159        86           --           8,679
  Taxes receivable...................      824      402       --        --           --           1,226
  Deferred income taxes..............       81       --       11        --           --              92
  Prepaid expenses...................      300       68       30        11           --             409
                                       -------   ------   ------    ------      -------         -------
Total current assets.................   18,247    4,516      990       504         (287)         23,970
Marketable securities................       --       --       87        --           --              87
Property, plant and equipment........    7,689    3,761      422       526        4,676 (c)      17,074
Deferred income taxes................      338      573       14        --           --             925
Goodwill.............................       --       --       --        --        5,901 (d)       5,901
Covenant not to compete..............       --       --       --        --        1,002 (e)       1,002
Other assets.........................      224       --      154        --          (19)(f)         359
                                       -------   ------   ------    ------      -------         -------
                                       $26,498   $8,850   $1,667    $1,030      $11,273         $49,318
                                       =======   ======   ======    ======      =======         =======
                                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings..............  $ 3,545   $1,953   $   --    $   --      $    49 (g)     $ 8,547
                                                                                  3,000 (b)
  Current portion of long-term
     debt............................      183      222      127        56          163 (h)         751
  Accounts payable...................    4,356    1,497      839       329           --           7,021
  Accrued expenses...................      943      314      108        --           --           1,365
  Income taxes payable...............       13       --       --         3           --              16
  Deferred income taxes..............    1,726      926       --        --           15 (i)       2,667
                                       -------   ------   ------    ------      -------         -------
Total current liabilities............   10,766    4,912    1,074       388        3,227          20,367
Long-term debt, less current
  portion............................      699    2,263      226        91          839 (j)        4,118
Deferred income taxes................       55       --       --        19           --              74
Shareholders' equity:
  Common stock.......................       59    1,779       22       375       (2,167)(k)          68
  Additional paid-in capital.........   13,035       --       --        --        9,772 (1)       22,807
  Retained earnings..................    1,884     (104)     345       157         (398)(m)       1,884
                                       -------   ------   ------    ------      -------         -------
Total shareholders' equity...........   14,978    1,675      367       532        7,207          24,759
                                       -------   ------   ------    ------      -------         -------
                                       $26,498   $8,850   $1,667    $1,030      $11,273         $49,318
                                       =======   ======   ======    ======      =======         =======

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

    THE UNIMARK GROUP, INC.; GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.;
            SIMPLY FRESH FRUIT, INC. AND LES PRODUITS DELI-BON INC.

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

                                                                               PRO FORMA
                                                        SIMPLY                ADJUSTMENTS      PRO FORMA
                                  UNIMARK     GISE      FRESH     DELI-BON     (NOTE 3)         BALANCE
                                  -------    -------    ------    --------    -----------      ---------
                                         (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)
Net sales........................ $36,866    $13,915    $8,918     $2,675        $  --          $62,374
Cost of products sold............  24,192      7,776     6,990      2,019         (547)(a)       40,762
                                                                                   332(b)
                                  -------    -------    ------     ------        -----          -------
                                   12,674      6,139     1,928        656          215           21,612
Selling, general and
  administrative expenses........   8,423      1,987     1,813        587         (327)(c)       12,916
                                                                                   355(d)
                                                                                    78(b)
                                  -------    -------    ------     ------        -----          -------
Income from operations...........   4,251      4,152       115         69          109            8,696
Other income (expense):
  Interest expense...............    (318)      (922)      (33)       (12)        (198)(e)       (1,483)
  Interest income................     470        201         9         --           --              680
  Foreign currency transaction
     gain (loss).................     124       (868)       --         --           --             (744)
  Other..........................      98         --         8         --           --              106
                                  -------    -------    ------     ------        -----          -------
                                      374     (1,589)      (16)       (12)        (198)          (1,441)
                                  -------    -------    ------     ------        -----          -------
Income before income taxes.......   4,625      2,563        99         57          (89)           7,255
Income tax expense...............   1,678      1,009        29         13           24(f)         2,753
                                  -------    -------    ------     ------        -----          -------
Net income....................... $ 2,947    $ 1,554    $   70     $   44        $(113)         $ 4,502
                                  =======    =======    ======     ======        =====          =======
Earnings per share:
  Primary........................ $  0.53                                                       $  0.69
                                  =======                                                       =======
  Fully diluted.................. $  0.51                                                       $  0.67
                                  =======                                                       =======

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

    THE UNIMARK GROUP, INC.; GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.;
            SIMPLY FRESH FRUIT, INC. AND LES PRODUITS DELI-BON INC.

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Deli-Bon

The accompanying historical financial statements of Deli-Bon were prepared in accordance with the accounting principles generally accepted in Canada and are presented in Canadian dollars. No material variations exist between these principles and those generally accepted in the United States.

Deli-Bon amounts presented in the pro forma condensed consolidated balance sheet consist of the historical balance sheet of Deli-Bon as of January 2, 1996, which were converted into U.S. dollars at the exchange rate at the date of cash transfers of $.7493. Deferred grants appearing in the Deli-Bon balance sheet have been reclassified into property, plant and equipment.

     Deli-Bon amounts presented in the pro forma condensed consolidated statement of income consist of the historical statement of earnings of Deli-Bon for the eleven months ended January 2, 1996, plus results of operations for the one month ended January 31, 1995, to reflect a comparative twelve months of operations. This result was converted into U.S. dollars at the average exchange rate for the year of $.7285.

GISE

The accompanying historical financial statements of GISE were prepared in accordance with U.S. generally accepted accounting principles and are presented in pesos. GISE amounts presented in the pro forma condensed consolidated balance sheet consist of the GISE historical balance sheet amounts which were converted into U.S. dollars at the year end exchange rate of 7.7396 pesos. GISE amounts presented in the pro forma condensed consolidated statement of income consist of the GISE historical statement of income amounts, which were converted into U.S. dollars at the average exchange rate for the year of 6.4647 pesos.

NOTE 2 -- PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET ADJUSTMENTS

     (a) To record the aggregate cash portion of the consideration paid in connection with the Simply Fresh Acquisition of $2,500,000 and the Deli-Bon Acquisition of $787,000.

     (b) To record a $3,000,000, 120-day bank loan bearing interest at 11.37% per annum, $2,500,000 of which was used to fund the cash portion of the consideration paid in connection with the Simply Fresh Acquisition.

     (c) To increase property, plant and equipment to their fair values at the dates of acquisition, the GISE Acquisition, $4,275,000, and the Deli-Bon Acquisition, $401,000.

     (d) To record aggregate goodwill resulting from the GISE Acquisition of $2,450,000, the Simply Fresh Acquisition of $3,183,000, and the Deli-Bon Acquisition of $268,000.

     (e) To record the aggregate present value discounted at 9% of the consideration to be paid in connection with non-compete agreements executed in connection with the Simply Fresh Acquisition, $803,000, and the Deli-Bon Acquisition, $199,000.

     (f) To record the aggregate reduction in other assets resulting from acquisition costs incurred prior to December 31, 1995.

     (g) To record a $49,000 short-term note payable bearing interest at 9% issued to a former shareholder of Deli-Bon in connection with the Deli-Bon Acquisition.

     (h) To record the current portion of amounts payable under non-compete agreements executed in connection with the Simply Fresh Acquisition, $133,000, and the Deli-Bon Acquisition, $30,000. (See Note (e) above).

     (i) To record deferred income taxes resulting from the Deli-Bon
Acquisition.

     (j) To record the non-current portion of amounts payable under non-compete agreements executed in connection with the Simply Fresh Acquisition, $670,000, and the Deli-Bon Acquisition, $169,000. (See Note (e) above).

     (k) To eliminate the capital accounts of GISE, $1,779,000, Simply Fresh, $22,000, and Deli-Bon, $375,000, offset by the recording of the par value of $.01 per share in connection with shares issued to GISE, 782,614 shares, Simply Fresh, 90,909 shares and Deli-Bon, 28,510 shares.

     (l) To record the additional paid-in capital resulting from the excess of the value of Common Stock issued in connection with the Acquisitions over the par value of such shares.

     (m) To eliminate the retained earnings of GISE, Simply Fresh and Deli-Bon resulting from their acquisitions.

NOTE 3 -- PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME ADJUSTMENTS

     (a) To record the reduction in Simply Fresh's cost of products sold equal to the estimated cost savings (Simply Fresh's actual cost minus UniMark's cost delivered to Los Angeles) of UniMark providing 50% of the pineapple and melons processed by Simply Fresh during 1995.

     (b) To record increased depreciation expense over estimated useful lives ranging from 3-25 years as a result of the increased carrying value of fixed assets of GISE and Deli-Bon. (See Note 2(c)).

     (c) To reflect the elimination of excess compensation in the amount of $108,000 attributable to the reduction in salary of a former shareholder of Simply Fresh and the elimination of $219,000 in fees paid to a company owned by the former Chairman of the Board of Simply Fresh in connection with procurement of fruit, which fees will no longer be paid following the Simply Fresh Acquisition.

     (d) To record the amortization of goodwill over 40 years for GISE and Simply Fresh, and 20 years for Deli-Bon amounting to an aggregate of $154,000, and the amortization of non-compete agreements over their five-year terms amounting to an aggregate of $201,000.

     (e) To record (i) interest expense amounting to $2,000 on a $49,000 short-term note payable issued to a former shareholder of Deli-Bon in connection with the Deli-Bon Acquisition; (ii) interest expense amounting to $114,000 on a $3,000,000, 120-day bank loan, $2.5 million of which was used to fund the cash portion of the consideration paid in connection with the Simply Fresh Acquisition; and (iii) accretion amounting to $201,000 on non-compete agreements executed in connection with the Simply Fresh Acquisition and the Deli-Bon Acquisition. (See Notes 2(g) and (b) above).

     (f) To record the increase in income tax expense incurred as a result of the pro forma adjustments after consideration of non-deductible goodwill amounting to $154,000.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
The UniMark Group, Inc.

     We have audited the accompanying consolidated balance sheets of the UniMark Group, Inc. (the Company) as of December 31, 1994 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The UniMark Group, Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Dallas, Texas
February 26, 1996, except for
Note 13, as to which
the date is May 9, 1996

                            THE UNIMARK GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1994        1995
                                                                           -------     -------
Current assets:
  Cash and cash equivalents..............................................  $   803     $ 6,286
  Accounts receivable -- trade, net of allowance of $50 in 1994 and $70
     in 1995.............................................................    3,255       4,298
  Accounts receivable -- other...........................................      107         134
  Receivables from related parties (Note 6)..............................      289          90
  Due from shareholders (Note 6).........................................       73          52
  Inventories (Note 2)...................................................    2,902       6,182
  Income and value added taxes receivable................................       80         824
  Deferred income taxes (Note 8).........................................       27          81
  Prepaid expenses.......................................................      108         300
                                                                           -------     -------
          Total current assets...........................................    7,644      18,247
Property, plant and equipment, net (Notes 3 and 5).......................    2,911       7,689
Deferred income taxes (Note 8)...........................................      458         338
Other assets.............................................................      163         224
                                                                           -------     -------
          Total assets...................................................  $11,176     $26,498
                                                                           =======     =======
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings (Note 4).........................................  $ 1,240     $ 3,545
  Current portion of long-term debt......................................      486         183
  Accounts payable -- trade..............................................      940       4,356
  Payable to related parties.............................................      289          --
  Accrued expenses.......................................................      455         943
  Income taxes payable...................................................      125          13
  Deferred income taxes (Note 8).........................................      298       1,726
                                                                           -------     -------
          Total current liabilities......................................    3,833      10,766
Long-term debt, less current portion (Note 5)............................      919         699
Deferred income taxes (Note 8)...........................................       32          55
Commitments (Note 7)
Shareholders' equity (Notes 9, 10 and 11)
  Common stock, $0.01 par value:
     Authorized shares -- 20,000,000
     Issued and outstanding shares -- 4,650,000 in 1994 and 5,918,050 in
      1995...............................................................       47          59
  Additional paid-in capital.............................................    7,408      13,035
  Retained earnings (Note 11)............................................   (1,063)      1,884
                                                                           -------     -------
          Total shareholders' equity.....................................    6,392      14,978
                                                                           -------     -------
          Total liabilities and shareholders' equity.....................  $11,176     $26,498
                                                                           =======     =======

                            See accompanying notes.

                            THE UNIMARK GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1993        1994        1995
                                                                -------     -------     -------
                                                                   (IN THOUSANDS, EXCEPT FOR
                                                                      PER SHARE AMOUNTS)
Net sales (Note 12)...........................................  $18,893     $25,346     $36,866
Cost of products sold (Note 6)................................   12,941      17,943      24,192
                                                                -------     -------     -------
                                                                  5,952       7,403      12,674
Selling, general and administrative expenses..................    5,319       5,873       8,423
                                                                -------     -------     -------
Income from operations........................................      633       1,530       4,251
Other income (expense):
  Interest expense............................................     (410)       (469)       (318)
  Interest income.............................................       --          --         470
  Foreign currency transaction gain (loss)....................       (8)        (16)        124
  Other income................................................       19          85          98
                                                                -------     -------     -------
                                                                   (399)       (400)        374
                                                                -------     -------     -------
Income before income taxes....................................      234       1,130       4,625
Income tax expense (Note 8)...................................      161         115       1,678
                                                                -------     -------     -------
Net income....................................................  $    73     $ 1,015     $ 2,947
                                                                =======     =======     =======
Earnings per share:
  Primary.....................................................  $  0.02     $  0.28     $  0.53
                                                                =======     =======     =======
  Fully diluted...............................................  $  0.02     $  0.28     $  0.51
                                                                =======     =======     =======

                            See accompanying notes.

                            THE UNIMARK GROUP, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                  ADDITIONAL
                                                       COMMON      PAID-IN       RETAINED
                                           SHARES      STOCK       CAPITAL       EARNINGS      TOTAL
                                         ----------    ------     ----------     --------     -------
                                                   (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)
Balance at January 1, 1993.............   3,000,000     $ 30       $  2,192      $ (2,151)    $    71
  Net income...........................          --       --             --            73          73
                                         ----------    -----      ---------      --------     -------
Balance at January 1, 1994.............   3,000,000       30          2,192        (2,078)        144
  Shares issued for cash in initial
     public offering, net of offering
     expenses
     (Note 10).........................   1,650,000       17          5,216            --       5,233
  Net income...........................          --       --             --         1,015       1,015
                                         ----------    -----      ---------      --------     -------
Balance at December 31, 1994...........   4,650,000       47          7,408        (1,063)      6,392
  Exercise of warrants and options, net
     of offering expenses
     (Notes 9 and 10)..................   1,268,050       12          5,627            --       5,639
  Net income...........................          --       --             --         2,947       2,947
                                         ----------    -----      ---------      --------     -------
Balance at December 31, 1995...........   5,918,050     $ 59       $ 13,035      $  1,884     $14,978
                                         ==========    =====       ========      ========     =======

                            See accompanying notes.

                            THE UNIMARK GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1993        1994        1995
                                                                -------     -------     -------
                                                                         (IN THOUSANDS)
OPERATING ACTIVITIES
Net income....................................................  $    73     $ 1,015     $ 2,947
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
  Depreciation and amortization...............................      218         252         495
  Deferred income taxes.......................................      141        (325)      1,406
  Changes in operating assets and liabilities:
     Receivables..............................................     (599)     (1,577)     (1,615)
     Inventories..............................................   (1,734)        668      (3,280)
     Prepaid expenses.........................................       36         (81)       (192)
     Accounts payable and accrued expenses....................      993      (1,559)      3,615
     Income taxes payable.....................................      (22)        132        (112)
                                                                -------     -------     -------
Net cash (used in) provided by operating activities...........     (894)     (1,475)      3,264
INVESTING ACTIVITIES
Net decrease in amounts due from shareholders.................      (53)         71          21
Purchases of property, plant, and equipment...................     (143)     (1,218)     (5,209)
Other.........................................................      (17)        (72)        (14)
                                                                -------     -------     -------
Net cash used in investing activities.........................     (213)     (1,219)     (5,202)
FINANCING ACTIVITIES
Net proceeds from exercise of warrants and options............       --       5,233       5,639
Net (decrease) increase in short-term borrowings..............    1,119      (1,535)      2,305
Proceeds from long-term debt..................................      635          --          --
Payments of long-term debt....................................     (434)       (511)       (523)
                                                                -------     -------     -------
Net cash provided by financing activities.....................    1,320       3,187       7,421
                                                                -------     -------     -------
Net increase in cash and cash equivalents.....................      213         493       5,483
Cash and cash equivalents at beginning of period..............       97         310         803
                                                                -------     -------     -------
Cash and cash equivalents at end of period....................  $   310     $   803     $ 6,286
                                                                =======     =======     =======
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid...............................................  $   362     $   473     $   289
                                                                =======     =======     =======
  Income taxes paid...........................................  $   107     $    74     $   521
                                                                =======     =======     =======

                            See accompanying notes.

                            THE UNIMARK GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

     Description of Business: The UniMark Group, Inc. ("the Company") was incorporated in the state of Texas on January 3, 1992. During the period from January 3, 1992 (inception) through December 31, 1992, 3,000,000 shares of the Company's common stock were exchanged for the issued and outstanding common shares of UniMark Foods, Inc., which was owned by the same shareholders as the Company. Since the companies were under common control, the transaction was accounted for using historical costs. Additionally, 800 shares of common stock of UniMark International, Inc. were acquired for $800 during that same period, giving the Company an 80% interest which was increased to a 100% interest with the acquisition of the remaining 200 shares during 1994. On August 11, 1994, 1,300,950 shares of the Company's common stock were exchanged for all of the issued and outstanding common shares of Industrias Citricolas de Montemorelos, S.A. de C.V. ("ICMOSA"), a Mexican corporation. The transaction was accounted for in a manner similar to a pooling-of-interests using historical costs and, accordingly, the accompanying financial statements include the accounts and operations of ICMOSA for all periods prior to the stock exchange. The Company is in the principal business of growing, processing, marketing and distributing niche citrus and tropical fruit products, including chilled and canned cut fruits and other specialty food ingredients.

     Principles of Consolidation: The consolidated financial statements include the accounts of The UniMark Group, Inc. and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated.

     Foreign Operations: A significant portion of the Company's operations are located in Mexico and a significant portion of the Company's fruit is procured in Mexico. In addition, substantially all of ICMOSA's employees are affiliated with labor unions. As is typical in Mexico, wages are renegotiated every year while other terms are negotiated every two years. Recently, Mexico has faced turbulent political and economic times. Should political unrest spread or political leadership or other causes vastly change economic conditions in Mexico, the Company's operations could be adversely affected.

     Use of Estimates: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash Equivalents: The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

     Concentration of Credit Risk: The Company manufactures and sells niche citrus and tropical fruit products and other specialty food ingredients to customers in the foodservice and retail industries in the United States, Canada and Japan. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Trade receivables generally are due within 30 days. Credit losses have been within management's expectations. A significant portion of sales is made to two customers. One customer accounted for 10.7%, 19.5% and 27.5% and another customer accounted for 17.5%, 18.5% and 17.6% of the Company's net sales during the years ended December 31, 1993, 1994 and 1995, respectively.

     Inventories: Inventories held in the United States are carried at the lower of cost or market using the first-in, first-out method. Mexican inventories are valued at the lower of cost or market using average historical cost.

                            THE UNIMARK GROUP, INC.

     Property, Plant and Equipment: Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method over the following lives:

    Building...............................................................      20 years
    Machinery and equipment................................................  5-12.5 years
    Transportation equipment...............................................     5-7 years
    Computer equipment.....................................................     4-7 years
    Office equipment.......................................................    5-10 years
    Automobiles............................................................       3 years

     Foreign Currency Transactions: The functional currency of the Company and its subsidiaries is the United States dollar. Transactions in foreign currency are recorded at the prevailing exchange rate on the day of the related transaction. Assets and liabilities denominated in foreign currency are remeasured to dollars at the prevailing exchange rate as of the balance sheet date. Exchange rate differences are reflected in the current year's operations.

     Income Taxes: Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Earnings Per Share: Earnings per share are calculated based on the weighted average number of common and common equivalent shares outstanding during each period. The modified treasury stock method is utilized to measure the dilutive effect of options and warrants.

     In 1993 and 1994, outstanding stock options and warrants were antidilutive and the weighted average numbers of common shares used in this calculation were 3,000,000 and 3,642,000, respectively. In 1995, the weighted average number of common and common equivalent shares used in the primary and fully diluted calculations were 5,609,000 and 5,805,000, respectively. For purposes of the 1995 net income per share computation, net income was adjusted for the pro forma reduction of interest expense, net of income taxes, resulting from the assumed use of warrant and option proceeds to reduce outstanding debt.

     Part of the proceeds from the Company's initial public offering were applied to retire $1,535,000 of short-term debt. Had the retirement taken place at the beginning of 1994, net income per common share for 1994 would have been $0.27, based upon a weighted average number of shares of common stock outstanding of 3,938,000.

NOTE 2 -- INVENTORIES

     Inventories consists of the following:

                                                                         DECEMBER 31,
                                                               ---------------------------------
                                                                    1994               1995
                                                               --------------     --------------
                                                                        (IN THOUSANDS)
    Finished goods...........................................      $2,129             $4,594
    Raw materials and supplies...............................         773              1,588
                                                                   ------             ------
              Total..........................................      $2,902             $6,182
                                                                   ======             ======

                            THE UNIMARK GROUP, INC.

NOTE 3 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, consists of the following:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1994            1995
                                                                  ------------    ------------
                                                                        (IN THOUSANDS)
    Land........................................................     $  108          $  256
    Construction in progress....................................         --           2,243
    Buildings and improvements..................................      1,682           2,621
    Machinery and equipment.....................................      2,245           4,018
                                                                     ------          ------
                                                                      4,035           9,138
    Accumulated depreciation....................................      1,124           1,449
                                                                     ------          ------
              Total.............................................     $2,911          $7,689
                                                                     ======          ======

     Depreciation expense was $204,000, $196,000 and $431,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

NOTE 4 -- SHORT-TERM BORROWINGS

     ICMOSA has a revolving line-of-credit arrangement with a bank for short-term dollar denominated debt in Mexico of up to $6,000,000 collateralized by accounts receivable from export sales to Japan. This line of credit commitment, which had an outstanding balance of $1,545,000 at December 31, 1995, has no scheduled maturity but is reviewed annually for renewal.

     The Company also has a line-of-credit arrangement with a bank for short-term debt in the United States ("U.S.") of up to $3,000,000 collateralized by U.S. accounts receivable and finished goods inventories. This line of credit, which had an outstanding balance of $2,000,000 at December 31, 1995, matures on April 30, 1997. The U.S. line of credit requires, among other things, the maintenance of certain financial covenants and ratios; the timely presentation of financial information; and restricts the payment of dividends.

     The weighted average interest rate on short-term borrowings as of December 31, 1995 was 8.4%.

                            THE UNIMARK GROUP, INC.

NOTE 5 -- LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                            DECEMBER 31,
                                                                           --------------
                                                                            1994     1995
                                                                           ------    ----
                                                                           (IN THOUSANDS)
    Note payable to individual, collateralized by a second lien on land and building and improvements in the United States; principal and interest at 10% payable in monthly installments of $2,816; unpaid
      principal and interest due May 16, 2000............................  $  141    $120
    Note payable to bank; collateralized by land and building and improvements in Mexico; principal and interest at 9.5%; unpaid
      principal due February 28, 1996....................................     472     120
    Note payable to bank; collateralized by land and building and improvements in Mexico; principal and interest at 13.25% to 15.5%;
      unpaid principal due May 17, 2005..................................     635     635
    Other notes payable..................................................     157       7
                                                                           ------    ----
                                                                            1,405     882
    Less current portion.................................................     486     183
                                                                           ------    ----
                                                                           $  919    $699
                                                                           ======    ====

     Certain of the loan contracts establish restrictions and obligations with respect to the application of funds to the contracted purpose of the loan, and require maintenance of insurance of the assets and timely presentation of financial information.

     All long-term debt at December 31, 1995 is U.S. dollar denominated.

     Maturities of long-term debt are as follows:

                                                                         (IN THOUSANDS)
        1996...........................................................       $183
        1997...........................................................         98
        1998...........................................................         98
        1999...........................................................        101
        2000...........................................................         84
        Thereafter.....................................................        318
                                                                              ----
                                                                              $882
                                                                              ====

NOTE 6 -- RELATED PARTY TRANSACTIONS

     Effective January 2, 1995, the Company entered into a five year operating agreement with Industrias Horticolas de Montemorelos, S.A. de C.V. ("IHMSA") to operate a freezing plant located in Montemorelos, Nuevo Leon, Mexico. Pursuant to the terms of the operating agreement, the Company has agreed to pay IHMSA an operating fee sufficient to cover the interest payments on IHMSA's existing outstanding debt. This debt is denominated in U.S. dollars and has an outstanding principal amount of approximately $4,600,000. Interest on this debt is charged at variable rates ranging from 9.8% to 15.5%.

     The Company is responsible for all raw material and operating costs and the sale of the finished goods produced at the IHMSA plant. Payments made pursuant to the operating agreement were $347,090 during the year ended December 31, 1995. The Vaquero family owns collectively an approximate 8% interest in IHMSA.

                            THE UNIMARK GROUP, INC.

Certain members of the Vaquero family are officers, shareholders and directors of the Company. During the term of the operating agreement, the Company has the right of first refusal to buy the IHMSA facility at its then fair market value.

     Effective July 1, 1995, the Company entered into a ten year operating agreement with Empacadora de Naranjas Azteca, S.A. de C.V. ("Azteca"), to operate a processing plant in Montemorelos, Nuevo Leon, Mexico. The operating agreement provides for payments in the amount of (i) interest on existing debt of approximately $220,000 with credit institutions, (ii) asset tax and (iii) annual property tax. Prior to this time, Azteca "co-packed" chilled grapefruit sections and mango slices for the Company. During the six-month period ended June 30, 1995, Azteca co-packed approximately $1.4 million of fruit for the Company. At December 31, 1995 Azteca owns an approximate 9.2% interest in the Company. The Vaquero family owns collectively an approximate 14.3% interest in Azteca. Payments made pursuant to the operating agreement were $143,095 during the year ended December 31, 1995. During the term of the operating agreement, the Company has the right of first refusal to buy the Azteca facility at its then fair market value.

     The Company purchased certain of its products and services directly from Azteca and other entities affiliated with its shareholders. The receivable from related parties at December 31, 1995 is for goods purchased by the Company on behalf of IHMSA.

     Transactions with related parties are as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1993       1994       1995
                                                           ------     ------     ------
                                                                  (IN THOUSANDS)
        Sales............................................  $   --     $  304     $  379
                                                           ======     ======     ======
        Purchases........................................  $4,260     $4,704     $2,016
                                                           ======     ======     ======

     In November, 1995, the Company entered into a lease agreement with Loma Bonita Partners, a Texas general partnership, for approximately 200 hectares (494 acres) of land located in Loma Bonita, Veracruz, Mexico for the development of citrus groves. The lease commenced in December, 1995 and expires in ten years. Loma Bonita Partners is owned equally by two officers, who are also directors and shareholders of the Company. The Company believes that said lease agreement is on terms no less favorable to the Company than would be available from unrelated third parties. Rent expense on this lease was $5,670 for the year ended December 31, 1995.

     Receivable and payable balances with related parties are as follows:

                                                                               DECEMBER 31,
                                                                                   1994
                                                                              --------------
                                                                              (IN THOUSANDS)
    Accounts receivable:
      Empacadora de Naranjas Azteca, S.A. de C.V. (Azteca)...................      $175
      Industrias Horticolas de Montemorelos, S.A. de C.V. (IHMSA)............       114
                                                                                 ------
                                                                                   $289
                                                                                 ======
    Accounts payable:
      Sr. Alberto Trevino Paras..............................................      $ --
      Empacadora de Naranjas Azteca, S.A. de C.V. (Azteca)...................       211
      Industrias Horticolas de Montemorelos, S.A. de C.V. (IHMSA)............        78
                                                                                 ------
                                                                                   $289
                                                                                 ======

                            THE UNIMARK GROUP, INC.

     The balance due from shareholders at December 31, 1995 represents unsecured advances and unsecured notes receivable made to shareholders. These advances and notes receivable are payable on demand, and bear interest at 0% and 10%, respectively.

     The Company operates a 144 acre grapefruit grove located close to the ICMOSA plant in Montemorelos pursuant to a ten year operating agreement that expires in 2000. Per the agreement, the Company operates the grove and purchases all the grapefruit produced at a formula price tied to purchases from unrelated third parties. The grove is owned by a partnership that consists primarily of shareholders of Azteca. The Vaquero family owns a 14.3% interest in this partnership. The Company believes that said arrangement is on terms no less favorable to the Company than would be available from unrelated third parties.

     The Company leases its corporate office facility from a company owned by the Company's president, who is also a shareholder of the Company. Rent expense on this lease was $43,904, $36,000 and $36,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

     During 1994 and 1995, the Company paid Jordaan, Howard and Pennington, PLLC an amount of $84,546 and $106,145, respectively, for legal services rendered. Mr. Jordaan, a director of the Company, is a member of Jordaan, Howard & Pennington, PLLC.

NOTE 7 -- LEASES

     The Company leases buildings, two plant facilities, certain equipment and citrus groves under operating leases. The Isla plant lease is for a period of ten years, expiring in 2005, and contains a purchase option through July 1, 1998 for $850,000. The San Rafael plant lease is for a period of nine years, expiring in 2003, and contains the right of first refusal to purchase the facility at its then fair market value. The Company has under lease approximately 926 acres of citrus groves in Mexico for periods of ten to fifteen years expiring in 2005 and 2010.

     As described in Note 6, the Company leases its corporate office facility and a 494 acre citrus grove from related parties. The related party building lease expires in 1996, but its term may be renewed for a five-year period. The related party 494 acre citrus grove lease expires in 2005.

     Future minimum payments under noncancelable operating leases with initial terms of one year or more at December 31, 1995, consist of the following:

                                                           RELATED
                                                           PARTIES       OTHER        TOTAL
                                                           -------       ------       ------
                                                                    (IN THOUSANDS)
    1996.................................................   $  93        $  253       $  346
    1997.................................................      78           197          275
    1998.................................................      78           182          260
    1999.................................................      78           177          255
    2000.................................................      78           177          255
    Thereafter...........................................     384         1,097        1,481
                                                             ----        ------       ------
                                                            $ 789        $2,083       $2,872
                                                             ====        ======       ======

     Rent expense was $84,000, $120,000 and $270,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

                            THE UNIMARK GROUP, INC.

NOTE 8 -- INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 are as follows:

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1994       1995
                                                                         ------     ------
                                                                          (IN THOUSANDS)
    Deferred tax assets:
      Foreign net operating loss carryforwards.........................  $  288     $   --
      Inventories......................................................     131        140
      Asset tax credit.................................................     260        111
      Advances from customers..........................................     220         --
      Other............................................................     123        168
                                                                         ------     ------
    Total deferred tax assets..........................................   1,022        419
    Valuation allowance for deferred tax assets........................     211         --
                                                                         ------     ------
    Deferred tax assets................................................  $  811     $  419
                                                                         ======     ======
    Deferred tax liabilities:
      Depreciation.....................................................  $   32     $   40
      Inventories......................................................     559      1,726
      Other............................................................      65         15
                                                                         ------     ------
    Deferred tax liabilities...........................................  $  656     $1,781
                                                                         ======     ======

     The valuation allowance of $211,000 established at December 31, 1994 was eliminated during 1995.

     Income before income taxes relating to operations in the United States and Mexico is as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                                 --------------------------
                                                                 1993      1994       1995
                                                                 ----     ------     ------
                                                                       (IN THOUSANDS)
    United States..............................................  $148     $  656     $  364
    Mexico.....................................................    86        474      4,261
                                                                 ----     ------     ------
                                                                 $234     $1,130     $4,625
                                                                 ====     ======     ======

     The components of the provision for income taxes include the following:

                                                                  YEAR ENDED DECEMBER 31,
                                                                 -------------------------
                                                                 1993     1994       1995
                                                                 ----     -----     ------
                                                                      (IN THOUSANDS)
    U.S. federal -- current....................................  $ 72     $ 180     $  198
    U.S. state -- current......................................    13        25         31
    U.S. deferred..............................................   (27)       36        (32)
                                                                 ----     -----     ------
                                                                   58       241        197
    Mexico -- current..........................................    --        --         43
    Mexico -- deferred.........................................   103      (126)     1,438
                                                                 ----     -----     ------
                                                                  103      (126)     1,481
                                                                 ----     -----     ------
                                                                 $161     $ 115     $1,678
                                                                 ====     =====     ======

                            THE UNIMARK GROUP, INC.

Principal reconciling items from income tax computed at the U.S. statutory rate of 34% are as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                                   -----------------------
                                                                   1993    1994      1995
                                                                   ----    -----    ------
                                                                       (IN THOUSANDS)
    Provision at 34% statutory rate..............................  $ 79    $ 384    $1,573
    State income tax (net of federal benefit)....................     8       16        21
    Effect of foreign rates......................................    --     (287)      273
    Other........................................................    74        2        22
    Decrease in valuation allowance..............................    --       --      (211)
                                                                   ----    -----    ------
                                                                   $161    $ 115    $1,678
                                                                   ====    =====    ======

     The Mexican subsidiary has an asset tax credit of $111,000, available to offset Mexican income tax, which will begin to expire in 1999.

NOTE 9 -- STOCK OPTIONS

     In 1994, the Company adopted an employee stock option plan and an outside director stock option plan ("the Plans"). The Plans authorize the Board of Directors to grant options to employees and consultants of the Company and to outside directors of the Company to purchase up to 480,000 shares of common stock under the employee stock option plan and 100,000 shares for the outside directors stock option plan. The terms and the vesting period of any option granted under the Plans is fixed by the Board of Directors at the time the option is granted, provided that the exercise period may not be greater than 10 years from the date of grant. The exercise price of any option granted under the employee stock option plan shall not be less than 100% and 85% of the fair market value of the stock on the date of the grant for Incentive Stock Options and Nonstatutory Stock Options, as defined, respectively. The exercise price of any option granted under the outside directors stock option plan shall not be less than 100% of the fair market value of the stock on the date of the grant. The Company reserved 480,000 and 100,000 shares for issuance pursuant to the employee stock option plan and the outside directors stock option plan, respectively.

                                                       EMPLOYEE STOCK           OUTSIDE DIRECTORS STOCK
                                                         OPTION PLAN                  OPTION PLAN
                                                  -------------------------    -------------------------
                                                  NUMBER OF    OPTION PRICE    NUMBER OF    OPTION PRICE
                                                   SHARES       PER SHARE       SHARES       PER SHARE
                                                  ---------    ------------    ---------    ------------
Options issued during 1994......................   220,000        $ 3.50         40,000        $ 3.50
                                                   -------                       ------
Options outstanding at December 31, 1994........   220,000          3.50         40,000          3.50
Options issued..................................    81,000          3.50             --            --
Options issued..................................    50,000          4.88             --            --
Options issued..................................        --            --          7,500          7.13
Options issued..................................    32,000          7.00             --            --
Options exercised...............................    (5,000)         3.50             --            --
                                                   -------                       ------
Options outstanding at December 31, 1995........   378,000                       47,500
                                                   =======                       ======

     At December 31, 1995, 50,000 options at $3.50 per share were exercisable under the employee stock option plan with an additional 95,750 options at $3.50-$7.00 per share becoming exercisable as of January 2, 1996. All options granted under the outside directors stock option plan were immediately exercisable.

     The Company accounts for stock-based compensation plans utilizing the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The Company is not required to adopt the provisions

                            THE UNIMARK GROUP, INC.

of SFAS No. 123 until 1996. Under SFAS 123, companies are allowed to continue to apply the provisions of APB Opinion No. 25 to their stock-based employee compensation arrangements. As such, the Company will only be required to supplement its financial statements with additional disclosures in 1996.

NOTE 10 -- WARRANTS

     On August 11, 1994, the Company completed an initial public offering of 550,000 units consisting of a total of 1,650,000 shares of its common stock and 1,100,000 Redeemable Common Stock Purchase Warrants ("the Warrants"). The Warrants were transferable separately from the common stock and entitled the holder to purchase one share of the Company's common stock at an exercise price of $4.50 per share at any time until the fifth anniversary of the offering. Commencing February 11, 1995, the Company could redeem some or all of the Warrants at a call price of $0.05 per Warrant upon 30 days prior notice when the closing bid quotation of the common stock had equaled or exceeded $6.75 for ten consecutive trading days. The Company reserved 1,100,000 shares for issuance upon the exercise of the Warrants.

     On June 8, 1995 the Company notified all registered holders of the Warrants of its intention to redeem all of the outstanding Warrants by July 21, 1995. The Company issued 1,099,990 shares of common stock on the exercise of a like amount of the Warrants with gross proceeds to the Company of $4,949,955.

     In conjunction with the initial public offering on August 11, 1994, the Company issued warrants to its underwriting representatives ("the Representatives' Warrants") to purchase up to 55,000 units consisting of a total of 165,000 shares of its common stock and 110,000 Redeemable Common Stock Purchase Warrants. The Representatives' Warrants are exercisable for a period of five years from the offering date at a price per unit of $15.00. The Company reserved 275,000 shares for issuance upon the exercise of the Representatives' Warrants and the underlying Redeemable Common Stock Purchase Warrants. During 1995, the Company issued 163,060 shares of common stock on the exercise of 32,612 Representatives' Warrants and the 65,224 underlying Redeemable Common Stock Purchase Warrants with gross proceeds to the Company of $782,688.

NOTE 11 -- RESTRICTIONS ON RETAINED EARNINGS

     Under Mexican Commercial Law, 5% of each year's Mexican income must be allocated to a legal reserve until such reserve reaches 20% of ICMOSA's capital stock amount. ICMOSA's capital stock amount is $2,151,000 at December 31, 1995. This reserve cannot be distributed to the shareholders except in the form of stock dividends.

     Under the terms of the U.S. line of credit agreement with a bank, the Company may not declare or pay any dividends on its shares without the bank's prior written consent.

                            THE UNIMARK GROUP, INC.

NOTE 12 -- SEGMENT AND GEOGRAPHIC INFORMATION

     The Company's operations involve a single industry segment -- the growing, processing, marketing and distributing of niche citrus and tropical fruit products, including chilled and canned cut fruits and other specialty food ingredients. Financial information, summarized by geographic location, is as follows:

                                                    UNITED
                                                    STATES     MEXICO     ELIMINATIONS    CONSOLIDATED
                                                    -------    -------    ------------    ------------
                                                                      (IN THOUSANDS)
Year ended December 31, 1993:
Sales to unaffiliated customers...................  $14,741    $ 4,152      $     --        $ 18,893
Transfers between geographic areas................       --      5,728        (5,728)             --
                                                    -------    -------      --------         -------
Total revenue.....................................  $14,741    $ 9,880      $ (5,728)       $ 18,893
                                                    =======    =======      ========         =======
Operating profit..................................  $   148    $   124      $    (38)       $    234
                                                    =======    =======      ========         =======
Identifiable assets...............................  $ 3,305    $ 6,100      $    (54)       $  9,351
                                                    =======    =======      ========         =======
Year ended December 31, 1994:
Sales to unaffiliated customers...................  $19,101    $ 6,245      $     --        $ 25,346
Transfers between geographic areas................       --      7,574        (7,574)             --
                                                    =======    =======      ========         =======
Total revenue.....................................  $19,101    $13,819      $ (7,574)       $ 25,346
                                                    =======    =======      ========         =======
Operating profit..................................  $   656    $   497      $    (23)       $  1,130
                                                    =======    =======      ========         =======
Identifiable assets...............................  $ 4,976    $ 6,277      $    (77)       $ 11,176
                                                    =======    =======      ========         =======
Year ended December 31, 1995:
Sales to unaffiliated customers...................  $23,898    $12,968      $     --        $ 36,866
Transfers between geographic areas................       --     12,937       (12,937)             --
                                                    =======    =======      ========         =======
Total revenue.....................................  $23,898    $25,905      $(12,937)       $ 36,866
                                                    =======    =======      ========         =======
Operating profit..................................  $   364    $ 4,410      $   (149)       $  4,625
                                                    =======    =======      ========         =======
Identifiable assets...............................  $ 9,679    $17,165      $   (226)       $ 26,618
                                                    =======    =======      ========         =======

NOTE 13 -- SUBSEQUENT EVENTS

     On January 3, 1996, the Company acquired all the outstanding shares of stock of Les Produits Deli-Bon Inc., a Quebec corporation that principally processes and sells fruit salads to the food service industry in Canada. Total consideration given for the purchase of the shares included approximately (i) $787,000 in cash, (ii) a $49,000 six-month promissory note and (iii) 28,510 shares of common stock.

     Effective March 1, 1996, the Company assumed occupancy of a second, newly-constructed office building at its corporate headquarters and entered into a new lease agreement with a related party that replaced the former lease originally scheduled to expire in August 1996. The initial lease term is for five years with monthly rental payments of $9,225. The Company may renew the lease for an additional five year term with monthly rental payments of $10,690. The Company is responsible for all maintenance, utilities, insurance and taxes per the terms of the lease agreement.

     On May 9, 1996 the Company acquired all of the outstanding shares of common stock of Grupo Industrial Santa Engracia, S.A. de C.V., a major Mexican producer of citrus concentrate, oils and juices, in exchange for 782,614 shares of the Company's common stock.

     Additionally, on May 9, 1996, the Company acquired all of the outstanding shares of common stock of Simply Fresh Fruit, Inc. (Simply Fresh), a fruit processing and distribution company located in Los Angeles, California in exchange for $2.5 million cash, 90,909 shares of the Company's common stock and $1.0 million in cash payable in consideration for a five-year covenant by Simply Fresh's principals and their affiliates not to compete in the United States.

 LABERGE LAFLEUR                    Place de la Cite, tour Belle Cour
 S.E.N.C. de comptables agrees      2600, boul. Laurier, bureau 2960
                                    Sainte-Foy (Quebec)
                                    GIV 4M6
                                    Telephone:  (418) 659-7265
                                    Telecopieur: (418) 659-5937

                                AUDITORS' REPORT

To the shareholder of
Les Produits Deli-Bon Inc.

     We have audited the balance sheet of Les Produits Deli-Bon Inc. as at January 2, 1996 and January 31, 1995 and the statements of earnings, retained earnings and changes in financial position for the period of eleven months ended January 2, 1996 and for the year ended January 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at January 2, 1996 and January 31, 1995 and the results of its operations and the changes in its financial position for the period of eleven months ended January 2, 1996 and for the year ended January 31, 1995 in accordance with generally accepted accounting principles.

LABERGE LAFLEUR
Chartered Accountants

Sainte-Foy (Quebec)
Canada
January 22, 1996

                           LES PRODUITS DELI-BON INC.

                                 BALANCE SHEET

                                                                      JANUARY 31,  JANUARY  2,
                                                                         1995         1996
                                                                      -----------  -----------
                                                                          (THOUSANDS OF
                                                                        CANADIAN DOLLARS)
                                           ASSETS
Current Assets
  Cash..............................................................  $Cdn   68     $Cdn   --
  Deposits in trust.................................................         10            --
  Term deposits.....................................................        100           200
  Accounts receivable (Note 2)......................................        294           343
  Income taxes recoverable..........................................         36            --
  Inventories (Note 2)..............................................        292           115
  Prepaid expenses..................................................         11            15
                                                                      ---------     ---------
                                                                            811           673
Fixed Assets (Notes 3 and 4)........................................        645           907
                                                                      ---------     ---------
                                                                      $Cdn1,456     $Cdn1,580
                                                                      =========     =========
                                         LIABILITIES
Current Liabilities
  Excess of cheques drawn over bank balance.........................  $Cdn   --     $Cdn   45
  Accounts payable and accrued liabilities..........................        322           280
  Income taxes payable..............................................         --             4
  Balance of purchase price of a building...........................         --           115
  Current portion of long-term debt.................................         46            75
                                                                      ---------     ---------
                                                                            368           519
Long-Term Debt (Note 4).............................................         61           121
Deferred Grants.....................................................        133           205
Deferred Income Taxes...............................................         21            25
                                                                      ---------     ---------
                                                                            583           870
                                                                      ---------     ---------
                                    SHAREHOLDER'S EQUITY
Capital Stock (Note 5)..............................................          1           501
Retained Earnings...................................................        872           209
                                                                      ---------     ---------
                                                                            873           710
                                                                      ---------     ---------
                                                                      $Cdn1,456     $Cdn1,580
                                                                      =========     =========

                           LES PRODUITS DELI-BON INC.

                             STATEMENT OF EARNINGS

                                                                       YEAR
                                                                       ENDED         ELEVEN MONTHS
                                                                    JANUARY 31,          ENDED
                                                                       1995         JANUARY 2, 1996
                                                                    -----------     ---------------
                                                                            (THOUSANDS OF
                                                                          CANADIAN DOLLARS)
Sales.............................................................  $Cdn  4,057     $Cdn   3,437
Cost of Sales.....................................................        3,013            2,553
                                                                    -----------     ------------
Gross Profit......................................................        1,044              884
                                                                    -----------     ------------
Expenses
  Selling.........................................................          518              424
  Administrative..................................................          373              267
  Financial.......................................................           17               23
                                                                    -----------     ------------
                                                                            908              714
                                                                    -----------     ------------
                                                                            136              170
Other Revenue.....................................................            6                8
                                                                    -----------     ------------
                                                                            142              178
                                                                    -----------     ------------
Provision for Income Taxes
  Current.........................................................           36               36
  Deferred........................................................          (14)               5
                                                                    -----------     ------------
                                                                             22               41
                                                                    -----------     ------------
Net Earnings......................................................  $Cdn    120     $Cdn     137
                                                                    ===========     ============
Expenses Include the Following:
  Depreciation --
     Fixed assets.................................................  $Cdn     92     $Cdn      94
     Deferred grants..............................................          (19)             (25)
  Interest on long-term debt......................................           15               15

                           LES PRODUITS DELI-BON INC.

                         STATEMENT OF RETAINED EARNINGS


                                                                        YEAR       ELEVEN MONTHS
                                                                       ENDED           ENDED
                                                                     JANUARY 31,      JANUARY 2,
                                                                        1995            1996
                                                                     -----------    ------------
                                                                            (THOUSANDS OF
                                                                          CANADIAN DOLLARS)
Balance -- Beginning of Year.......................................   $Cdn 852       $Cdn  872
  Net earnings.....................................................        120             137
                                                                      --------       ---------
                                                                           972           1,009
                                                                      --------       ---------
  Increase of paid-up capital......................................         --            (500)
  Dividends........................................................       (100)           (300)
                                                                      --------       ---------
                                                                          (100)           (800)
                                                                      --------       ---------
Balance -- End of Year.............................................   $Cdn 872       $Cdn  209
                                                                      ========       =========

                           LES PRODUITS DELI-BON INC.

                   STATEMENT OF CHANGES IN FINANCIAL POSITION

                                                                        YEAR         ELEVEN MONTHS
                                                                        ENDED       ENDED JANUARY 2,
                                                                     JANUARY 31,          1996
                                                                     -----------     ---------------
                                                                             (THOUSANDS OF
                                                                           CANADIAN DOLLARS)
Operating Activities
  Net earnings.....................................................     $Cdn 120        $Cdn 137
  Items not affecting cash resources --
     Loss on sale of fixed assets..................................           48              --
     Depreciation..................................................           73              69
     Deferred income taxes.........................................          (14)              5
                                                                        --------        --------
  Funds generated from operations..................................          227             211
  Changes in funds other than cash resources --
     Accounts receivable...........................................          (89)            (48)
     Income taxes recoverable......................................           20             176
     Inventories...................................................          169              (4)
     Prepaid expenses..............................................           (2)            (42)
     Accounts payable and accrued liabilities......................          100              40
                                                                        --------        --------
                                                                             425             333
                                                                        --------        --------
Investment Activities
  Purchase of fixed assets.........................................         (158)           (357)
  Grants received..................................................           62              98
                                                                        --------        --------
                                                                             (96)           (259)
                                                                        --------        --------
Financial Activities
  Additional long-term debt........................................           --             150
  Repayments of long-term debt.....................................          (64)            (62)
  Balance of purchase price of a building..........................           --             115
  Advances from a director.........................................          (21)             --
                                                                        --------        --------
                                                                             (85)            203
                                                                        --------        --------
Dividends..........................................................         (100)           (300)
                                                                        --------        --------
Change in Cash Resources...........................................          144             (23)
Cash Resources -- Beginning of Year................................           34             178
                                                                        --------        --------
Cash Resources -- End of Year......................................     $Cdn 178        $Cdn 155
                                                                        ========        ========
Cash Resources Include:
  Cash.............................................................     $Cdn  68         $Cdn --
  Deposits in trust................................................           10              --
  Term deposits....................................................          100             200
  Excess of cheques drawn over bank balance........................           --             (45)
                                                                        --------        --------
                                                                        $Cdn 178        $Cdn 155
                                                                        ========        ========

                           LES PRODUITS DELI-BON INC.

                         NOTES TO FINANCIAL STATEMENTS
                                JANUARY 2, 1996

1. ACCOUNTING POLICIES

     Currency -- All amounts are presented in Canadian dollars ($Cdn).

     Inventories --

          Inventories are valued at the lower of cost using the first-in first-out method, and market value. Market value is defined as net realizable value.

     Fixed assets and depreciation --

          Fixed assets are recorded at cost and depreciation is calculated using the declining-balance method at the following rates:

        Building......................................................            5%
        Pavement......................................................            8%
        Machinery and equipment.......................................           20%
        Office furniture..............................................           20%
        Computers.....................................................           30%
        Vehicle.......................................................   20% and 30%
        Laboratory equipment..........................................           20%
        Research and development equipment............................           20%

          These rates are reduced by half for acquisitions made during the year.

     Deferred grants --

          Grants and investment tax credits related to fixed assets are recorded as deferred grants during the year they are received. Depreciation is calculated using the declining-balance method at the same rate as the concerned fixed assets.

     Income taxes --

          The company follows the deferral method of income tax allocation. Income taxes are provided at current rates for all items included in the statement of earnings regardless of the period when such items are reported for income tax purposes. The principal item which results in timing difference for financial and tax reporting purposes is depreciation. No adjustment is made to deferred income taxes for subsequent changes in income tax rates.

2. SECURITIES FOR BANK LOAN

     Accounts receivable and inventories have been pledged as security for the bank loan.

                           LES PRODUITS DELI-BON INC.

3. FIXED ASSETS

                                           JANUARY
                                             31,
                                            1995                  JANUARY 2, 1996
                                           -------     -------------------------------------
                                             NET                     ACCUMULATED       NET
                                            VALUE        COST        DEPRECIATION     VALUE
                                           -------     ---------     -----------     -------
                                                    (THOUSANDS OF CANADIAN DOLLARS)
    Land.................................  $Cdn 22     $Cdn   33       $Cdn --       $Cdn 33
    Building.............................      263           475           121           354
    Pavement.............................        2             3             1             2
    Machinery and equipment..............      235           743           327           416
    Office furnitures....................       17            43            27            16
    Computers............................       20            62            46            16
    Vehicle..............................       21            90            73            17
    Laboratory equipment.................        6            21            16             5
    Research and development equipment...       59            98            50            48
                                           -------     ---------       -------       -------
                                           $Cdn645     $Cdn1,568       $Cdn661       $Cdn907
                                           =======     =========       =======       =======

4. LONG-TERM DEBT

                                                                    JANUARY 2,     JANUARY 31,
                                                                       1996           1995
                                                                    ----------     -----------
                                                                      (THOUSANDS OF CANADIAN
                                                                             DOLLARS)
    Loans --
      11.45%, guaranteed by an immovable hypothec on land and
         building, payable by monthly capital instalments of
         $Cdn2,085 plus interest, maturing in 1997................     $Cdn 44       $Cdn 67
      Prime rate plus 0.75%, guaranteed by a movable hypothec on machinery and equipment, payable by monthly capital
         instalments of $Cdn3,125 plus interest, maturing in
         1999.....................................................         131            --
      Prime rate plus 1%, guaranteed by movable hypothec on
         machinery and equipment, payable by monthly capital
         instalments of $Cdn1,042 plus interest, maturing in
         1998.....................................................          21            32
      Loans reimbursed during the year............................          --             8
                                                                       -------       -------
                                                                           196           107
    Current portion of long-term debt.............................          75            46
                                                                       -------       -------
                                                                       $Cdn121       $Cdn 61
                                                                       =======       =======

     During the next four years, capital repayments on long-term debt will be as follows:

                                                     (THOUSANDS OF
                                                        CANADIAN
YEAR ENDING                                             DOLLARS)
JANUARY 2,
- -----------
  1997............................................       $Cdn75
  1998............................................           65
  1999............................................           37
  2000............................................           19

                           LES PRODUITS DELI-BON INC.

5. CAPITAL STOCK

     Authorized --

          Unlimited number of shares of the following classes:

             Common shares A, voting 10 votes per share and participating, without par value

             B, non-voting, dividend of 7%, non-preferred and non-cumulative, redeemable at $100, without par value

             C, non-voting, dividend of 8%, non-preferred and non-cumulative, redeemable at their par value of $0.01 plus a premium of $9.99 per share

                                                             JANUARY 31,     JANUARY 2,
                                                                1995            1996
                                                             -----------     -----------
        Issued and fully paid --
           5,000 common shares A...........................    $Cdn100       $Cdn500,100
             213 class B shares............................         21                21
          47,860 class C shares............................        379               379
                                                              --------       -----------
                                                               $Cdn500       $Cdn500,500
                                                              ========       ===========

     During the year, the company has increased its paid-up capital on common shares A by $500,000.

     The company has also changed the characteristics of the common shares A to be without par value and of the class B shares to be redeemable at $100, without par value.

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of
Grupo Industrial Santa Engracia, S.A. de C.V.

     We have audited the accompanying balance sheet of Grupo Industrial Santa Engracia, S.A. de C.V., as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flow for the year then ended. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grupo Industrial Santa Engracia, S.A. de C.V. at December 31, 1995, and the results of its operations and its cash flow for the year then ended in accordance with accounting principles generally accepted in the United States of America.

                                               MANCERA, S. C.
                                               ERNST & YOUNG

San Pedro Garza Garcia, N. L., Mexico
April 23, 1996, except for Note 8,
as to which the date is
May 9, 1996

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of
Grupo Industrial Santa Engracia, S.A. de C.V.

     We have audited the accompanying balance sheet of Grupo Industrial Santa Engracia, S.A. de C.V., as of December 31, 1994, and the related statements of operations, stockholders' equity and cash flow for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grupo Industrial Santa Engracia, S.A. de C.V. at December 31, 1994, and the results of its operations and its cash flow for each of the two years in the period ended December 31, 1994 in accordance with accounting principles generally accepted in the United States of America.

                                            GARZA, JASSO Y ASOCIADOS

Leon, Gto., Mexico
June 24, 1995

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

                                 BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                          1994         1995
                                                                        ---------    ---------
                                                                         (THOUSANDS OF PESOS)
                                   ASSETS
Current assets:
  Cash................................................................  Ps  1,682    Ps  2,473
                                                                        ---------    ---------
  Accounts receivable:
     Clients (Note 3).................................................      9,309       11,259
     Sundry accounts receivable.......................................        160          150
     Taxes to be recovered............................................        358        3,111
                                                                        ---------    ---------
                                                                            9,827       14,520
                                                                        ---------    ---------
  Inventories (Note 1):
     Finished goods...................................................      4,290       13,045
     Raw materials and supplies.......................................        408           36
     Packing..........................................................         --          445
     Tools............................................................        439          803
     Advances to suppliers............................................        747        3,099
                                                                        ---------    ---------
                                                                            5,884       17,428
                                                                        ---------    ---------
  Prepaid expenses....................................................        184          529
                                                                        ---------    ---------
Total current assets..................................................     17,577       34,950
Property, plant and equipment (Note 2)................................     13,740       29,107
Deferred income tax (Note 6)..........................................      4,567        4,436
Other assets..........................................................         96           --
                                                                        ---------    ---------
Total assets..........................................................  Ps 35,980    Ps 68,493
                                                                        =========    =========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (Note 4)..........................  Ps    465    Ps  1,721
  Short-term bank loans (Note 4)......................................     12,988       15,115
  Accounts payable:
     Suppliers (Note 3)...............................................        881       11,577
     Accrued taxes and expenses.......................................        839        1,715
  Asset tax...........................................................         48           43
  Employees' profit sharing...........................................         --          571
  Deferred income tax (Note 6)........................................      1,343        7,168
                                                                        ---------    ---------
Total current liabilities.............................................     16,564       37,910
Long-term debt less current portion (Note 4)..........................     16,494       17,518
Seniority premiums (Note 1)...........................................         --          100
                                                                        ---------    ---------
Total liabilities.....................................................     33,058       55,528
                                                                        ---------    ---------
Stockholders' equity (Note 7):
  Capital stock; 1 Ps par value; 13,770,000 shares authorized, issued
     and outstanding..................................................     13,770       13,770
  Accumulated deficit.................................................    (10,848)        (805)
                                                                        ---------    ---------
  Total stockholders' equity..........................................      2,922       12,965
                                                                        ---------    ---------
Total liabilities and stockholders' equity............................  Ps 35,980    Ps 68,493
                                                                        =========    =========

                            See accompanying notes.

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

                            STATEMENTS OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                          -------------------------------------
                                                            1993          1994          1995
                                                          ---------     ---------     ---------
                                                                  (THOUSANDS OF PESOS)
Net sales...............................................  Ps 21,944     Ps 31,940     Ps 89,959
Cost of products sold...................................     15,595        21,761        50,268
                                                          ---------     ---------     ---------
Gross profit............................................      6,349        10,179        39,691
                                                          ---------     ---------     ---------
Administrative expenses.................................      1,810         2,845         4,088
Selling expenses........................................      1,189         2,881         8,757
                                                          ---------     ---------     ---------
                                                              2,999         5,726        12,845
                                                          ---------     ---------     ---------
Operating profit........................................      3,350         4,453        26,846
                                                          ---------     ---------     ---------
Financing cost:
  Exchange loss (Note 1)................................        (81)       (5,293)       (5,610)
  Interest earned.......................................         86           136         1,297
  Interest paid.........................................     (2,748)       (3,578)       (5,963)
                                                          ---------     ---------     ---------
                                                             (2,743)       (8,735)      (10,276)
                                                          ---------     ---------     ---------
Income (loss) before income tax, profit sharing and
  asset tax provision...................................        607        (4,282)       16,570
                                                          ---------     ---------     ---------
Income tax (benefit) (Note 6)
  Deferred..............................................        367        (1,462)        4,346
Employees' profit sharing
  For the year..........................................         --            --           571
  Deferred..............................................         --          (398)        1,610
Asset tax (Note 5)......................................        239           421            --
                                                          ---------     ---------     ---------
                                                                606        (1,439)        6,527
                                                          ---------     ---------     ---------
Net income (loss).......................................  Ps      1     Ps (2,843)    Ps 10,043
                                                          =========     =========     =========

                            See accompanying notes.

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                             CAPITAL     ACCUMULATED
                                                         CAPITAL STOCK        STOCK        DEFICIT
                                                       ------------------   ----------   -----------
                                                       (NUMBER OF SHARES)     (THOUSANDS OF PESOS)
Balance at December 31, 1992.........................      13,770,000       Ps  13,770     Ps (8,006)
Net loss for 1993....................................              --               --             1
                                                           ----------       ----------     ---------
Balance at December 31, 1993.........................      13,770,000           13,770        (8,005)
Net loss for 1994....................................              --               --        (2,843)
                                                           ----------       ----------     ---------
Balance at December 31, 1994.........................      13,770,000           13,770       (10,848)
Net income for 1995..................................              --               --        10,043
                                                           ----------       ----------     ---------
Balance at December 31, 1995.........................      13,770,000       Ps  13,770     Ps   (805)
                                                           ==========       ==========     =========

                            See accompanying notes.

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

                            STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1993       1994        1995
                                                               --------   ---------   ---------
                                                                     (THOUSANDS OF PESOS)
OPERATING ACTIVITIES
Net income (loss)............................................  Ps     1   Ps (2,843)  Ps 10,043
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation...............................................       652         701         821
  Amortization...............................................        89          89          89
  Seniority premiums.........................................        --          --         100
  Deferred income tax........................................      (110)     (1,860)      5,956
  Changes in operating assets and liabilities:
     Receivables.............................................      (636)     (7,988)     (4,693)
     Inventories.............................................    (3,018)       (359)    (11,544)
     Prepaid expenses........................................         4          49        (345)
     Other assets............................................       (96)         --          96
     Accounts payable........................................      (138)        435      12,138
                                                               --------   ---------   ---------
Net cash generated by (used in) operating activities.........    (3,252)    (11,776)     12,661
                                                               --------   ---------   ---------
INVESTING ACTIVITIES
Purchases of property, plant and equipment...................    (1,201)        (88)    (16,277)
                                                               --------   ---------   ---------
FINANCING ACTIVITIES
Increase in short-term bank loans............................       622         415       3,383
Increase in long-term debt...................................     3,942      12,680       1,024
                                                               --------   ---------   ---------
Net cash provided by financing activities....................     4,564      13,095       4,407
                                                               --------   ---------   ---------
Net increase in cash and cash equivalents....................       111       1,231         791
Cash and cash equivalents at beginning of
  the year...................................................       340         451       1,682
                                                               --------   ---------   ---------
Cash and cash equivalents at the end of the year.............  Ps   451   Ps  1,682   Ps  2,473
                                                               ========   =========   =========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest.......................................  Ps 2,636   Ps  3,620   Ps  5,868
Cash paid for income taxes...................................  Ps   504   Ps    558   Ps    515

                            See accompanying notes.

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995
                              (THOUSANDS OF PESOS)
1. ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Grupo Industrial Santa Engracia, S.A. de C.V. is a Mexican company based in Cd. Victoria, Tamaulipas. The Company is engaged in the processing of fruit, mainly citrus, to make natural juice, concentrated juice and citrus oils.

     Since the raw materials are of natural origin, their price and availability depend on circumstances that are out of the Company's control, so that the cycle and volume of operations is variable.

     The Company was constituted on August 2, 1988, and began operations in December 1989.

BASIS OF FINANCIAL STATEMENTS

     The Company's accounting records are maintained in Mexican pesos and in accordance with accounting principles generally accepted in Mexico. The accompanying financial statements were prepared in conformity with accounting principles generally accepted in the United States of America and were obtained from the accounting records after giving effect to the following:

     -- Canceling the effects of inflation on fixed assets.

     -- Recording deferred income taxes.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of 90 days or less when purchased to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     The Company provides credit to its customers in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for possible credit losses, which, when realized, have been within the range of management's expectations. A significant portion of sales is made to two customers. One customer accounted for 34.8% and another customer accounted for 10.1% of the Company's net sales during the year ended December 31, 1995.

INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is calculated at average historical cost.

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciation is calculated by the straight-line method, at the rates indicated below:

    Buildings...................................................................    4.00%
    Machinery and equipment.....................................................    4.25%
    Transportation equipment....................................................   12.00%
    Computer equipment..........................................................    7.00%
    Office equipment............................................................    7.00%
    Installation expenses.......................................................   10.00%

TERMINATION PAYMENTS

     Termination payments due to workers under the terms of Mexican Labor Law are charged to the results of operations in the year in which the decision to dismiss the employee is made.

SENIORITY PREMIUMS

     Seniority premiums are recognized as a cost during the years of service of the personnel. This cost should be determined using independent actuarial computations and applying the projected unitary credit method; however, at December 31, 1995 the Company's Management estimated this liability on a different base, determining and recording an amount of Ps 100. This figure was considered to be sufficient at that date to meet the requirement, and Management intends to obtain an actuarial study in 1996.

     No actuarial study was performed in 1994, and no accrual recorded. It is the Company's opinion that, had such a study been performed, the amount which would have been recorded would not have materially affected the accompanying financial statements for 1994.

TRANSACTIONS IN FOREIGN CURRENCY

     Transactions in foreign currency are recorded at the prevailing exchange rate on the day of the related transaction. Assets and liabilities denominated in foreign currency are translated into Mexican pesos at the prevailing exchange rate as of the balance sheet date. Exchange rate differences are reflected in the current year's operations.

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

2. PROPERTY, PLANT AND EQUIPMENT

     This heading included the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1994         1995
                                                                     --------     --------
                                                                     (THOUSANDS OF PESOS)
    Land...........................................................  Ps    79     Ps   679
    Buildings......................................................     2,980       12,497
    Machinery and equipment........................................    11,915       16,404
    Computer equipment.............................................       219          323
    Office equipment...............................................       338        1,330
    Transportation equipment.......................................       613        1,133
    Installation expenses..........................................     1,181        1,181
                                                                     --------     --------
                                                                       17,325       33,547
    Less:
    Accumulated depreciation.......................................     3,585        4,440
                                                                     --------     --------
                                                                     Ps13,740     Ps29,107
                                                                     ========     ========

     Depreciation expensed during the years ended December 31, 1993, 1994 and 1995 totaled Ps 652, Ps 701 and Ps 821, respectively.

3. BALANCES AND TRANSACTIONS WITH RELATED PARTIES

     Transactions with related parties were as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                1993      1994       1995
                                                                -----    -------    -------
                                                                   (THOUSANDS OF PESOS)
    Sales.....................................................  Ps112     Ps 193     Ps 135
                                                                =====    =======    =======
    Purchases.................................................  Ps843    Ps1,383    Ps6,122
                                                                =====    =======    =======

     The following balances with related parties were recorded under clients and suppliers:

                                                                          DECEMBER 31,
                                                                        -----------------
                                                                        1994         1995
                                                                        ----         ----
                                                                          (THOUSANDS OF
                                                                              PESOS)
    Accounts Receivable:
      Clients
      Empacadora Santa Engracia, S.A. de C.V..........................  Ps26         Ps36
      Jugos y Bedidas de Victoria, S.A. de C.V........................    65           --
                                                                        ----         ----
                                                                        Ps91         Ps36
                                                                        ====         ====
    Accounts Payable:
      Suppliers
      Gertrudis Collado Martinez......................................  Ps--         Ps 1
      Jorge Martinez Brohez...........................................   (10)         (14)
      Jose Maria Martinez Brohez......................................    --           (5)
      Citrocel, S.A. de C.V...........................................    30           65
                                                                        ----         ----
                                                                        Ps20         Ps47
                                                                        ====         ====

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

4. BANK LOANS

     At December 31, 1994 and 1995, the Company had the following outstanding bank loans:


                                                             1994              1995
                                                           --------    -----------------------
                                                                       SHORT-TERM    LONG-TERM
                                                                       ----------    ---------
                                                                  (THOUSANDS OF PESOS)
    BANAMEX, S.A.
    Plant and equipment loan of Ps 7,740, due December
      31, 2001, accruing interest at an annual rate of
      LIBOR plus 8%......................................  Ps 4,995     Ps 1,161      Ps 6,579
    Plant and equipment loan of Ps 11,499, due November
      25, 2004, accruing interest at an annual rate of
      18.5% secured by a mortgage........................    11,499          560        10,939
                                                           --------     --------      --------
                                                           Ps16,494     Ps 1,721      Ps17,518
                                                           ========     ========      ========

     The Company also has short-term loans with certain banks, at interest rates of between Libor plus 3.5%, and 18.5%. The loans mature between February and October 1996.

     The exchange rates used to translate amounts in U.S. dollars into Mexican pesos at December 31, 1993, 1994 and 1995 were Ps 3.1099, Ps 4.9950 and Ps 7.7396, respectively.

     Aggregate maturities of long-term debt for the next five years (in thousands) are as follows:

                1996............................................    Ps    --
                1997............................................       1,833
                1998............................................       1,969
                1999............................................       2,132
                2000............................................       2,715
                Thereafter......................................       8,869
                                                                    --------
                                                                    Ps17,518
                                                                    ========

     Based upon interest rates and current market conditions, management believes the fair value of notes payable approximates their carrying value at December 31, 1995.

5. INCOME TAX AND ASSET TAX

     For the year ended December 31, 1995 the Company had a tax loss for income tax purposes.

     Tax loss carry forwards (in thousands) are as follows:

                                                                    AMOUNT              YEAR OF
TAX LOSS YEAR                                                  (RESTATED VALUED)       EXPIRATION
- -------------                                                  -----------------       ----------
   1991..................................................           Ps 1,196              2001
   1992..................................................              7,040              2002
   1993..................................................              2,421              2003
   1994..................................................              4,015              2004
                                                                    --------
                                                                    Ps14,672
                                                                    ========

     A 1.8% asset tax is levied on the average value of most assets net of certain liabilities. The asset tax represents a minimum tax and is paid only to the extent that it exceeds income tax for the year. Any asset tax

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

paid can be credited against the total amount of income tax payable in excess of the asset tax in the succeeding ten years.

     During 1995, for tax purposes, the Company depreciated the investments in fixed assets made in that year on an accelerated basis at rates of 74% and 85% of their original cost in accordance with the terms of Mexican Income Tax Law. As a consequence of this accelerated depreciation, the Company obtained an additional benefit in accordance with Asset Tax Law in regard to the Company's right to off-set the asset tax for the year against 34% of the difference between the accelerated depreciation of new investments in 1995 and the tax depreciation in accordance with normal tax rates.

     The balance between the asset tax for the year and the total of the benefit mentioned in the prior paragraph amounts to Ps 3,319, and it can be off-set against asset tax for subsequent years.

     Both the tax loss carry forwards and the benefit amortizable against asset tax were included as deferred asset tax, as described in Note 6.

6. DEFERRED TAXES

     In the preparation of these financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 (SFAS No.
109), "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes. Accordingly, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are determined using the enacted tax laws and rates that will be in effect when the differences are expected to reverse.

     The Company also has permanent differences between its accounting and taxable income, mainly related to the inflationary component and nondeductible expenses, as well as differences between book and inflation-adjusted tax depreciation.

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

     The temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax asset and liability are as follows:

                                                                              DECEMBER 31,
                                                                          ---------------------
                                                                            1994        1995
                                                                          --------    ---------
                                                                          (THOUSANDS OF PESOS)
                                                                               Income Tax
Assets:
Short-term
  Tax loss carryforwards................................................    Ps 489     Ps    --
  Accrued taxes and expenses............................................        --          157
                                                                           -------     --------
                                                                               489          157
                                                                           -------     --------
Long-term
  Tax loss carryforwards................................................     4,708        4,989
  Asset tax.............................................................     1,242        1,710
  Benefit to apply to asset tax.........................................        --        3,319
                                                                           -------     --------
                                                                             5,950       10,018
                                                                           -------     --------
          Total assets..................................................   Ps6,439     Ps10,175
                                                                           =======     ========
Liabilities
Short term
  Inventories...........................................................   Ps1,746     Ps 5,687
                                                                           -------     --------
Long-term
  Fixed assets..........................................................     1,143        5,284
                                                                           -------     --------
          Total liabilities.............................................   Ps2,889     Ps10,971
                                                                           =======     ========
                                                                            Employees' Profit
                                                                                 Sharing
Assets:
Short-term
  Suppliers.............................................................   Ps    6     Ps    25
  Bank loans............................................................       557           40
  Accrued taxes and expenses............................................        --           46
                                                                           -------     --------
          Total assets..................................................   Ps  563     Ps   111
                                                                           =======     ========
Liabilities
Short-term
  Inventories...........................................................   Ps  514     Ps 1,673
  Clients...............................................................       135           76
                                                                           -------     --------
                                                                               649        1,749
                                                                           -------     --------
Long-term
  Fixed assets..........................................................       240          298
                                                                           -------     --------
          Total liabilities.............................................   Ps  889     Ps 2,047
                                                                           =======     ========

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

     The components of the provision for income taxes include the following:

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                               1993       1994       1995
                                                               -----    --------    -------
                                                                   (THOUSANDS OF PESOS)
    Current
      Federal................................................  Ps239       Ps421      Ps571
    Deferred:
      Federal................................................    367      (1,860)     5,956
                                                               -----    --------    -------
              Total..........................................  Ps606    Ps(1,439)   Ps6,527
                                                               =====    ========    =======

     The Company's provision for income taxes reconciles to the amount computed by applying the statutory Mexican rate of 34% to income before income taxes as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1993        1994        1995
                                                           --------    --------    --------
                                                                 (THOUSANDS OF PESOS)
    Expense computed at statutory rate...................  Ps   206    Ps(1,456)   Ps 5,634
    Employees' profit sharing............................        --        (398)      2,181
    Asset tax............................................       239         421          --
    Utilization of loss or credit carryforwards..........    (1,173)     (1,612)     (3,578)
    Non deductible items and permanent differences.......     1,334       1,606       2,290
                                                           --------    --------    --------
                                                           Ps   606    Ps(1,439)   Ps 6,527
                                                           ========    ========    ========

7. RESTRICTIONS ON RETAINED EARNINGS

     Under Mexican Commercial Law, 5% of each year's income must be allocated to a legal reserve until such reserve reaches 20% of the capital stock (Ps2,754). This reserve can only be distributed to the shareholders in the form of stock dividends.

8. SUBSEQUENT EVENTS

     During the period of January 1 to April 30, 1996, the Company contracted loans with Rabobank Curacao and Arka Securities Inc. for Ps13,909 to use as working capital.

     On May 9, 1996, all of the outstanding shares of the Company's common stock were acquired by The UniMark Group, Inc.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Simply Fresh Fruit, Inc.

     We have audited the accompanying balance sheet of Simply Fresh Fruit, Inc., as of December 31, 1995, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Simply Fresh Fruit, Inc., at December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Dallas, Texas
April 29, 1996, except for Note 9,
as to which the date is
May 9, 1996

                            SIMPLY FRESH FRUIT, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1995
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                     ASSETS
Current assets:
  Cash.........................................................................      $    4
  Accounts receivable, net of allowance for doubtful accounts of $21...........         773
  Accounts receivable -- employees.............................................          13
  Inventory....................................................................         159
  Prepaid expenses.............................................................          15
  Income taxes recoverable.....................................................          15
  Deferred income tax..........................................................          11
                                                                                     ------
Total current assets...........................................................         990
Marketable securities, at cost, which approximates fair value..................          87
Property, plant and equipment, net.............................................         422
Patent license, net of amortization of $79.....................................          85
Deferred income tax............................................................          14
Other assets...................................................................          68
                                                                                     ------
Total assets...................................................................      $1,666
                                                                                     ======
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................................................      $  530
  Accounts payable -- related parties..........................................         256
  Accrued expenses.............................................................         108
  Accrued expenses -- related parties..........................................          54
  Notes payable, current portion...............................................         126
                                                                                     ------
Total current liabilities......................................................       1,074
Notes payable, less current portion............................................         225
Commitments
Shareholders' equity:
  Capital stock, $1.00 par value:
     Authorized shares -- 200,000
     Issued and outstanding shares -- 10,000...................................          22
  Retained earnings............................................................         345
                                                                                     ------
Total shareholders' equity.....................................................         367
                                                                                     ------
Total liabilities and shareholders' equity.....................................      $1,666
                                                                                     ======

                             See accompanying notes

                            SIMPLY FRESH FRUIT, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                          YEAR ENDED DECEMBER 31, 1995

                                                                                 (IN THOUSANDS)
Net sales......................................................................      $8,918
Cost of products sold..........................................................       6,990
                                                                                     ------
Gross profit...................................................................       1,928
Selling, general and administrative expenses...................................       1,813
                                                                                     ------
Income from operations.........................................................         115
Other income (expense):
  Gain on sale of assets.......................................................           8
  Interest income..............................................................           9
  Interest expense.............................................................         (33)
                                                                                     ------
Income before income taxes.....................................................          99
Income tax expense (benefit):
  Current......................................................................          31
  Deferred.....................................................................          (2)
                                                                                     ------
                                                                                         29
                                                                                     ------
Net income.....................................................................          70
Retained earnings, beginning of year...........................................         275
                                                                                     ------
Retained earnings, end of year.................................................      $  345
                                                                                     ======

                            See accompanying notes.

                            SIMPLY FRESH FRUIT, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

                                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES
Net income.....................................................................      $   70
Adjustments to reconcile net income to net cash used in operating activities:
  Gain on sales of assets......................................................          (8)
  Amortization.................................................................          33
  Depreciation.................................................................         119
  Deferred income taxes........................................................          (2)
  Changes in operating assets and liabilities:
     Increase in accounts receivable...........................................        (101)
     Increase in accounts receivable -- employees..............................         (11)
     Increase in inventory.....................................................          (5)
     Increase in income taxes recoverable......................................         (29)
     Decrease in prepaid expenses..............................................           9
     Decrease in other assets..................................................           9
     Decrease in accounts payable..............................................         (75)
     Decrease in accrued expenses..............................................         (25)
                                                                                      -----
Net cash used in operating activities..........................................         (16)
INVESTING ACTIVITIES
Decrease in deposits...........................................................           5
Purchases of property, plant, and equipment....................................         (13)
Proceeds from sales of fixed assets............................................          11
Increase in other assets.......................................................         (45)
Net purchases of marketable securities.........................................         (30)
                                                                                      -----
Net cash used in investing activities..........................................         (72)
                                                                                      -----
FINANCING ACTIVITIES
Net borrowings -- notes payable................................................          86
                                                                                      -----
Net decrease in cash and cash equivalents......................................          (2)
Cash and cash equivalents at beginning of year.................................           6
                                                                                      -----
Cash and cash equivalents at end of year.......................................      $    4
                                                                                      =====
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid..................................................................      $   33
                                                                                      =====
Income taxes paid..............................................................      $   43
                                                                                      =====

                            See accompanying notes.

                            SIMPLY FRESH FRUIT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. ORGANIZATION

     The Company was incorporated in the state of California in January 1983. The Company is located in Los Angeles, and is a wholesale processor, packager and seller of fresh fruit and a fresh fruit mix.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of 90 days or less when purchased to be cash equivalents.

  Concentration of Credit Risk

     The Company manufactures and sells citrus products and certain food products to customers in the foodservice and retail industries in the United States. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Trade receivables generally are due within 30 days. Credit losses have been within management's expectations. A significant portion of sales is made to two customers. One customer accounted for 10.4% and another customer accounted for 19.2% of the Company's net sales during the year ended December 31, 1995.

  Inventory

     Inventory is stated at the lower of cost or market determined on a first-in, first-out basis.

  Property, Plant and Equipment

     Property, plant, and equipment are stated at cost. Depreciation expense is calculated using straight-line and declining balance methods over lives ranging from five to ten years and includes depreciation on assets under capital lease.

  Patent License

     The patent license is being amortized over its expected useful life of five years using the straight-line method.

  Income Taxes

     The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                            SIMPLY FRESH FRUIT, INC.

  Fair Value of Financial Instruments

     Management estimates the fair value of notes payable to approximate their carrying value at December 31, 1995 based upon current market interest rates in relation to the stated and imputed interest rates and the relative liquidity of each instrument.

3. INVENTORY

     A summary of inventory at December 31, 1995 is as follows:

                                                                         (IN THOUSANDS)
        Bulk fruit......................................................      $ 46
        Packaging.......................................................        76
        Labels..........................................................        26
        Finished goods..................................................        11
                                                                              ----
                                                                              $159
                                                                              ====

4. PROPERTY, PLANT AND EQUIPMENT

     The major classes of property, plant and equipment at December 31, 1995 are as follows:

                                                                         (IN THOUSANDS)
        Factory and processing equipment...............................       $235
        Delivery equipment.............................................         54
        Automobiles....................................................         93
        Office equipment...............................................         32
        Leasehold improvements.........................................        309
        Property under capital lease...................................         51
                                                                              ----
                                                                               774
        Less: Accumulated depreciation.................................        352
                                                                              ----
                                                                              $422
                                                                              ====

5. NOTES PAYABLE

                                                                                 (IN THOUSANDS)
Note payable in sixty equal monthly installments of $3,333 beginning August 1,
  1993. Amounts recorded in the financial statements have been discounted at
  8%. .........................................................................       $ 92
Notes payable to a bank; secured by receivables, inventory, equipment, and improvements and guaranteed by the Company's Chairman of the Board and its
  President. Principal payments of $6,250 are due monthly plus interest at
  1 1/2% over the lender's premium rate........................................        220
Capital lease on industrial equipment, payable in 60 equal payments of $1,031
  including interest at 8% per annum...........................................         36
Other..........................................................................          3
                                                                                      ----
                                                                                       351
Less current portion...........................................................        126
                                                                                      ----
                                                                                      $225
                                                                                      ====

                            SIMPLY FRESH FRUIT, INC.

     Aggregate maturities of notes payable for the next four years are as follows:

                                                                         (IN THOUSANDS)
        1996...........................................................       $127
        1997...........................................................        121
        1998...........................................................        101
        1999...........................................................          2
                                                                              ----
                                                                              $351
                                                                              ====

6. COMMITMENTS

     The Company leases its building under an operating lease. The lease is for a period of ten years, expiring in 2004, and contains a purchase option between August 15, 1996 and August 14, 1997 for $4,500,000 or between August 15, 1997 and August 14, 1998 for $4,750,000.

     Future minimum payments under this noncancelable operating lease at December 31, 1995 were:

                                                                         (IN THOUSANDS)
        1996...........................................................       $101
        1997...........................................................        108
        1998...........................................................        110
        1999...........................................................        110
        2000...........................................................        117
        Thereafter.....................................................        400
                                                                              ----
                                                                              $946
                                                                              ====

     Rent expense was $100,800 for the year ended December 31, 1995.

7. INCOME TAXES

     For the year ended December 31, 1995, the components of the provision (benefit) for income taxes include the following:

                                                                         (IN THOUSANDS)
        Current:
          Federal......................................................       $ 21
          State........................................................         10
                                                                               ---
                                                                                31
        Deferred:
          Federal......................................................         (2)
                                                                               ---
        Total..........................................................       $ 29
                                                                               ===

     The Company's provision for income taxes reconciles to the amount computed by applying the applicable statutory U.S. federal rate of 26% to income before income taxes as follows:

                                                                         (IN THOUSANDS)
        Expense computed at statutory rate.............................       $ 26
        State taxes, net of federal benefit............................          7
        Other..........................................................         (4)
                                                                               ---
        Provision for income taxes.....................................       $ 29
                                                                               ===

                            SIMPLY FRESH FRUIT, INC.

     Deferred tax assets and liabilities at December 31, 1995 are comprised of the following:

                                                                         (IN THOUSANDS)
        Deferred tax assets:
          Reserve for bad debts........................................       $  7
          Franchise taxes..............................................          4
          Deferred wages...............................................         26
                                                                               ---
        Total deferred tax assets......................................         37
        Deferred tax liability -- depreciation.........................         12
                                                                               ---
        Net deferred tax asset.........................................       $ 25
                                                                               ===

8. RELATED PARTY TRANSACTIONS

     During 1995, the Company paid approximately $85,000 for raw material (fruit) purchases to entities in which the Chairman of the Board had an interest.

     During 1995, the Company paid approximately $1.7 million in labor costs to P&C Services, an entity which provides all of the hourly skilled labor to the Company. This entity is owned by the President, General Manager, Production Manager and Fruit Procurement Manager of the Company, each of whom own a 25% interest. At December 31, 1995, $10,186 was owed to this entity by the Company and was included in accounts payable-related parties.

     Selling, general and administrative expenses includes commissions and brokerage fees of $203,526 due to an entity owned by the Company's Chairman of the Board for assistance in procuring raw fruit for the Company's use. At December 31, 1995, approximately $246,000 related to these current year and prior year activities was included in accounts payable -- related parties.

     During 1995, the Company paid approximately $52,000 in health insurance premiums to a company owned by the Chairman of the Board, for the costs of providing health insurance benefits to the Company's salaried employees. At December 31, 1995, approximately $54,000 in health insurance premiums payable to this related entity was included in accrued expenses -- related parties.

9. SUBSEQUENT EVENT

     On May 9, 1996 all of the shares of the Company's outstanding common stock were acquired by the UniMark Group, Inc.

- ---------------------------------------------------
- ---------------------------------------------------

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY BY ANY ONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary..................     3
Cautionary Statement Regarding
  Forward-Looking Statements........     6
Risk Factors........................     6
Use of Proceeds.....................    10
Price Range of Common Stock.........    11
Dividend Policy.....................    11
Capitalization......................    12
Recent Acquisitions.................    13
Selected Consolidated Financial
  Data..............................    15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    16
Business............................    20
Management..........................    30
Certain Transactions................    34
Principal and Selling
  Shareholders......................    36
Description of Capital Stock........    37
Underwriting........................    39
Legal Matters.......................    40
Experts.............................    40
Available Information...............    40
Index to Financial Statements.......   F-1

- ---------------------------------------------------
- ---------------------------------------------------

- ---------------------------------------------------
- ---------------------------------------------------
                            THE UNIMARK GROUP, INC.
                                2,000,000 SHARES

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                             RODMAN & RENSHAW, INC.

                         RAUSCHER PIERCE REFSNES, INC.
                                          , 1996
- ---------------------------------------------------
- ---------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be incurred in connection with this Registration Statement, all of which will be borne by the Company. All of such expenses are estimated, other than the filing fees payable to the Commission and the NASD.

                                                                                     AMOUNT
                                                                                    --------
SEC Registration Fee..............................................................  $ 12,789
NASD Filing Fee...................................................................     3,725
Printing and Engraving Expenses...................................................     *
Legal Fees and Expenses...........................................................     *
Blue Sky Fees and Expenses........................................................     *
Accounting Fees and Expenses......................................................     *
Miscellaneous.....................................................................     *
                                                                                    --------
          Total...................................................................  $400,000
                                                                                    ========

- ---------------

* To be completed by Amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02-1 of the Texas Business Corporation Act permits a corporation to indemnify a person who was or is a director, officer, employee, or agent of a corporation or who serves at the corporation's request as a director, officer, partner, proprietor, trustee, employee, or agent of another corporation, partnership, trust, joint venture, or other enterprise (an "outside enterprise"), who was, is, or is threatened to be named a defendant in a legal proceeding by virtue of such person's position in the corporation or in an outside enterprise, but only if the person acted in good faith and reasonably believed, in the case of conduct in the person's official capacity, that the conduct was in or, in the case of all other conduct, that the conduct was not opposed to the corporation's best interest, and, in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. A person may be indemnified within the above limitations against judgments, fines, settlements, and reasonable expenses actually incurred. Generally, an officer, director, agent, or employee of a corporation or a person who serves at the corporation's request as an officer, director, agent, or employee of an outside enterprise may not be indemnified, however, against judgments, fines, and settlements incurred in a proceeding in which the person is found liable to the corporation or is found to have improperly received a personal benefit and may not be indemnified for expenses unless, and only to the extent that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for such expenses. A corporation must indemnify a director, officer, employee, or agent against reasonable expenses incurred in connection with a proceeding in which the person is a party because of the person's corporate position, if the person was successful, on the merits or otherwise, in the defense of the proceeding. Under certain circumstances, a corporation may also advance expenses to such person.

     Article 2.02-1 of the Texas Business Corporation Act also permits a corporation to purchase and maintain insurance or to make other arrangements on behalf of any of the above persons against any liability asserted against and incurred by the person in such capacity, or arising out of the person's status as such a person, whether or not the corporation would have the powers to indemnify the person against the liability under applicable law.

     The Company's Articles of Incorporation, as amended, provide that the Company's directors will have no personal liability to the Company or its shareholders for monetary damages for breach or alleged breach of the directors' duty of care. This provision has no effect on director liability for (i) a breach of the directors' duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith that constitute a breach of duty of a director or involving intentional misconduct or knowing violations of law, (iii) approval of any transaction from which a director derives an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. In addition, the Company's Articles of Incorporation, as amended, provide that any additional liabilities permitted to be eliminated by subsequent legislation will automatically be eliminated without further shareholder vote, unless additional shareholder approval is required by such legislation. Article VI of the Company's Bylaws also provides that the Company will indemnify its directors, officers, employees and agents to the fullest extent permitted by the Texas Business Corporation Act. The Company is generally required to indemnify its directors, officers, employees, and agents against all judgments, fines, settlements, legal fees, and other expenses incurred in connection with pending or threatened legal proceedings because of the person's position with the Company or another entity that the person serves at the Company's request, subject to certain conditions, and to advance funds to enable them to defend against such proceedings. In addition, the Bylaws contain certain provisions intended to facilitate receipt of such benefits.

     The Underwriting Agreement entered into by the Company and the Representatives in connection with this offering provides that the Representatives will indemnify the directors and officers of the Company against certain liabilities including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In May 1996, in connection with the GISE Acquisition, UniMark issued 782,614 shares of Common Stock to the holders of the outstanding shares of capital stock of GISE.

     In May 1996, in connection with the Simply Fresh Acquisition, UniMark issued 90,909 shares of Common Stock to the holders of the outstanding shares of capital stock of Simply Fresh.

     In January 1996, in connection with the Deli-Bon Acquisition, UniMark issued 28,510 shares of Common Stock to Gestion Michel Baribeau, Inc.

     Effective upon the Company's initial public offering in August 1994, holders of all the outstanding shares of capital stock of ICMOSA (the "ICMOSA Holders") exchanged all outstanding shares of ICMOSA stock for shares of UniMark's Common Stock (the "ICMOSA Exchange"). In connection with the ICMOSA Exchange, UniMark issued 1,300,950 shares of Common Stock to the ICMOSA Holders, representing approximately 43.4 percent of UniMark's Common Stock outstanding immediately prior to the offering or approximately 28 percent of UniMark's Common Stock outstanding immediately after the offering. All of the ICMOSA Holders are Mexican nationals and none are citizens or residents of the United States. As part of the ICMOSA Exchange, each ICMOSA Holder has agreed not to sell any shares of UniMark Common Stock in the United States without the consent of UniMark for a period of two years.

     Exemption from registration with respect to the above-described sales was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering, under Rules 506 promulgated under the Securities Act and Regulation S under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER                                       EXHIBIT
- ------                                       -------
  1.0     -- Form of Underwriting Agreement(7)
  3.1     -- Articles of Incorporation of The UniMark Group, Inc., as amended(1)
  3.2     -- Amended and Restated Bylaws of The UniMark Group, Inc.(1)
  3.3     -- Articles of Exchange of The UniMark Group, Inc.(1)
  4.1     -- Specimen Stock Certificate(1)
  4.4     -- Form of Underwriters' Warrant and Registration Agreement(1)
  5.1     -- Opinion of Jordaan, Howard & Pennington, PLLC as to the validity of the issuance of the securities registered hereby (including consent)(7)
 10.1     -- The UniMark Group, Inc. 1994 Employee Stock Option Plan(1)
 10.2     -- The UniMark Group, Inc. 1994 Stock Option Plan for Directors(1)

EXHIBIT
NUMBER                                       EXHIBIT
- ------                                       -------
 10.3     -- Stock Exchange Agreement between The UniMark Group, Inc. and the stockholders of
             Industria Citricolas de Montemorelos, S.A. de C.V.(1)
 10.4     -- Citrus Grove Lease Agreement(1)
 10.6     -- License Agreement between Pacific Rim Marketing, Ltd. and The UniMark Group, Inc.
             dated effective April 14, 1994(1)
 10.7     -- Loan Agreement between The UniMark Group, Inc. et al and Southwest Bank dated
             September 4, 1994(1)
 10.8     -- Assumption Agreement between the UniMark Foods, Inc., Jorn Budde and Texas Commerce
             Bank -- Rio Grande dated May 17, 1991, with related documents.(1)
 10.10    -- Lease Agreement between UniMark Foods, Inc. and Jorn and Doreen Budde dated
             September 1, 1991(1)
 10.11    -- Lease Agreement between UniMark Foods, Inc. and Terry Speer dated July 1, 1991(1)
 10.12    -- Loan Agreement between The UniMark Group, Inc., et al and Southwest Bank dated
             April 30, 1994(1)
 10.13    -- Asset Operating Agreement between the Registrant and Industrias Horticolas de
             Montemorelos, S.A. de C.V.(2)
 10.14    -- Lease agreement among Hector Gerardo Castagne Maitret, Carlos Courturier Arellano,
             Mauro Alberto Salazar Rangel, Miguel Angel Salazar Rangel, Alejandrina Trevino
             Garcia, Gerardo Trevino Garcia, Jorge Maitret and Industrias Citricolas de
             Montemorelos, S.A. de C.V.(2)
 10.15    -- Contract of Purchase and Sale between Empacadora Tropifrescos, Sociedad Anonima de
             Capital Variable and Industrias Citricolas de Montemorelos, S.A. de C.V.(2)
 10.16    -- Lease Agreement between Industrias Citricolas de Montemorelos, S.A. de C.V. and
             Valpak, S.A. de C.V. dated July 1, 1995(3)
 10.17    -- Asset Operating Agreement between Industrial Citricolas de Montemorelos, S.A. de
             C.V. and Empacadora de Naranjas Azteca, S.A. de C.V. dated July 1, 1995(3)
 10.18    -- Contract for Operation, Administration, and Purchase and Sale of Fruit between
             Industrial Citricolas de Montemorelos, S.A. de C.V. and Mr. Jorge Croda Manica
             ("Las Tunas") dated July 1, 1995(3)
 10.19    -- Lease Contract between Industrial Citricolas de Montemorelos, S.A. de C.V. and Mr.
             Mauro Alberto Salazar Rangel and Mr. Miguel Angel Salazar Rangel ("Huerta Loma
             Bonita") dated 1995(3)
 10.20    -- Unilateral Recognition of Indebtedness and Granting of Revolving Collateral between
             Industrial Citricolas de Montemorelos, S.A. de C.V. and Rabobank Curacao N.V. dated
             September 20, 1995(3)
 10.21    -- Amended and Restated Stock Purchase Agreement among The UniMark Group, Inc.,
             9029-4315 Quebec Inc., Michel Baribeau and Gestion Michel Baribeau Inc. dated
             January 3, 1996(4)
 10.22    -- Business Loan Agreement between Bank of America and UniMark Foods, Inc. dated
             December 18, 1995(3)
 10.23    -- Lease Agreement between Loma Bonita Partners and UniMark Foods, Inc. dated November
             28, 1995(3)
 10.24    -- Lease Agreement between The UniMark Group, Inc. and Grosnez Partners dated January
             1, 1996(3)
 10.25    -- Rural Property Sublease Agreement between Industrial Citricolas de Montemorelos,
             S.A. de C.V. and Lorenzo Uruiza Lopez dated October 23, 1995(3)
 10.26    -- Purchase Agreement between Industrial Citricolas de Montemorelos, S.A. de C.V. and
             Jose Enrique Alfonso Perez Rodriquez dated October 23, 1995(3)
 10.27    -- Stock Purchase Agreement between The UniMark Group, Inc. and the stockholders of
             Grupo Industrial Santa Engracia dated April 30, 1996(6)
 10.28    -- Stock Purchase Agreement between The UniMark Group, Inc., UniMark Foods, Inc., Sam
             Perricone Children's Trust -- 1972, Sam Perricone and Mark Strongin dated May 9,
             1996(6)

EXHIBIT
NUMBER                                             EXHIBIT
- ------                                             -------
 10.29    -- Employment Agreement by and between Grupo Industrial Santa Engracia, S.A. de C.V.
             and Ing Jose Ma Martinez Brokez dated as of May 9, 1996.(7)
 11       -- Statement regarding computation of per share earnings(5)
 21       -- Subsidiaries of the Registrant(7)
 23.1     -- Consent of Ernst & Young LLP(7)
 23.2     -- Consent of Laberge Lafleur(7)
 23.3     -- Consent of Mancera, S.C. Ernst & Young(7)
 23.4     -- Consent of Garza, Jasso y Asociados(7)
 23.5     -- Consent of Jordaan, Howard & Pennington contained in its opinion filed as Exhibit
             5.1 hereto
 24       -- Power of Attorney (See signature page)
 27       -- Financial Data Schedule(7)

- ---------------

(1) Previously filed as the same numbered Exhibit to the Registrant's Registration Statement on Form SB-2, as amended, SEC Registration No. 33-78352-D.

(2) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994.

(3) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1995.

(4) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K dated January 16, 1995.

(5) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

(6) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K dated May 10, 1996.

(7) Filed herewith.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes it will:

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bartonville, State of Texas, on May 9, 1996:

The UniMark Group, Inc.
(Registrant)

By:               /s/  JORN BUDDE                By:               /s/  KEITH FORD
     -----------------------------------------        -----------------------------------------
                    Jorn Budde                                       Keith Ford
       President and Chief Executive Officer          Vice President -- Finance, Secretary and
           (Principal Executive Officer)                 Treasurer (Principal Financial and
                                                                 Accounting Officer)

                               POWER OF ATTORNEY

     Each of the undersigned hereby appoints Jorn Budde and Keith Ford, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for and in their name, place and stead of the undersigned, in any and all capacities to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or the transactions contemplated herein. In accordance with the requirements of the Securities Exchange Act of 1933, this registration statement was signed below by the following persons on behalf of the registrant and in the capacities and on the dates stated:

                  SIGNATURE                                   TITLE                     DATE
- ---------------------------------------------   ---------------------------------   ------------
            /s/  JORN BUDDE                     President, Chief Executive           May 9, 1996
- ---------------------------------------------     Officer and Director
                 Jorn Budde

      /s/  RAFAEL VAQUERO BAZAN                 Chief Operating Officer and          May 9, 1996
- ---------------------------------------------     Director
           Rafael Vaquero Bazan

         /s/  EDWARD A. STONE                     Director                             May 9, 1996
- ---------------------------------------------
              Edward A. Stone

      /s/  EDUARDO VAQUERO BAZAN                  Director                             May 9, 1996
- ---------------------------------------------
           Eduardo Vaquero Bazan

      /s/  PEDRO VAQUERO GARCIA                   Director (Honorary Chairman)         May 9, 1996
- ---------------------------------------------
           Pedro Vaquero Garcia

     /s/  FERNANDO CAMACHO CASAS                  Director                             May 9, 1996
- ---------------------------------------------
          Fernando Camacho Casas

         /s/  JAKES JORDAAN                       Director                             May 9, 1996
- ---------------------------------------------
              Jakes Jordaan

                              INDEX TO EXHIBITS

EXHIBIT
NUMBER                                             EXHIBIT
- ------       -----------------------------------------------------------------------------------
  1.0     -- Form of Underwriting Agreement
  5.1     -- Opinion of Jordaan, Howard & Pennington, PLLC as to the validity of the issuance of the securities registered hereby (including consent)
 10.29    -- Employment Agreement by and between Grupo Industrial Santa Engracia, S.A. de C.V.
             and Ing Jose Ma Martinez Brokez dated as of May 9, 1996.
 21       -- Subsidiaries of the Registrant
 23.1     -- Consent of Ernst & Young LLP
 23.2     -- Consent of Laberge Lafleur
 23.3     -- Consent of Mancera, S.C. Ernst & Young
 23.4     -- Consent of Garza, Jasso y Asociados
 27       -- Financial Data Schedule